Exhibit 2.2

Execution Copy

CONTRIBUTION AGREEMENT

Dated as of June 23, 2021

by and between

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.

GRIFFIN-AMERICAN HEALTHCARE REIT III HOLDINGS, LP

and

GRIFFIN CAPITAL COMPANY, LLC

AMERICAN HEALTHCARE INVESTORS, LLC

PLATFORM HEALTHCARE INVESTOR T-II, LLC

FLAHERTY TRUST

JEFFREY T. HANSON

DANNY PROSKY

MATHIEU B. STREIFF

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	2
1.1	Definitions	2
1.2	Additional Defined Terms	15
SECTION 2.	PRE-CLOSING CONTRIBUTIONS	17
2.1	Pre-Closing Contributions	17
2.2	Consents Relating to Contributed Assets	20
SECTION 3.	CLOSING CONTRIBUTION	21
3.1	Contribution of NewCo	21
3.2	Estimated Closing Statement and Post-Closing Adjustment	21
3.3	Closing Date Payment	23
3.4	Earnout	24
3.5	Withholding	29
3.6	Restrictive Legend	29
SECTION 4.	THE CLOSING	30
4.1	Closing	30
4.2	Deliveries at Closing	31
4.3	Tax Treatment	32
SECTION 5.	REPRESENTATIONS AND WARRANTIES OF AHI	33
5.1	Organization and Qualification	33
5.2	Authority; Approvals	33
5.3	Title to the Contributed Assets	34
5.4	No Conflicts	35
5.5	Consents and Filings	35
5.6	Absence of Certain Changes	35
5.7	Proceedings	35
5.8	Compliance with Laws	36
5.9	Tax Matters	36
5.10	Employees	37
5.11	Financial Statements	40
5.12	Undisclosed Liabilities	41
5.13	Material Contracts	41
5.14	Fees and Expenses of Brokers	43
5.15	Intellectual Property	43
5.16	Property	44
5.17	Information for Proxy Statement	45
5.18	Insurance	45
5.19	The Sponsored Investment Fund	45
5.20	Corruption Laws; Pay-to-Play	46
5.21	OFAC and Export Control	46
5.22	Personal Information	47
5.23	Sufficiency of Assets and Personnel	47
5.24	Affiliated Party Contracts	48
5.25	No Other Representations or Warranties	48

SECTION 6.	REPRESENTATIONS AND WARRANTIES OF GRIFFIN CAPITAL	48
6.1	Organization and Qualification	48
6.2	Authority; Approvals	49
6.3	Title to the Griffin Interest	49
6.4	No Conflicts	50
6.5	Consents and Filings	51
6.6	Proceedings	51
6.7	Tax Matters	51
6.8	Material Contracts	52
6.9	Fees and Expenses of Brokers	52
6.10	Information for Proxy Statement	53
6.11	No Other Representations or Warranties	53
6.12	Contributed Assets	53
SECTION 7.	REPRESENTATIONS AND WARRANTIES OF GAHR III AND GAHR III OP	53
7.1	Organization and Qualification	53
7.2	Authority; Board and Special Committee Approvals	54
7.3	No Conflicts	55
7.4	Consents and Filings	55
7.5	Capitalization	55
7.6	Information for Proxy Statement	56
7.7	Opinion of Financial Advisor	56
7.8	Tax Status	56
7.9	Investment Company Act	56
7.10	Fees and Expenses of Brokers	56
7.11	No Other Representations or Warranties	57
SECTION 8.	OTHER COVENANTS AND AGREEMENTS	57
8.1	Public Announcement	57
8.2	Conduct of the Contributed Business	57
8.3	Conduct of Business of GAHR III	60
8.4	No Changes to GAHR III Advisory Agreement	60
8.5	Charter Amendment; Amendment to Certificate of Formation	60
8.6	Transfer Taxes	60
8.7	Retention of and Access to Records	61
8.8	Preparation of the Proxy Statement; GAHR III Stockholders Meeting	61
8.9	Change of Recommendation	61
8.10	Reasonable Best Efforts; Expenses	62
8.11	Directors’ and Officers’ Insurance and Indemnification	63
8.12	Tax Return Filings	64
8.13	Section 704(c) Method; Cooperation	64
8.14	Section 16 Filings	65
8.15	Offer Letters; Employment Matters	65
8.16	Assumption of Obligations in The Merger	66
8.17	Right to Nominate Directors	66

8.18	Payment of Closing Date Transaction Expenses and Closing Date Unpaid Indebtedness	66
8.19	Redemption of OP Partnership Units	67
SECTION 9.	CONDITIONS	67
9.1	Conditions to Each Party’s Obligations	67
9.2	Conditions to Obligations of GAHR III and GAHR III OP	67
9.3	Conditions to Obligations of the Sponsors	69
SECTION 10.	TERMINATION; EFFECT OF TERMINATION	69
10.1	Termination	69
10.2	Effect of Termination	70
SECTION 11.	SURVIVAL AND INDEMNIFICATION	70
11.1	Survival	70
11.2	Indemnification of the Sponsor Indemnified Persons	71
11.3	Indemnification of GAHR III Indemnified Persons	72
11.4	Limitations on Indemnification; Offset	72
11.5	Indemnification Claims	74
11.6	Third Party Claims; Procedures	74
11.7	Form of Payment	76
11.8	Exclusive Remedy	76
11.9	Tax Treatment of Payment	76
SECTION 12.	MISCELLANEOUS PROVISIONS	76
12.1	Interpretation and Usage	76
12.2	Amendment and Modification	78
12.3	Waiver of Compliance; Consents	78
12.4	Actions of GAHR III; Authority of the Sponsor Representative	78
12.5	Expenses	79
12.6	No Third-Party Beneficiaries	79
12.7	No Circumvention	80
12.8	Notices	80
12.9	Assignment	81
12.10	Governing Law and Venue	82
12.11	Counterparts	82
12.12	Specific Performance	82
12.13	Entire Agreement	83
12.14	Severability	83
12.15	WAIVER OF JURY TRIAL	83

SCHEDULES

Schedule 1.1-A – Applicable Closing Date Proceeds Percentage

Schedule 1.1-B – Applicable Earnout Percentage

Schedule 1.1-C – Exclusions to Transaction Expenses

Schedule 2.2(c)(vi) – Retained Assets

Schedule 8.15-A – Offer Employees

Schedule 8.15-B – Employment Compensation Terms

Schedule 9.2(f) – AHI Employees

EXHIBITS

Exhibit A – Merger Agreement

Exhibit B – Pre-Merger OP Operating Agreement

Exhibit C – Post-Merger OP Operating Agreement

Exhibit D – Cash Redemption Right Waiver Letter

Exhibit E – Form of Offer Letter

Exhibit F – Expense Reimbursement Side Letter

Exhibit G – GAHR III Charter Amendment

Exhibit H-1 – OP Unit Assignment Agreement (for GAHR III)

Exhibit H-2 – OP Unit Assignment Agreement (for GAHR IV)

Exhibit I-1 – OP Unit Repurchase Agreement (for GAHR III)

Exhibit I-2 – OP Unit Repurchase Agreement (for GAHR IV)

Exhibit J – Registration Rights Agreement

Exhibit K-1 – REIT Stock Repurchase Agreement (for GAHR III Stock)

Exhibit K-2 – REIT Stock Purchase Agreement (for GAHR IV Stock)

Exhibit L – Form of Restrictive Covenant Agreement

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), is entered into as of June 23, 2021, by and between Griffin-American Healthcare REIT III, Inc., a Maryland corporation (“GAHR III”), and Griffin-American Healthcare REIT III Holdings, LP, a Delaware limited partnership (“GAHR III OP”), on the one hand, and Griffin Capital Company, LLC, a Delaware limited liability company (“Griffin Capital”), and American Healthcare Investors, LLC, a Delaware limited liability company (“AHI” and together with Griffin Capital, individually a “Sponsor” and jointly, the “Sponsors”), on the other hand, and solely for purposes of Sections 3.4(b) and 11 hereof, Flaherty Trust, dated September 25, 1997, as amended (“Flaherty Trust”), Jeffrey T. Hanson, Danny Prosky and Mathieu B. Streiff (Messrs. Hanson, Prosky and Streiff, collectively, the “AHI Principals”), and solely for purposes of Section 11 hereof, Platform Healthcare Investor T-II, LLC, a Delaware limited liability company (“Colony”, and together with Flaherty Trust and the AHI Principals, each an “Additional Indemnitor” and collectively, the “Additional Indemnitors”). AHI is also party to this Agreement in its capacity as the initial Sponsor Representative (as defined below). Capitalized terms used in the recitals hereof shall have the meanings assigned to them later in this Agreement.

WHEREAS, upon the terms and conditions set forth in this Agreement, prior to the Closing, the Sponsors will cause the following to occur:

1.

The Sponsor Contributor Entities will contribute to Griffin-American Strategic Holdings, LLC, a Delaware limited liability company (“HoldCo”), in exchange for newly issued membership interests of HoldCo, and HoldCo will acquire from each of the Sponsor Contributor Entities, the Contributed Assets; and

2.

HoldCo will then contribute to American Healthcare Opps Holdings, LLC, a Delaware limited liability company (“NewCo”), in exchange for newly issued membership interests of NewCo (the “NewCo Interests”), and NewCo will acquire from HoldCo, the Contributed Assets.

WHEREAS, upon the terms and conditions set forth in this Agreement, at the Closing, each Sponsor will cause its respective Sponsor Contributor Entities to in turn cause HoldCo to contribute to GAHR III OP, and GAHR III OP will acquire from HoldCo, the NewCo Interests in exchange for the Total Consideration;

WHEREAS, immediately following the Closing:

1.

GAHR III intends to merge (the “REIT Merger”) with and into a wholly-owned subsidiary (the “Merger Sub”) of Griffin-American Healthcare REIT IV, Inc., a Maryland corporation (“GAHR IV”), pursuant to a merger agreement entered into substantially concurrent herewith currently in the form attached as Exhibit A hereto (as amended or modified from time to time, the “Merger Agreement”), with the Merger Sub surviving such merger, and whereby each issued and outstanding share of GAHR III will be canceled and exchanged for 0.9266 newly issued shares of Class I Common Stock, par value $0.01 per share, of GAHR IV (such 1:0.9266 ratio, as it may be adjusted in accordance with the Merger Agreement, the “Merger Exchange Ratio”), subject to the treatment of any fractional shares as set forth in the Merger Agreement;

2.

Immediately following the REIT Merger, Griffin-American Healthcare REIT IV Holdings, LP, a Delaware limited partnership that is GAHR IV’s existing operating partnership (“GAHR IV OP”), then intends to merge with and into GAHR III OP, with GAHR III OP surviving such merger, and with the Merger Sub as its general partner (the “OP Merger”);

3.

At the Closing (and prior to the REIT Merger), the limited partnership agreement of GAHR III OP will become effective in the form of Amended and Restated Agreement of Limited Partnership attached hereto as Exhibit B (the “Pre-Merger OP Operating Agreement”), and thereafter on the Closing Date, GAHR III OP will be renamed to “American Healthcare REIT Holdings, LP”; and

4.

Immediately following the OP Merger, the limited partnership agreement of American Healthcare REIT Holdings, LP will become effective in the form of Second Amended and Restated Agreement of Limited Partnership attached hereto as Exhibit C (the “Post-Merger OP Operating Agreement”); and

WHEREAS, the board of directors of GAHR III (the “GAHR III Board”), based on the recommendation of a duly authorized and fully empowered committee of the GAHR III Board comprised solely of independent and disinterested directors of GAHR III (the “Special Committee”), has determined that entry into this Agreement and the Ancillary Documents to which GAHR III and/or GAHR III OP is a party and the consummation of the transactions contemplated hereby and thereby are in the best interests of GAHR III, and has further resolved to recommend that GAHR III’s stockholders approve the GAHR III Charter Amendment, which approval is a condition to the consummation of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

SECTION 1. DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth below:

“Accounting Firm” means a nationally recognized independent accounting firm that is mutually acceptable to GAHR III and the Sponsor Representative.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Advisory Agreements” means the GAHR III Advisory Agreement and GAHR IV Advisory Agreement.

“Affiliate” means, with respect to a specified Person, any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the specified Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise. For the avoidance of doubt, (i) GAHR III and its Subsidiaries, on the one hand, and the Sponsors and their respective Subsidiaries, on the other hand, shall not be deemed Affiliates of the other for purposes of this Agreement and (ii) no investment fund or similar commingled investment vehicle or investment product managed or proposed to be managed by AHI shall be deemed an Affiliate of GAHR III prior to the Closing. For the avoidance of doubt, each of HoldCo, its Subsidiaries (including NewCo), GAHR III Advisor and GAHR IV Advisor are Affiliates of each of Griffin Capital and AHI, and vice versa, prior to the Closing.

“AHI Contributor” means each of (i) AHI GAHR III Holdings LP, a Delaware limited partnership, and (ii) AHI GAHR IV Holdings LP, a Delaware limited partnership, and the term “AHI Contributors” refers to them collectively.

“Ancillary Documents” means the Employment Letters, the Offer Letters, the Registration Rights Agreement, the OP Unit Assignment Agreements, the OP Unit Repurchase Agreements, the Restrictive Covenant Agreements, the Expense Reimbursement Side Letter, the Pre-Merger OP Operating Agreement, the Post-Merger OP Operating Agreement, the REIT Stock Repurchase Agreements and the Cash Redemption Right Waiver Letter.

“Applicable Closing Date Proceeds Percentage” means, with respect to each Sponsor and Additional Indemnitor, the percentage set forth in Schedule 1.1-A hereto.

“Applicable Earnout Percentage” means, with respect to each of the AHI Principals and Flaherty Trust, the percentage set forth in Schedule 1.1-B hereto.

“Assets” means, with respect to any Person, any and all of such Person’s right, title and ownership interest in and to all properties, assets, claims, Contracts and businesses of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, and wherever located (including in the possession of vendors or other third parties or elsewhere), in each case whether or not recorded or reflected on the books and records or financial statements of such Person.

“Assigned Contracts” means, collectively, all Contracts to which the Sponsors are party or under which the Sponsors are bound, relating to, resulting from or arising out of the operation or conduct of the Contributed Business, or to which any Contributed Assets are subject, including all Material Contracts and all Contracts provided to GAHR III and GAHR III OP in the Data Room.

“Authority” means any U.S. or non-U.S. federal, state, provincial, local or other governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority, and including any applicable self-regulatory organization or securities exchange.

“Benefit Plan” means each (i) employee benefit plan (as defined in Section 3(3) of ERISA, whether or not such plan is subject to ERISA), (ii) other employment, consulting or other service, compensation, bonus, incentive, deferred compensation, pension, profit sharing, retirement, equity or equity-based award (including profits interests), change in control, severance, salary continuation, retention, termination pay or similar plan, contract, program, fund, policy, practice, arrangement or agreement, and (iii) other life, medical, dental, vision, disability or other welfare or employee benefit insurance, vacation, or fringe benefit plan, contract, program, fund, policy, practice, arrangement or agreement, and any trust, escrow or similar agreement related to any of the foregoing, whether or not funded.

“Business Day” means any day other than (a) Saturday and Sunday or (b) any other day on which banks in New York, New York or Los Angeles, California are permitted or required to be closed.

“Business Employees” means employees of AHI and its Subsidiaries who render services to the Contributed Business (including any new or replacement employees who become employees of NewCo) as of the Closing.

“Business Material Adverse Change” means any change that, individually or in the aggregate, (A) has a material adverse effect on the business, Assets, results of operations, cash flows, properties, or condition (financial or otherwise), taken as a whole, of the Contributed Business, or (B) materially impairs or delays the ability of the Sponsors to consummate the transactions contemplated by this Agreement, other than, in the case of the foregoing clause (A), any change that results from or is related to (i) general economic, capital market, financial, political or regulatory conditions or local, regional, national or international conditions in any of the industries in which the Contributed Business is conducted, including changes in interest or exchange rates, (ii) an occurrence, outbreak, escalation or material worsening of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing, (iii) changes in Law, GAAP or other applicable accounting standards or the interpretations thereof and (iv) acts of God or other calamities, including any fires, earthquakes, hurricanes, tornadoes and epidemics (including COVID-19) and any other Law, directive or recommendation by an Authority in response thereto or other natural or manmade disasters or other force majeure event (provided, that with respect to clauses (i)—(iv), any such change shall be taken into account for purposes of determining if a Business Material Adverse Change has or is reasonably expected to have occurred to the extent such change, individually or in the aggregate, has a disproportionate impact on the Contributed Business, taken as a whole, relative to other Persons in the industry in which the Contributed Business is conducted).

“Calculation Time” means as of immediately prior to the Closing.

“Cash” means cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts.

“Cash Redemption Right Waiver Letter” means the letter agreement (to be entered into at the Closing) pursuant to which each of the AHI Principals and Griffin Capital shall waive their cash redemption rights otherwise available to them under Section 8.6(l) of each of the Pre-Merger OP Operating Agreement and Post-Merger OP Operating Agreement, which letter agreement will be in the form attached hereto as Exhibit D.

“Cause” means any of the following: (a) the willful fraud or material dishonesty of the applicable AHI Principal in connection with the performance of his duties to GAHR III or its Affiliates (or GAHR IV or its Affiliates following the REIT Merger); (b) the deliberate or intentional failure by him to substantially perform his duties to GAHR III or its Affiliates (or GAHR IV or its Affiliates following the REIT Merger) (other than his failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure after he has issued a notice of termination for Good Reason) after a written notice is delivered to him by GAHR III (or GAHR IV following the REIT Merger) which demand specifically identifies the manner in which GAHR III (or GAHR IV following the REIT Merger) believes he has not substantially performed his duties; (c) willful misconduct or gross negligence by him that has a substantial adverse effect on the reputation, goodwill or business operations of GAHR III or its Affiliates (or GAHR IV or its Affiliates following the REIT Merger); (d) willful and material disclosure of confidential information or trade secrets belong to GAHR III or its Affiliates (or GAHR IV or its Affiliates following the REIT Merger); (e) a breach by him of his Restrictive Covenant Agreement or any other similar agreement or restriction to which he is subject with GAHR III or its Affiliates (or GAHR IV or its Affiliates following the REIT Merger); (f) a violation of any of the policies of GAHR III or its Affiliates (or GAHR IV or its Affiliates following the REIT Merger) prohibiting harassment or discrimination in the workplace; or (g) his conviction of, or plea of no contest to a charge of commission of, a felony (excluding traffic violations) or crime of moral turpitude. For purposes of this definition, no act or failure to act will be considered “willful” unless it is done or omitted to be done by the AHI Principal in bad faith or without reasonable belief that his action or omission was in the best interests of GAHR III or its Affiliates (or GAHR IV or its Affiliates following the REIT Merger). Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the GAHR III Board or based upon the advice of counsel for GAHR III (or GAHR IV following the REIT Merger) will be presumed to be done, or omitted to be done, by the AHI Principal in good faith and in the best interests of GAHR III and its Affiliates (or GAHR IV and its Affiliates following the REIT Merger). In order for the termination of an AHI Principal’s employment to constitute a termination for “Cause,” GAHR III or its Affiliates (or GAHR IV or its Affiliates following the REIT Merger) shall have first given written notice of the alleged grounds purporting to constitute Cause (which notice must be given within sixty (60) days following GAHR III’s actual knowledge of the grounds purporting to constitute Cause) and the same shall not have been cured (if capable of cure) within thirty (30) calendar days following such written notice.

“Closing Date Cash” means the aggregate amount of all Cash held by NewCo as of immediately prior to the Closing (after giving effect to the Sponsor to HoldCo Pre-Closing Contributions and the HoldCo to NewCo Pre-Closing Contributions) determined in accordance with GAAP.

“Closing Date Consideration” means a number of OP Partnership Units (consisting of the Series and classifications as set forth in Section 3.3 hereof, with each Series and classification rounded to the nearest whole unit) equal to (i) the Closing Date Value divided by (ii) the Reference NAV Per Unit.

“Closing Date Unpaid Indebtedness” shall mean all Indebtedness of NewCo that remains unpaid as of immediately prior to the Closing (after giving effect to the Sponsor to HoldCo Pre-Closing Contributions and the HoldCo to NewCo Pre-Closing Contributions).

“Closing Date Unpaid Transaction Expenses” means the unpaid Transaction Expenses of NewCo or its Subsidiaries as of the Closing.

“Closing Date Value” means the sum of (A) the Reference Value, plus (B) the Estimated Closing Date Cash, minus (C) the Estimated Closing Date Unpaid Indebtedness, minus (D) the Estimated Closing Date Unpaid Transaction Expenses, plus (E) the Working Capital Adjustment Amount (if any), which may be a positive or negative number.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of January 21, 2021, by and among AHI, GAHR III and GAHR III Advisor.

“Consent” means any consent, approval, ratification, waiver or other authorization.

“Contract” means any agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“Contributed Benefit Plan” means a Benefit Plan in which any current or former employee, officer, director or independent contractor of NewCo is eligible to participate and (x) that is either sponsored or maintained by NewCo, GAHR III Advisor or GAHR IV Advisor, as applicable (y) to which HoldCo, NewCo, GAHR III Advisor, or GAHR IV Advisor, as applicable, is a party or contributes or is required to contribute, pay premiums or make other payments, but in each case excluding any such Benefit Plan that is mandated by an Authority, or (z) with respect to which NewCo, GAHR III Advisor, GAHR IV Advisor or any of their ERISA Affiliates has any liability or reasonably expects to have liability (contingent or otherwise).

“Contributed Business” means the business conducted by AHI and its Subsidiaries, including, without limitation, the business of real estate program sponsorship and the provision of investment management services and sponsorship of real estate investment funds (including the Sponsored Investment Fund), capital markets advisory services, asset acquisition services, asset and property management services, accounting and financial reporting services, financing services, disposition services, IT services and other ancillary services.

“Copyright” means any registered or unregistered writing or other work of authorship, including, without limitation, all works recognized as copyrighted or copyrightable under the U.S. Copyright Act, regardless of format or media, and all applications and registrations relating thereto.

“Current Assets” means the sum of the value of all Assets of NewCo as of immediately prior to the Closing (after giving effect to the Sponsor to HoldCo Pre-Closing Contributions and the HoldCo to NewCo Pre-Closing Contributions) to the extent that such Assets are reasonably expected to be realized in cash or sold or consumed within one year following Closing, which Assets will be calculated consistent with GAAP and are expected to include (i) accounts receivable, (ii) prepaid Assets, (iii) security deposits for the benefit of NewCo related to any Leased Real Property, (iv) unpaid fees and expense reimbursements owed by GAHR III to

GAHR III Advisor and/or its Affiliates as of the Closing under the GAHR III Advisory Agreement, (v) unpaid fees and expense reimbursements owed by GAHR IV to GAHR IV Advisor and/or its Affiliates as of the Closing under the GAHR IV Advisory Agreement, (vi) unpaid investment management and other fees owed to AHI in respect of their services to the Sponsored Investment Fund and (vii) other current Assets in accordance with GAAP. For the avoidance of doubt, “Current Assets” shall not include Cash.

“Current Liabilities” means the sum of the value of all Liabilities of NewCo as of immediately prior to the Closing (after giving effect to the Sponsor to HoldCo Pre-Closing Contributions and the HoldCo to NewCo Pre-Closing Contributions) to the extent that such Liabilities are reasonably expected to be settled or earned within one year following Closing or are due upon demand, which Liabilities will be calculated consistent with GAAP and are expected to include (i) accounts payable, (ii) accrued but unpaid bonuses (including for prorated bonuses for the portion of any calendar year in which the Closing occurs) or any type of change of control, severance, retention or similar bonuses, whether or not accrued or payable in connection with the Closing, (iii) accrued salaries (including for paid time off in respect of the period prior to and ending on the Closing Date) and payroll Taxes, (iv) deferred revenue expected to be earned within one year of Closing and (v) other current Liabilities in accordance with GAAP. For the purposes of calculating the Estimated and Actual Closing Date Working Capital, “Current Liabilities” shall not include (A) Closing Date Unpaid Indebtedness or (B) any Liability for the Transaction Expenses.

“Employment Letters” means collectively, the offer letters (to be entered into at the Closing) delivered by NewCo to the AHI Principals and accepted by each of them, in the form as attached as Exhibit E hereto, and containing compensation terms that are consistent with those set forth on Schedule 8.15-B, which Employment Letters and compensation terms shall become effective as of the Closing.

“Encumbrance” means, with respect to any Asset or security, any mortgage, deed of trust, lien, pledge, charge, security interest, conditional sale or other security arrangement, collateral assignment, adverse claim of title, ownership or right to use, restriction (including transfer restriction), right of first refusal or offer or other encumbrance of any kind in respect of such Asset or security.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person who, together with the applicable Person, is or has ever been deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA or who is or has ever been under common control with the applicable Person (within the meaning of Section 414 of the Code) or a member of an affiliated service group with the applicable Person within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Reimbursement Side Letter” means the letter agreement dated as of the date hereof between GAHR III and GAHR III Advisor pursuant to which GAHR III Advisor has agreed to reimburse GAHR III for its costs in pursuit of the REIT Merger in the event that the stockholders of GAHR III do not approve the REIT Merger, which agreement is attached hereto as Exhibit F.

“GAAP” means accounting principles generally accepted in the United States, and consistently applied in accordance with past practice.

“GAHR III Advisor” means Griffin-American Healthcare REIT III Advisor, LLC, a Delaware limited liability company.

“GAHR III Advisory Agreement” means the Advisory Agreement dated as of February 26, 2014, by and among GAHR III, GAHR III OP and GAHR III Advisor, as amended or modified.

“GAHR III Charter” means the Articles of Amendment and Restatement of GAHR III dated January 15, 2014.

“GAHR III Charter Amendment” means the amendments to the GAHR III Charter that GAHR III will propose to its stockholders for their approval (to remove Section 9.12 thereof in its entirety and to remove the last sentence of Section 11.1 thereof), which GAHR III Charter Amendment will be in substantially the form attached hereto as Exhibit G.

“GAHR III Material Adverse Change” means any change that, individually or in the aggregate, (A) has a material adverse effect on the business, Assets, results of operations, cash flows, properties, or condition (financial or otherwise), taken as a whole, of GAHR III and its Subsidiaries, or (B) materially impairs or delays the ability of GAHR III and GAHR III OP to consummate the transactions contemplated by this Agreement, other than, in the case of the foregoing clause (A), any change that results from or is related to (i) general economic, capital market, financial, political or regulatory conditions or local, regional, national or international conditions in any of the industries in which GAHR III’s business is conducted, including changes in interest or exchange rates, (ii) an occurrence, outbreak, escalation or material worsening of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing, (iii) changes in Law, GAAP or other applicable accounting standards or the interpretations thereof and (iv) acts of God or other calamities, including any fires, earthquakes, hurricanes, tornadoes and epidemics (including COVID-19) and any other Law, directive or recommendation by an Authority in response thereto or other natural or manmade disasters or other force majeure event (provided, that with respect to clauses (i)—(iv), any such change shall be taken into account for purposes of determining if a GAHR III Material Adverse Change has or is reasonably expected to have occurred to the extent such change, individually or in the aggregate, has a disproportionate impact on GAHR III and its Subsidiaries, taken as a whole, relative to other Persons in the industry in which GAHR III and GAHR III OP conduct their business).

“GAHR IV Advisor” means Griffin-American Healthcare REIT IV Advisor, LLC, a Delaware limited liability company.

“GAHR IV Advisory Agreement” means the Advisory Agreement dated as of February 16, 2016 by and among GAHR IV, GAHR IV OP and GAHR IV Advisor, as amended or modified.

“Good Reason” means, without the applicable AHI Principal’s written consent: (a) a material diminution of his annual base salary, target annual cash performance bonus opportunity, target annual equity-based compensation opportunity or other annual incentive compensation opportunities, in each case, as in effect as of the Closing and as may be increased from time to time (other than in connection with an across-the-board reduction of compensation that does not exceed 10% of his then base salary and that is applied to all senior executives of GAHR III or its Affiliates (or GAHR IV or its Affiliates following the REIT Merger)); (b) a material reduction in his authority, title, duties or responsibilities; or (c) his being required to relocate his principal place of employment with GAHR III or its Affiliates (or GAHR IV or its Affiliates following the REIT Merger) more than thirty (30) miles from his principal place of employment as of the Closing, it being understood that (i) he may be required to travel frequently in connection with his position and that prolonged periods away from his principal residence shall not constitute Good Reason and (ii) a requirement to work from home or to return to the office after a prior requirement to work from home shall not constitute a required relocation of the Participant’s principal place of employment. A termination of employment by AHI Principal shall not be deemed to be for Good Reason unless (A) he gives GAHR III written notice describing the event or events that are the basis for such termination within sixty (60) calendar days after he knows or should have known of the initial occurrence of such event or events, (B) such grounds for termination (if susceptible to correction) are not corrected by GAHR III or its Affiliates (or GAHR IV or its Affiliates following the REIT Merger) within thirty (30) calendar days after GAHR III’s receipt of such notice (“Correction Period”), and (C) he terminates his employment no later than thirty (30) calendar days following the Correction Period. For the avoidance of doubt, the consummation of the transactions contemplated by this Agreement and the Merger Agreement shall not constitute or give rise to Good Reason.

“Griffin Contributor” means Griffin Capital Strategic Holdings Company, LLC, a Delaware limited liability company.

“Griffin Interest” means the 25% ownership interest held by the Griffin Contributor in each of GAHR III Advisor and GAHR IV Advisor.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication: (i) indebtedness of such Person for borrowed money; (ii) indebtedness for borrowed money of any other Person guaranteed in any manner by such Person; (iii) obligations of such Person as lessee under any leases which are required to be capitalized in accordance with GAAP, contingently or otherwise, as obligor or guarantor; (iv) all obligations to pay the deferred and unpaid purchase price of Assets, property and equipment which have been delivered, and (v) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangement that will be payable upon termination thereof (assuming they were terminated on the date of determination); provided, however, that “Indebtedness” shall not include any Transaction Expenses.

“Intellectual Property” means all intellectual property, including the following: (i) all Marks; (ii) all patents and patent applications, including any provisional, utility, continuation, continuation-in-part or divisional applications, and all reissues thereof and all reexamination certificates issuing therefrom; (iii) all Copyrights; (iv) all know-how or other trade secrets; (v) all software programs and related documentation; and (vi) the right to sue for and recover damages, assert, settle and/or release any claims or demands and obtain all other remedies and relief at law or equity for any past, present or future infringement or misappropriation of any of the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Management Services” means acting as an “investment adviser” within the meaning of the Advisers Act, and performing activities related or incidental thereto, including any services which involve the management of the Sponsored Investment Fund.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (i) with respect to AHI, any and all information which one or more of the AHI Principals actually knew of (after due inquiry), (ii) with respect to Griffin Capital, any and all information which one or more of Kevin Shields and Howard Hirsch actually knew of (after due inquiry), and (iii) with respect to GAHR III, any and all information which one or more of members of the Special Committee actually knew of (after due inquiry).

“Law” means any federal, state, provincial, local, municipal or other law, statute, constitution, principle of common law, ordinance, code, Permit, rule, regulation, policy, guideline, ruling, Order or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Authority.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Losses” means actual out-of-pocket losses, damages, Liabilities, costs or expenses, including reasonable attorneys’ fees.

“Mark” means any registered or unregistered trademark, service mark, trade name, product name, d/b/a, certification mark, Internet domain name, uniform resource locator, slogan, logo symbol, trade dress or other indicia of origin, and all applications or registrations relating thereto and all goodwill connected with the use thereof and symbolized thereby.

“OP Partnership Units” means Partnership Units (as defined in the Pre-Merger OP Operating Agreement) representing a Limited Partner Interest (as defined in the Pre-Merger OP Operating Agreement) of GAHR III OP.

“OP Unit Assignment Agreements” means (a) the Partnership Unit Transfer Agreement, by and among GAHR III Advisor, HoldCo, GAHR III and GAHR III OP (to be entered into and consummated prior to the Closing) relating to the transfer to HoldCo of interests in GAHR III OP then held by GAHR III Advisor and (b) the Partnership Unit Transfer Agreement, by and among GAHR IV Advisor, HoldCo, GAHR IV and GAHR IV OP (to be entered into and consummated prior to the Closing) relating to the transfer to HoldCo of interests in GAHR IV OP then held by GAHR IV Advisor, as set forth in Exhibits H-1 and H-2 hereto, respectively.

“OP Unit Repurchase Agreements” means (a) the OP Unit Repurchase Agreement (to be entered into at the Closing, and the consummation of which shall occur upon at the time set forth in Section 8.19 hereof) by and among HoldCo, GAHR III and GAHR III OP relating to the repurchase by GAHR III OP of interests in GAHR III OP then held by HoldCo (after giving effect to assignment contemplated by the applicable OP Unit Assignment Agreement) and (b) the OP Unit Repurchase Agreement (to be entered into at the Closing, and the consummation of which shall occur at the time set forth in Section 8.19 hereof) by and among HoldCo, GAHR IV and GAHR IV OP relating to the repurchase by GAHR IV OP of interests in GAHR IV OP then held by HoldCo (after giving effect to assignment contemplated by the applicable OP Unit Assignment Agreement), as set forth in Exhibits I-1 and I-2 hereto, respectively.

“Order” means any order, writ, injunction, judgment, decree, ruling, assessment or arbitration award of any Authority or arbitrator.

“Ordinary Course of Business” means, with respect to a specified Person, an action that is consistent with the past practices of such Person and is taken in the ordinary course of such Person’s normal operations (including, any reasonable action that, based on the Person’s good faith business judgment, is necessary to respond to COVID-19 or the effects thereof).

“Organizational Document” means, as to any Person, its certificate or articles of incorporation, its regulations or by-laws or any equivalent documents under the Law of such Person’s jurisdiction of formation.

“Permit” means any license, franchise, approval, registration, consent, exemption, variance, waiver, authorization, certification, listing or permit issued, granted, given or otherwise made available by or under the authority of any Authority.

“Permitted Encumbrance” means (i) (a) Encumbrances for Taxes not yet subject to penalties for nonpayment or which are being actively contested in good faith by appropriate proceedings, (b) statutory liens of landlords and mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Encumbrances and security obligations that are not delinquent, (c) rights granted to any licensee of any Intellectual Property in the Ordinary Course of Business, and (d) requirements and restrictions of zoning, land use, building, environmental and other Laws, (ii) Encumbrances and other recorded and unrecorded monetary and non-monetary Encumbrances set forth in any title policy or title report or survey (or any update of a title policy, title report or survey) provided to GAHR III prior to the date hereof with respect to the Leased Real Property, and (iii) liens created by the owner of the fee simple interest in the Leased Real Property that affect the underlying fee simple interest of the Leased Real Property but that do not materially impair the operations of the Contributed Business as currently conducted thereon.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity (including any Authority).

“Proceeding” means any action, arbitration, audit, non-routine examination, hearing, mediation, claim, investigation, inquiry, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Authority or arbitrator.

“Real Property” means all land, buildings and other structures, facilities or improvements located thereon, all fixtures permanently affixed thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Reference NAV Per Unit” means $8.71.

“Reference Value” means $134,688,677.

“Registration Rights Agreement” means the registration rights agreement (to be entered into at the Closing) by and among GAHR III, GAHR III OP and HoldCo, in the form as set forth in Exhibit J hereto.

“REIT Stock Repurchase Agreements” means (a) the stock repurchase agreement (to be entered into and consummated at the Closing) by and between GAHR III and HoldCo relating to the repurchase by GAHR III of the equity that HoldCo then holds in GAHR III, and (b) the stock repurchase agreement (to be entered into and consummated at the Closing) by and between GAHR IV, GAHR III and HoldCo, relating to the purchase by GAHR III of the equity that HoldCo then holds in GAHR IV, in the forms as set forth in Exhibits K-1 and K-2 hereto, respectively.

“Representatives” means, as to any Person, its directors, officers, employees, agents, attorneys, accountants and financial advisors.

“Required Agreements” means, collectively, each Employment Letter and Restrictive Covenant Agreement with the AHI Principals.

“Restrictive Covenant Agreements” means the Non-Competition and Non-Solicitation Agreements (to be entered into and effective at the Closing) between GAHR III and GAHR III OP, on the one hand, and each of the AHI Principals, on the other hand, in the form attached as Exhibit L hereto.

“Retained Entities” means any partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, the equity of which is directly or indirectly owned by the Sponsors, other than NewCo and NewCo’s Subsidiaries.

“Retention Equity Pool” means an equity incentive pool approved by the GAHR III Board (or a duly authorized committee thereof) at or prior to the Closing pursuant to which (following the Closing) GAHR III shall issue 344,432 restricted shares of GAHR III Common Stock, or if the REIT Merger occurs, pursuant to which (following the REIT Merger) GAHR IV shall issue 319,149 restricted shares of its Class I Common Stock.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor Contributor Entity” means any of (a) the Griffin Contributor and (b) the AHI Contributors, and the term “Sponsor Contributor Entities” refers to them collectively.

“Sponsor Representative” means the Person designated as such pursuant to a written agreement among the Sponsors and the Additional Indemnitors, which Person initially shall be AHI.

“Sponsored Investment Fund” means American Healthcare RE Fund, L.P., a private investment fund under consideration by AHI for which AHI expects to raise up to $750,000,000 in equity capital to acquire healthcare-related real estate assets and to which the Contributed Business will provide Investment Management Services.

“Sponsored Investment Fund IMA” means any investment management or advisory Contract (if entered into prior to the Closing) pursuant to which AHI will provide Investment Management Services to the Sponsored Investment Fund.

“Sponsored Investment Fund LPA” means the limited partnership agreement (if entered into prior to the Closing) of the Sponsored Investment Fund, including any actual or contemplated “side letters,” subscription agreements or any other Contract between or among the Sponsored Investment Fund’s general partner, any investor(s) in the Sponsored Investment Fund and/or the Sponsored Investment Fund relating to the Sponsored Investment Fund.

“Sponsored Investment Fund Offering Materials” means any offering materials and communications with actual or potential investors in the Sponsored Investment Fund, including without limitation, the Sponsored Investment Fund’s confidential private placement memorandum, the Fund Overview – July 2020 presentation (and any updates thereto) and any related term sheets.

“Subsidiary” means, with respect to a specified Person, any other Person in which more than 50% of the securities or other ownership interests having the power to (a) elect a majority of the other Person’s board of directors or other governing body or (b) otherwise direct the business and policies of the other Person, are owned or controlled, directly or indirectly, by (x) the specified Person, (y) the specified Person and one or more Subsidiaries of the specified Person, or (z) one or more Subsidiaries of the specified Person. For the avoidance of doubt, prior to Closing, HoldCo is a Subsidiary of AHI and NewCo is a Subsidiary of HoldCo; and following the HoldCo to NewCo Pre-Closing Contributions, GAHR III Advisor and GAHR IV Advisor will be Subsidiaries of NewCo.

“Target Working Capital” means $100,000.

“Tax” means all U.S. federal, state, local, and non-U.S. taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority.

“Tax Authority” means the IRS and any other domestic or non-U.S. governmental authority responsible for the administration of any Taxes.

“Tax Return” means any return, statement, declaration, claim for refund, report, estimate, notice, form, schedule, informational return, statement or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, information returns and reports and any amendment to any of the foregoing) relating to Taxes.

“Third Party” means any Person who is not a party to this Agreement.

“Transaction Expenses” means the aggregate amount of all fees and expenses incurred by or on behalf of, or paid or payable by, the Sponsors and their Affiliates (including NewCo) arising from or in connection with the consideration, review, pursuit, negotiation, execution or performance of this Agreement, any Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, in each case incurred or payable on or prior to the Closing (or the earlier termination of this Agreement), including (A) all brokers’ or finders’ fees, (B) fees and expenses of counsel, advisors, consultants, investment bankers, other financial advisors, accountants, auditors and experts (provided that Transaction Expenses shall not include any fees and expenses incurred by and reimbursable to GAHR III Advisor or GAHR IV Advisor and their Affiliates, as applicable, in connection with their performance of services under the Advisory Agreements and under the property-management and property-management-oversight agreements set forth on Schedule 1.1-C hereto and (C) employee compensation, severance or change of control, retention or similar bonuses tied to the consummation of any transaction (including the transactions contemplated hereby) (provided that Transaction Expenses shall not include any grants that may be made under the Retention Equity Pool).

“Transfer Documents” means, collectively, all deeds, bills of sale, assignments, assumptions (including Liability assumption agreements), affidavits and other instruments of contribution, conveyance, transfer and assignment between the Sponsors and their Subsidiaries for the contribution and transfer of the Contributed Assets to HoldCo and to NewCo, on the one hand, and between HoldCo and GAHR III OP for the contribution and transfer of NewCo to GAHR III OP, on the other hand, in form and substance reasonably satisfactory to the parties thereto, as may be reasonably necessary or advisable under the Laws of the relevant jurisdictions to effect the Sponsor to HoldCo Pre-Closing Contributions, the HoldCo to NewCo Pre-Closing Contributions and the Closing Contribution.

“Transfer Taxes” means any sales Tax, use Tax, transfer Tax, documentary stamp Tax, value added Tax or similar Taxes and related fees imposed on the sale or transfer of the Contributed Assets or the Contributed Business pursuant to this Agreement or pursuant to the entering into of this Agreement.

“Transferred Intellectual Property” means all right, title and interest in and to all Intellectual Property of any of the Sponsors or the Sponsor Contributor Entities relating to, resulting from or arising out of the operation or conduct of the Contributed Business, other than rights to use the name “Griffin” or any derivation thereof (rights to which name constitute a Retained Asset hereunder).

“Working Capital” means, on a consolidated basis, the amount equal to Current Assets less Current Liabilities.

“Working Capital Adjustment Amount” means (a) Estimated Closing Date Working Capital, minus (b) Target Working Capital, which resulting figure may be a positive or negative number. If Estimated Closing Date Working Capital exceeds the Target Working Capital, the “Working Capital Adjustment Amount” shall be a positive number, and if Estimated Closing Date Working Capital is less than Target Working Capital, the “Working Capital Adjustment Amount” shall be a negative number.

1.2 Additional Defined Terms. For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Term	Section
Acquisition and Disposition Fee Shortfall	3.4(a)(i)
Actual Closing Balance Sheets	3.2(b)
Actual Closing Date Cash	3.2(b)
Actual Closing Date Unpaid Indebtedness	3.2(b)
Actual Closing Date Unpaid Transaction Expenses	3.2(b)
Actual Closing Date Working Capital	3.2(b)
Additional Indemnitor	Preamble
Additional Indemnitors	Preamble
Agreed Adjustments	3.2(d)
Agreement	Preamble
AHI	Preamble
AHI Disclosure Letter	5
AHI Principals	Preamble
Assumed Liabilities	2.1(d)
Basket	11.4(a)
Business Intellectual Property	5.15(a)
Cap	11.4(a)
Change of Recommendation	8.9
Claim	11.5(a)
Closing	4.1
Closing Contribution	3.1
Closing Date	4.1
Colony	Preamble
Consolidated Entities	5.11(a)
Contributed Assets	2.1(b)
Covered Persons	8.11(c)
Current Fee Participation Amount	3.4(a)(ii)

Term	Section
Current Fee Participation Payment	3.4(a)(iii)
Data Room	12.1(a)
Dispute Period	3.4(f)
DLA	12.1(a)
Earnout Clawback	3.4(b)
Earnout Consideration	3.4(b)
Earnout Consideration Statement	3.4(e)
Earnout Period	3.4(a)(iv)
Estimated Closing Date Cash	3.2(a)
Estimated Closing Date Unpaid Indebtedness	3.2(a)
Estimated Closing Date Unpaid Transaction Expenses	3.2(a)
Estimated Closing Date Working Capital	3.2(a)
Estimated Closing Statement	3.2(a)
Final Adjustment Amount	3.2(e)
Final Closing Date Value	3.2(e)
Financial Statements	5.11(a)
First Minimum Funding Date	3.4(c)
Flaherty Trust	Preamble
FLSA	5.10(j)
Fund Carried Interest	3.4(a)(v)
Fund Costs	3.4(a)(vi)
Fund Management Fees	3.4(a)(vii)
Fund Placement Fees	3.4(a)(viii)
Fund Transaction Fee Adjustment	3.4(a)(ix)
Fundamental Representations	11.1
GAHR III	Preamble
GAHR III Board	Recitals
GAHR III Capital Contributions	3.4(a)(x)
GAHR III Common Stock	7.5(a)
GAHR III Indemnified Persons	11.3
GAHR III OP	Preamble
GAHR III Preferred Stock	7.5(a)
GAHR IV	Recitals
GAHR IV OP	Recitals
GAHR Plans	8.15(b)
Government Entity	5.20(b)
GP Claw-Back	3.4(a)(xi)
GP Indemnification Costs	3.4(a)(xii)
Griffin Capital	Preamble
HoldCo	Recitals
HoldCo to NewCo Pre-Closing Contributions	2.1(b)
Imputed Fee Generation Amount	3.4(a)(xiii)
Independent Directors	3.4(e)
Leased Real Property	5.16(a)
Material Contracts	5.13(a)

Term	Section
Merger Agreement	Recitals
Merger Exchange Ratio	Recitals
Merger Sub	Recitals
NewCo	Recitals
NewCo Interests	Recitals
Notice of Disagreement	3.4(f)
Objection	3.2(d)
Objection Notice	3.2(c)
OP Merger	Recitals
Offer Employee	8.15(a)
Offer Letter	8.15(a)
Personal Information	5.22
Post-Closing Statement	3.2(b)
Post-Merger OP Operating Agreement	Recitals
Pre-Merger OP Operating Agreement	Recitals
Proxy Statement	8.8(a)
Real Property Leases	5.16(a)
Recommendation	7.2(b)
REIT Merger	Recitals
Requisite GAHR III Stockholder Approval	7.2(a)
Retained Assets	2.1(c)
Retained Liabilities	2.1(e)
Special Committee	Recitals
Sponsor	Preamble
Sponsor Indemnified Persons	11.2
Sponsor Indemnifying Parties	11.3
Sponsor Representative Agreement	12.4(b)
Sponsor to HoldCo Pre-Closing Contributions	2.1(a)
Sponsors	Preamble
Third Party Claim	11.6(a)
Total Consideration	3.1
Transferred Books and Records	2.1(b)(iv)
Unreturned GAHR III Capital Contributions	3.4(a)(xiv)

SECTION 2. PRE-CLOSING CONTRIBUTIONS

2.1 Pre-Closing Contributions.

(a) Prior to the Closing, and subject to the terms and conditions set forth in this Agreement, each Sponsor will (in one or more transactions) cause its respective Sponsor Contributor Entities to contribute, convey, transfer, assign and deliver to HoldCo, and HoldCo shall acquire (in one or more transactions) from the Sponsor Contributor Entities, all of the right, title and interest of the Sponsor Contributor Entities in and to the Contributed Assets (the “Sponsor to HoldCo Pre-Closing Contributions”). Following the Sponsor to HoldCo Pre-Closing Contributions, HoldCo will hold all Assets, other than as set forth in this Agreement or the related Schedules, previously held by such Sponsor Contributor Entities and their Affiliates used in or necessary to the operation or conduct of the Contributed Business.

(b) After one or more of the Sponsor to HoldCo Pre-Closing Contributions, and subject to the terms and conditions set forth in this Agreement, each Sponsor will then (in one or more transactions) cause its respective Sponsor Contributor Entities to in turn cause HoldCo (in one or more transactions) to contribute, convey, transfer, assign and deliver to NewCo, and NewCo shall acquire from HoldCo, all of the right, title and interest of HoldCo in and to the Contributed Assets (the “HoldCo to NewCo Pre-Closing Contributions”). In consideration of the contributions of the Contributed Assets by HoldCo to NewCo, each of the Sponsors will take appropriate action to cause NewCo to issue additional membership interests to HoldCo, such that all of the issued and outstanding membership interests in NewCo are held by HoldCo following the HoldCo to NewCo Pre-Closing Contributions. Following the HoldCo to NewCo Pre-Closing Contributions, NewCo will hold all Assets previously held by HoldCo used or held for use in connection with the Contributed Business. As used in this Agreement, but subject to Section 2.1(c), the term “Contributed Assets” means all Assets used in or necessary to the operation or conduct of the Contributed Business, including, without limitation:

(i) the Assigned Contracts;

(ii) all membership and/or equity interests held by each Sponsor and its respective Sponsor Contributor Entity in (A) GAHR III Advisor and GAHR IV Advisor, and in each case including the Griffin Interest, and (B) each of the following Persons: AHI Management Services, Inc.; American Healthcare RE Fund GP, LP; AHI Advisor, LLC; AHI Holdings GP, LLC; AHI RE Fund GP, LP; and AHI RE Fund UGP, LLC;

(iii) all other Assets (other than the Retained Assets) used in or necessary to the operation or conduct of the Contributed Business, including, without limitation, (1) all interests of AHI and its Affiliates in the Sponsored Investment Fund, (2) all leases, intellectual property and intellectual property rights, furniture, fixtures, equipment and other Assets used or held for use in connection with the Contributed Business and (3) all Cash held by NewCo and its Subsidiaries; and

(iv) all books and records (including performance track records) in the possession or control of the Sponsors and Sponsor Contributor Entities to the extent pertaining to the Contributed Assets described in clauses (i)—(iii) above (the “Transferred Books and Records”).

(c) Notwithstanding anything to the contrary contained elsewhere in this Agreement, each of the Sponsors and the Sponsor Contributor Entities shall retain (and shall not contribute to HoldCo, which shall not in turn contribute to NewCo), and neither HoldCo nor NewCo shall acquire, directly or indirectly, from the Sponsors or the Sponsor Contributor Entities, any of right, title or interest in any of the Retained Assets. As used in this Agreement, the term “Retained Assets” means:

(i) any equity or other interests in and to any Retained Entities and any rights, preferences or privileges with respect to such Retained Entities or other interests therein, in each case under the Organizational Documents of each such Retained Entity;

(ii) any equity or partnership interests issued as part of the Total Consideration hereunder;

(iii) all Assets used or held for use by the Sponsors that are not used in or necessary to the operation or conduct of the Contributed Business;

(iv) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualification, taxpayer and other identification numbers, seals, minute books, member and membership interest transfer records and all other similar corporate records of the Sponsor Contributor Entities and each Retained Entity;

(v) any attorney-client privilege to the extent that such privilege may be asserted by each AHI Principal in his individual capacity or by the Sponsors and their respective Subsidiaries and Affiliates;

(vi) the Assets set forth on Schedule 2.1(c)(vi) hereto;

(vii) rights to use the “Griffin” name and any derivation thereof;

(viii) any cash held by the AHI Contributors;

(ix) all rights of the Sponsors, the Sponsor Contributor Entities and their respective Affiliates under this Agreement and any Ancillary Documents; and

(x) all assets of Griffin Capital and its Subsidiaries, other than the Griffin Interest.

(d) Subject to Section 2.1(e), in connection with the Sponsor to HoldCo Pre-Closing Contributions and the HoldCo to NewCo Pre-Closing Contributions, and in consideration of the contribution of the Contributed Assets (i) by the Sponsors and the Sponsor Contributor Entities to HoldCo, and (ii) by HoldCo to NewCo, each of the Sponsors will cause NewCo to assume and, as applicable, pay, perform and discharge any and all Liabilities (other than Retained Liabilities), whether arising before or after the Sponsor to HoldCo Pre-Closing Contributions or the HoldCo to NewCo Pre-Closing Contributions, of such Sponsor, HoldCo and any of their respective predecessor companies or businesses, and of any of their Affiliates, Subsidiaries or divisions, used in or necessary to the Contributed Business, or the present, past or future ownership or use of any Contributed Assets (the “Assumed Liabilities”). Without limiting the generality of the foregoing, and solely for purposes of clarity, the Assumed Liabilities include (but are not limited to) all Liabilities, whether arising prior to, on or after the Closing Date, under or relating to any Assigned Contracts.

(e) NewCo is not, nor is any Subsidiary of NewCo, assuming, and expressly disclaims the assumption of, (i) any Liabilities, whether arising on, before or after the Sponsor to HoldCo Pre-Closing Contributions or the HoldCo to NewCo Pre-Closing Contributions, of the Sponsors, the Sponsor Contributor Entities, HoldCo, any of their respective predecessor companies or businesses or any of their Affiliates, Subsidiaries or divisions to the extent relating to, resulting from or arising out of the present, past or future ownership or operation of any Retained Assets and any Retained Entities, (ii) any Indebtedness, (iii) any Transaction Expenses or (iv) any Liabilities with respect to any and all Taxes to the extent attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date (the foregoing clauses (i) – (iv) collectively are referred to herein as the “Retained Liabilities”).

2.2 Consents Relating to Contributed Assets.

(a) Notwithstanding any other provision of this Agreement, this Agreement does not constitute an agreement to contribute, convey, transfer, assign and deliver any interest in any Contributed Asset, or any claim, right, benefit or obligation arising thereunder or resulting therefrom if a contribution, conveyance, transfer, assignment or delivery, or an attempt to make such a contribution, conveyance, transfer, assignment or delivery, without the Consent of a Third Party would (i) constitute a breach or other contravention of the rights of such Third Party, (ii) be ineffective with respect to any party to a Contract concerning such Contributed Asset, (iii) upon transfer, in any way adversely affect the rights of NewCo under such Contributed Asset, as applicable, or (iv) conflict with or violate any applicable Law. If the contribution, conveyance, transfer, assumption, assignment or delivery of the Contributed Assets or of the NewCo Interests, or of any Liability under the same, requires the Consent of a Third Party, then such contribution, conveyance, transfer, assumption, assignment or delivery shall be subject to such Consent being obtained. Without limiting Section 2.2(b), if any Contributed Asset may not be assigned to HoldCo or NewCo or the NewCo Interests may not be assigned to GAHR III OP, respectively, by reason of the absence of any such Consent, NewCo shall not be required to assume any Assumed Liability arising under such Contributed Asset, as applicable.

(b) If any Consent in respect of a Contributed Asset has not been obtained on or before the Sponsor to HoldCo Pre-Closing Contributions or the HoldCo to NewCo Pre-Closing Contributions, as applicable, each Sponsor and its Affiliates shall continue to use commercially reasonable efforts to obtain such Consent as promptly as practicable after the Sponsor to HoldCo Pre-Closing Contributions or the HoldCo to NewCo Pre-Closing Contributions, as applicable, until such time as such Consent has been obtained, and to cooperate in any lawful and reasonable arrangement following the Closing, which arrangement shall provide NewCo and GAHR III the benefits and burdens of any such Contributed Asset, including subcontracting, licensing or sublicensing to NewCo and/or GAHR III any or all of such Sponsor’s or its Affiliates’ rights with respect to such Contributed Asset and including the enforcement for the benefit of NewCo and GAHR III of any and all rights of such Sponsor or its Affiliates, as applicable, against a Third Party thereunder. Once a Consent for the contribution, conveyance, transfer, assumption, assignment and delivery of a Contributed Asset is obtained, each of the Sponsors shall, or shall cause its Affiliates to, as applicable, promptly assign, transfer, convey and deliver such Contributed Asset to NewCo, as applicable, and NewCo shall assume the obligations under such Contributed Asset assigned to it from and after the date of assignment to NewCo. If and when such Consents are obtained or such other required actions have been taken, the transfer of such Contributed Asset shall be effected in accordance with the terms of this Agreement.

(c) Nothing in this Section 2.2 shall be deemed a waiver by NewCo, GAHR III or GAHR III OP of their rights under this Agreement, nor shall this Section 2.2 be deemed to constitute an agreement to exclude from the Contributed Assets any of the Assets described under Section 2.1(b).

SECTION 3. CLOSING CONTRIBUTION

3.1 Contribution of NewCo. Subject to the terms and conditions contained herein, at the Closing, each Sponsor shall cause its respective Sponsor Contributor Entities to cause HoldCo to contribute, convey, transfer, assign and deliver to GAHR III OP, free and clear of any Encumbrances (other than Permitted Encumbrances and Encumbrances imposed under applicable federal and state securities Laws), and GAHR III OP shall acquire from HoldCo, all of HoldCo’s right, title and interest in and to the NewCo Interests, which constitute all of the issued and outstanding membership interests in NewCo. The transactions contemplated by the foregoing sentence are referred to in this Agreement as the “Closing Contribution”. In consideration of the Closing Contribution, GAHR III shall cause GAHR III OP to pay to HoldCo the Closing Date Consideration (and together with the Earnout Consideration, the “Total Consideration”).

3.2 Estimated Closing Statement and Post-Closing Adjustment.

(a) No later than five (5) Business Days prior to the anticipated Closing Date, the Sponsors shall prepare and deliver to GAHR III OP a statement (the “Estimated Closing Statement”) setting forth the Sponsors’ good faith estimated calculation as of the Calculation Time of (A) the Working Capital (“Estimated Closing Date Working Capital”), (B) Closing Date Cash (“Estimated Closing Date Cash”), (C) the Closing Date Unpaid Indebtedness (“Estimated Closing Date Unpaid Indebtedness”), (D) the Closing Date Unpaid Transaction Expenses (“Estimated Closing Date Unpaid Transaction Expenses”), and (E) the Working Capital Adjustment Amount, and (F) the Closing Date Value (which, for the avoidance of doubt, shall include the Working Capital Adjustment Amount), which Estimated Closing Statement shall include a reasonably detailed summary of the calculations made to arrive at such amounts.

(b) On or prior to the day that is one hundred and twenty (120) days after the Closing, GAHR III (or GAHR IV following the REIT Merger) shall prepare and deliver to the Sponsors a certificate (the “Post-Closing Statement”) providing (i) unaudited consolidated balance sheets of NewCo and its Subsidiaries as of the Calculation Time, prepared in accordance with GAAP and without giving effect to the transactions contemplated hereby (the “Actual Closing Balance Sheets”), (ii) GAHR III’s calculation, based on the Actual Closing Balance Sheets and in accordance with GAAP, of each of the following as of the Calculation Time: (1) Working Capital (“Actual Closing Date Working Capital”), (2) Closing Date Cash (“Actual Closing Date Cash”), (3) any Closing Date Unpaid Indebtedness (“Actual Closing Date Unpaid Indebtedness”) and (4) any Closing Date Unpaid Transaction Expenses (“Actual Closing Date Unpaid Transaction Expenses”), and (iii) the re-calculation of the Closing Date Value and the components thereof (using Actual Closing Date Working Capital, Actual Closing Date Cash, Actual Closing Date Unpaid Indebtedness and Actual Closing Date Unpaid Transaction Expenses in lieu of the estimates therefor set forth in the Estimated Closing Statement). Each Sponsor shall cooperate in the preparation of the Post-Closing Statement, as reasonably requested by GAHR III (or GAHR IV following the REIT Merger).

(c) On or prior to the day that is thirty (30) days following GAHR III’s (or GAHR IV following the REIT Merger) delivery of the Post-Closing Statement, the Sponsor Representative may deliver a written notice to GAHR III (or GAHR IV following the REIT Merger) (an “Objection Notice”) stating in reasonable detail the Sponsors’ objections to and alternative calculations of Actual Closing Date Working Capital, Actual Closing Date Cash, Actual Closing Date Unpaid Indebtedness and Actual Closing Date Unpaid Transaction Expenses. If the Sponsor Representative does not deliver an Objection Notice within such thirty (30) day period, the Post-Closing Statement as issued by GAHR III (or GAHR IV following the REIT Merger), including any amounts, determinations and calculations contained therein, shall be conclusive and binding upon GAHR III (or GAHR IV following the REIT Merger) and the Sponsors, and shall constitute the final determination of Actual Closing Date Working Capital, Actual Closing Date Cash, Actual Closing Date Unpaid Indebtedness and Actual Closing Unpaid Date Transaction Expenses. Any amount, determination or calculation contained in a timely-delivered Post-Closing Statement and not specifically disputed in a timely delivered Objection Notice shall be deemed final, binding and conclusive upon GAHR III (or GAHR IV following the REIT Merger) and the Sponsors.

(d) If an Objection Notice is timely delivered by the Sponsor Representative, GAHR III (or GAHR IV following the REIT Merger) and the Sponsor Representative shall negotiate in good faith to resolve each dispute raised therein (each, an “Objection”, and any Objections actually resolved by mutual agreement of GAHR III (or GAHR IV following the REIT Merger) and the Sponsor Representative, the “Agreed Adjustments”) for a period of thirty (30) days following GAHR III’s (or GAHR IV following the REIT Merger) receipt of such Objection Notice. In the event that GAHR III (or GAHR IV following the REIT Merger) and the Sponsor Representative fail to agree on any of the Sponsor Representative’s proposed adjustments set forth in the Objection Notice within such thirty (30) day period notwithstanding such good faith negotiation, GAHR III (or GAHR IV following the REIT Merger) and the Sponsor Representative (on behalf of the Sponsors) shall jointly engage an Accounting Firm to render a decision as to any Objections still in dispute (acting as an expert and not an arbitrator) in accordance with the terms of this Agreement as soon as practicable (but in any event within thirty (30) days after the engagement of the Accounting Firm). GAHR III (or GAHR IV following the REIT Merger) and the Sponsor Representative shall provide the Accounting Firm with their respective determinations of Actual Closing Date Working Capital, Actual Closing Date Cash, Actual Closing Date Unpaid Indebtedness and Actual Closing Date Unpaid Transaction Expenses, as well as all supporting documentation reasonably required by the Accounting Firm. The Accounting Firm shall render its written decision as to each Objection specifically disputed in a timely delivered Objection Notice (which did not subsequently become an Agreed Adjustment), including a statement in reasonable detail of the basis for its decision. In rendering its decision as to any such Objections still in dispute, the Accounting Firm shall only address the Objections specifically disputed in a timely delivered Objection Notice (which did not subsequently become an Agreed Adjustment), and the Accounting Firm may not assign a value greater than the greatest value for any such item assigned by GAHR III, on the one hand, or the Sponsor Representative, on the other hand, or less than the lowest value for any such item assigned by GAHR III, on the one hand, or the Sponsor Representative, on the other hand. All Objections that are resolved between GAHR III and the Sponsor Representative or are determined by the Accounting Firm shall be final, conclusive and binding on the Parties and each of their Affiliates, successors and assigns, absent manifest error. The fees and expenses of the Accounting Firm shall be paid by the Sponsor Representative (on behalf of the Sponsors), on the one hand, and by GAHR III (or GAHR IV following the REIT Merger), on the other hand, based upon the percentage that the amount contested but not awarded to it bears to the aggregate amount contested by it.

(e) The Post-Closing Statement (including the calculation of the Final Adjustment Amount) shall be deemed final for the purposes of this Section 3.2 upon the earlier of (i) the failure of the Sponsor Representative to issue an Objection Notice to GAHR III (or GAHR IV following the REIT Merger) within thirty (30) days of the Sponsor Representative’s receipt thereof, (ii) the resolution of all Objections pursuant to Section 3.2(d) by GAHR III (or GAHR IV following the REIT Merger) and the Sponsor Representative (i.e., as Agreed Adjustments) and (iii) the resolution of all Objections still in dispute pursuant to Section 3.2(d) by the Accounting Firm (which, absent manifest error, shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover). Following the final determination of the Actual Closing Date Working Capital, Actual Closing Date Cash, Actual Closing Date Unpaid Indebtedness and Actual Closing Date Unpaid Transaction Expenses, the Closing Date Value and the components thereof shall be re-calculated (using Actual Closing Date Working Capital, Actual Closing Date Cash, Actual Closing Date Unpaid Indebtedness and Actual Closing Date Unpaid Transaction Expenses, as finally determined, in lieu of the estimates therefor set forth in the Estimated Closing Statement). The amount by which the Closing Date Value as so re-calculated varies from the Closing Date Value paid at Closing is the “Final Adjustment Amount”, and the Closing Date Value as so re-calculated is the “Final Closing Date Value”.

(f) Upon the final determination of the Final Adjustment Amount:

(i) If the Final Closing Date Value exceeds the Closing Date Value at the Closing, then GAHR III (or GAHR IV following the REIT Merger) shall pay an amount in cash by wire transfer of immediately available funds equal to such excess to HoldCo within five (5) Business Days after the date on which the Final Adjustment Amount is finally determined. .

(ii) If the Final Closing Date Value is less than the Closing Date Value at the Closing, then the Sponsors, jointly and severally, shall pay, or cause to be paid, an amount in cash equal to such deficiency to GAHR III (or GAHR IV following the REIT Merger) by wire transfer of immediately available funds within five (5) Business Days after the date on which the Final Adjustment Amount is finally determined.

3.3 Closing Date Payment. At the Closing, GAHR III OP shall issue a number of OP Partnership Units to HoldCo equal to the Closing Date Consideration, as follows: (a) 25% of such OP Partnership Units shall be designated as “Series A”; (b) 25% of such OP Partnership Units shall be designated as “Series B”; and (c) 50% of such OP Partnership Units shall be “unclassified” OP Partnership Units.

3.4 Earnout.

(a) Defined Terms. For purposes of this Section 3.4, the following definitions shall apply:

(i) “Acquisition and Disposition Fee Shortfall” means an amount, calculated annually and aggregated over the Earnout Period, equal to (A) $6.75 million per annum (including as prorated for any partial year during the Earnout Period), minus (B) the sum of (x) 2.25% multiplied by the gross purchase price of all acquisitions completed by GAHR III (or GAHR IV following the REIT Merger), its Subsidiaries, joint ventures (but only if GAHR III or its Subsidiaries manage such joint venture) and managed vehicles (excluding the Sponsored Investment Fund), during the Earnout Period and (y) 2.00% multiplied by the gross sales price of all dispositions completed by GAHR III (or GAHR IV following the REIT Merger), its Subsidiaries and managed vehicles (excluding the Sponsored Investment Fund) during the Earnout Period, with such acquisition and disposition fees to be calculated consistent with the Advisory Agreements as in effect immediately prior to the execution of this Agreement, including the provisions therein that no disposition fee shall be payable to GAHR III Advisor or GAHR IV Advisor (or their Affiliates) for property sales if such sales involve GAHR III or GAHR IV selling all or substantially all of their properties in one or more transactions designed to effectuate a business-combination transaction. The Acquisition and Disposition Fee Shortfall shall not be less than zero.

(ii) “Current Fee Participation Amount” means the amount of any Fund Management Fees (when paid) multiplied by 35.0% after both of the following conditions have occurred: (x) the Imputed Fee Generation Amounts exceeds $47,250,000; and (y) the Fund Management Fees collected by GAHR III exceed the aggregate Fund Costs through such date.

(iii) “Current Fee Participation Payment” refers to any payment obligation of the Current Fee Participation Amount arising under Section 3.4(b) hereof.

(iv) “Earnout Period” means the period beginning on the Closing Date and ending on the earlier of (A) the date that the Sponsored Investment Fund is liquidated, dissolved or disposes of all or substantially all of its assets, or (B) seven years from the Closing Date.

(v) “Fund Carried Interest” means the sum of any and all promote, incentive fees or carried interest imposed by the Sponsored Investment Fund’s investment manager or general partner on the Sponsored Investment Fund or its limited partners.

(vi) “Fund Costs” means the sum of any and all: (A) GP Claw-Back; (B) Fund Transaction Fee Adjustment; (C) Unreturned GAHR III Capital Contributions; (D) Fund Placement Fees; and (E) GP Indemnification Costs.

(vii) “Fund Management Fees” means the sum of any and all acquisition fees, asset management fees, investment management fees and any other ancillary fees collected by the Sponsored Investment Fund’s investment manager from the Sponsored Investment Fund relating to its management of the Sponsored Investment Fund, including, without limitation, for leasing commissions and construction management fees. The term “Fund Management Fees” shall not include any property-management-oversight fees collected by the Sponsored Investment Fund’s general partner or investment manager from the Sponsored Investment Fund.

(viii) “Fund Placement Fees” means the sum of any and all placement agent fees (or similar consulting fees) owed by the Sponsored Investment Fund or its investment manager after the Closing in respect of the Sponsored Investment Fund’s fundraising activities, including, without limitation, those owed to TriGlobal Strategic Ventures, LLC.

(ix) “Fund Transaction Fee Adjustment” means the amount of any Fund Management Fees that the Sponsored Investment Fund’s investment manager must return to the Sponsored Investment Fund or its investors due to a subsequent recalculation or overpayment thereof.

(x) “GAHR III Capital Contributions” means the capital contributions made by GAHR III or its Subsidiaries (and any successor-in-interest, including GAHR IV and its Subsidiaries) to the Sponsored Investment Fund after the Closing in respect of its or its Affiliates’ general-partner commitment to the Sponsored Investment Fund.

(xi) “GP Claw-Back” means any and all repayments, reimbursements, returns of capital or similar claw-back payments relating to the Fund Carried Interest paid by the Sponsored Investment Fund’s investment manager or general partner back to the Sponsored Investment Fund or its limited partners pursuant to the terms of the Sponsored Investment Fund LPA.

(xii) “GP Indemnification Costs” means the aggregate amount of any indemnification claims paid or payable by the Sponsored Investment Fund’s investment manager or general partner to the Sponsored Investment Fund’s limited partners or to the Sponsored Investment Fund.

(xiii) “Imputed Fee Generation Amount” means the amount that is the sum of clauses (B)(x) and (B)(y) within the definition of Acquisition and Disposition Fee Shortfall.

(xiv) “Unreturned GAHR III Capital Contributions” means GAHR III Capital Contributions less any distributions received by GAHR III or its Subsidiaries (and any successor-in-interest, including GAHR IV and its Subsidiaries) after the Closing from the Sponsored Investment Fund in respect of the GAHR III Capital Contributions.

(b) Aggregate Contingent Payment. Subject to Sections 3.4(c), 3.4(d), 3.4(h), 3.4(i) and 11.7 and the following proviso, at the end of the Earnout Period, GAHR III shall pay to AHI an amount in cash equal to (i) 35.0% multiplied by the sum of (A) the Fund Management Fees, plus (B) the Fund Carried Interest, minus (C) Fund Costs, minus (D) the Acquisition and Disposition Fee Shortfall (the amount to be paid under this Section 3.4(b), including any advances thereon in the form of Current Fee Participation Payments, the “Earnout Consideration”); provided, however, that at such time as both of the conditions in clauses (x) and (y) of the definition of Current Fee Participation Amount have occurred, then AHI shall thereupon receive an advance (in cash) against any Earnout Consideration in an amount equal to the then calculated Current Fee Participation Amount, which amount GAHR III shall pay quarterly through the end of the Earnout Period for so long as such conditions remain satisfied (which advanced Current Fee Participation Amount will reduce any Earnout Consideration payable at the end of the Earnout Period); provided further, however, that if the finally determined Earnout Consideration (if any) is less (including as a result of any failure to vest or cessation of vesting as set forth in Section 3.4(c)) than the Current Fee Participation Amounts (if any) previously paid by GAHR III to AHI, then AHI shall (and shall cause any of its distributees of any Current Fee Participation Amounts to) refund in cash the amount of such excess to GAHR III (the “Earnout Clawback”). Each of the AHI Principals and Flaherty Trust acknowledge and agree to guarantee the performance by AHI of AHI’s obligations in the previous sentence; provided that none of the AHI Principals or Flaherty Trust shall be required to pay any amount for the Earnout Clawback that exceeds the value of (x) its Applicable Earnout Percentage multiplied by (y) the amount of the Earnout Clawback that AHI has failed to so refund; and provided further that in no event shall any of the AHI Principals or Flaherty Trust be liable for an amount in excess of the aggregate Current Fee Participation Amounts actually distributed to it.

(c) Vesting Requirements; Cessation of Vesting. Notwithstanding Section 3.4(b), the right of AHI to receive the Earnout Consideration shall only vest (i.e., AHI shall only then have a vested right in it, but subject to cessation of vesting as set forth in this Section 3.4(c)) as follows: (i) one-third of the Earnout Consideration shall vest on the first limited-partner capital call date of the Sponsored Investment Fund (the “First Minimum Funding Date”), (ii) one-third of the Earnout Consideration shall vest on the date that is 18 months after the First Minimum Funding Date, and (iii) one-third shall vest on the date that is three years after the First Minimum Funding Date; provided, however, that notwithstanding the foregoing, the vesting requirements of this Section 3.4(c) shall not be deemed satisfied (at all or in part) until the Sponsored Investment Fund has received at least $100,000,000 in funded limited-partner commitments, and provided further, that, notwithstanding the foregoing, all vesting pursuant to the foregoing sentence shall immediately cease (and all of AHI’s interest in any unvested portion of the Earnout Consideration shall be thereupon forfeited) in the event that any two or more AHI Principals cease to be employed by GAHR III (or GAHR IV following the REIT Merger) (except that (x) a termination of their employment without Cause by GAHR III (or GAHR IV following the REIT Merger), (y) their resignation for Good Reason from GAHR III (or GAHR IV following the REIT Merger) and (z) their termination of employment as a result of their death or permanent Disability (as defined in Section 22(e)(3) of the Code) shall not constitute a cessation of employment under this Section 3.4(c)).

(d) Fair Market Value. In the event the Earnout Period ends pursuant to clause (B) of its definition, then the Earnout Consideration shall be calculated using the then fair market value of the Sponsored Investment Fund, considering for such purpose as if all the assets of the Sponsored Investment Fund had been sold at their then fair market value and as if all components within the calculation of the Earnout Consideration were also calculated using that fair market value (as applicable) and less any other Fund Costs reasonably determined by GAHR III at that time. For purposes of this Section 3.4, fair market value of the Sponsored Investment Fund’s assets shall be as reasonably agreed between GAHR III and AHI. In the event such parties are unable to reach an agreement thereon, they shall jointly engage an independent, national real estate valuation firm, which shall be directed to determine the fair market value of the Sponsored Investment Fund’s assets in their totality, taking into account any premium ascribed to asset portfolios of similar size and quality as determined by such valuation firm, which fair market value shall then by used by GAHR III and AHI for purposes of calculating the Earnout Consideration.

(e) Contingent Consideration Statements. Promptly following (but within 60 days after) the end of the Earnout Period, GAHR III will, under the direction of its then independent and disinterested members of the GAHR III Board (the “Independent Directors”), prepare a statement setting forth the calculation of the Earnout Consideration for AHI’s review, together with supporting detail from which that statement has been prepared (the “Earnout Consideration Statement”).

(f) Access to Information. GAHR III shall cooperate with AHI in good faith to assist AHI in its review of the Earnout Consideration Statement and shall make appropriate information and personnel of GAHR III reasonably available to AHI, and use its commercially reasonable efforts to make appropriate personnel and advisors of GAHR III available to AHI, to discuss and answer questions with respect to the Earnout Consideration Statement. During the period within 30 Business Days of receipt of such Earnout Consideration Statement by AHI (the “Dispute Period”), AHI may dispute all or a portion of the relevant Earnout Consideration Statement by giving a notice of disagreement (a “Notice of Disagreement”) relating to such Earnout Consideration Statement to GAHR III setting forth in reasonable detail the basis for any such disagreement relating to such Earnout Consideration Statement. The parties shall promptly commence good faith negotiations with a view to resolving all such disagreements. If AHI does not provide a Notice of Disagreement relating to an Earnout Consideration Statement to GAHR III within the Dispute Period, then AHI shall be deemed to have irrevocably accepted such Earnout Consideration Statement in the form delivered to it by GAHR III. Notwithstanding anything in this Section 3.4(f) to the contrary, at AHI’s election, AHI may provide a written notice to GAHR III at any time during the Dispute Period that it has accepted such Earnout Consideration Statement delivered to it by GAHR III, and such acceptance shall be deemed a “final determination” for purposes of this Section 3.4.

(g) Disagreements. Other than as set forth in Section 3.4(d), if AHI delivers a Notice of Disagreement pursuant to Section 3.4(f) and AHI and GAHR III are unable to resolve all disagreements within 20 Business Days following the delivery of such Notice of Disagreement, such disagreement shall thereafter be referred to the Accounting Firm for a resolution of such disagreement in accordance with the terms of this Agreement. AHI and GAHR III shall each be party to the engagement letter entered into with the Accounting Firm. If any remaining issues in dispute are submitted to the Accounting Firm for resolution, each of AHI and GAHR III will be afforded an opportunity to present to the Accounting Firm any material relating to the determination of the matters in dispute and to discuss such matters with the Accounting Firm. The Accounting Firm shall act as an expert and not as an arbitrator to calculate, based solely on the written submissions of GAHR III, on the one hand, and AHI, on the other, and not by independent investigation, the applicable Earnout Consideration Statement and shall be instructed that its calculation (A) must be made in accordance with the standards and definitions in this Agreement, and (B) with respect to each item in dispute, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by GAHR III in the applicable Earnout Consideration Statement and AHI in the applicable Notice of Disagreement. AHI and GAHR III shall instruct the Accounting Firm that the determinations of such firm with respect to any disagreement shall be rendered within 30 Business Days after referral of the disagreement to such firm or as soon thereafter as reasonably possible. The Accounting Firm shall make a determination with respect to any unresolved disagreement only in a manner consistent with this Section 3.4, and in no event shall the Accounting Firm’s determination of the unresolved disagreements be for an amount that is outside the range of AHI’s and GAHR III’s proposals with respect to each individual disagreement. Such determinations shall be final and binding upon the parties, and the amount so determined shall be used to complete the applicable Earnout Consideration Statement. Each of AHI and GAHR III shall use its reasonable best efforts to cause the Accounting Firm to render its determination within the 30 Business Day period described in this Section 3.4(g), and each shall cooperate with such firm and provide such firm with access to its books, records, personnel and Representatives and such other information as such firm may require in order to render its determination. The fees and expenses of the Accounting Firm shall be borne by the party whose proposed Earnout Consideration Amount as reflected in such party’s submission to the Accounting Firm differs the most from the Earnout Consideration Amount (as applicable) finally determined by the Accounting Firm (or, if such differences of the parties are equal, equally by AHI and GAHR III).

(h) Timing of Payment. Promptly (but in no event more than 15 Business Days) after the Earnout Consideration Statement has become final in accordance with this Section 3.4, GAHR III shall transfer to AHI the Earnout Consideration; provided, however, that any Current Fee Participation Payments shall be deducted from the Earnout Consideration to be paid pursuant to this Section 3.4.

(i) Discretion in Management of Sponsored Investment Fund. GAHR III (or GAHR IV following the REIT Merger) (acting through its then Independent Directors only) and GAHR III OP shall be free to conduct their Investment Management Services (including their acquisition, disposition and other investment activities, and all decisions regarding employment of their personnel, fundraising and decisions to call capital commitments) in accordance with their good faith ordinary business judgment, with no express or implied obligation to AHI or any other Person to take any action, or omit to take any action, to seek to maximize the Earnout Consideration. This includes the right of GAHR III (or GAHR IV following the REIT Merger) and GAHR III OP to decline to accept an investment from any potential investor(s) in the

Sponsored Investment Fund as they see fit in their good faith ordinary business judgment, which decision to so decline shall be made by the Independent Directors only. Notwithstanding the foregoing, GAHR III (or GAHR IV following the REIT Merger) and GAHR III OP shall not (and shall use all reasonable best efforts to ensure that none of their Affiliates shall), during the Earnout Period, in bad faith manipulate charges, overhead allocations or revenue allocations, or take any other action in bad faith, in each case for the purpose of reducing the Earnout Consideration to be paid pursuant to this Section 3.4.

(j) Adjustment for Tax Purposes. Any payment under this Section 3.4 shall be treated as an adjustment to the Total Consideration for any Tax purposes, except as otherwise required by a final “determination” under Section 1313(a) of the Code.

(k) Tax Efficiency. If AHI later determines that it would be beneficial to it and/or the ultimate beneficiaries of the Earnout Consideration to structure the Earnout Consideration in a manner more Tax efficient for them, then GAHR III and GAHR III OP agree that they will reasonably cooperate with AHI in such structuring; provided, however, that, notwithstanding anything contained herein to the contrary, GAHR III and GAHR III OP shall not be required to structure the Earnout Consideration in any manner that would, in their reasonable determination (which determination may be based, in whole or in part, on the advice of counsel to GAHR III, GAHR III OP or GAHR IV (or their successors)), (i) result in or cause an adverse or otherwise detrimental Tax result or effect for GAHR III, GAHR III OP or GAHR IV (or their successors) (including, without limitation, any increase in the risk of an audit of them or any of their Affiliates by any Tax Authority), (ii) result in or cause an adverse or otherwise detrimental economic result or effect for any of them (or their successors), or (iii) not be permitted under Law. Further, AHI agrees that it will (A) reimburse GAHR III, GAHR III OP and GAHR IV (and their successors) for all reasonable legal fees or other out-of-pocket costs incurred by them in connection with any such structuring and (B) indemnify and hold them and each other GAHR III Indemnified Person harmless with respect to any Tax-related Liability (including, without limitation, penalties, interest and a Tax “gross-up” payment) that any of them (or their direct or indirect owners) may incur as a result of any such structuring.

3.5 Withholding. GAHR III, GAHR III OP and their respective Subsidiaries shall be entitled to deduct and withhold from any consideration payable hereunder the amounts required to be deducted and withheld with respect to the making of such payment under the Code or any applicable provision of state, local or foreign Tax Law, and the relevant withholding Person shall timely remit to the appropriate Authority any and all amounts so deducted or withheld and timely file all Tax Returns required to be filed under applicable Tax Law; provided, however, the relevant withholding Person shall provide the Sponsors with reasonable advance written notice of their intention to withhold and the reason for such withholding at least seven (7) Business Days prior to any such withholding. To the extent that amounts are so withheld or paid over to or deposited with the relevant Authority in accordance with the foregoing, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.6 Restrictive Legend. HoldCo acknowledges and agrees that the OP Partnership Units issuable under Section 3.3 hereof (including any securities of GAHR III issuable upon redemption of such OP Partnership Units under the Pre-Merger OP Operating Agreement or, following the Merger, of GAHR IV issuable upon redemption of such OP Partnership Units under the Post-Merger OP Operating Agreement) are not covered by an effective registration statement under the Securities Act, and further are subject to transfer to, or cancelation by, GAHR III and GAHR III OP as set forth in Section 11.7 hereof. As such, HoldCo acknowledges and agrees that any certificate or book-entry security entitlement evidencing such OP Partnership Units and such GAHR III securities shall contain a legend in substantially the form set forth below:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT, AND IN ALL SUCH CASES ARE FURTHER SUBJECT TO (X) TRANSFER RESTRICTIONS CONTAINED IN AN AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AMERICAN HEALTHCARE REIT HOLDINGS, LP (AS AMENDED FROM TIME TO TIME) AND (Y) TRANSFER TO, OR CANCELATION BY, GRIFFIN-AMERICAN HEALTHCARE REIT III, INC. (OR ITS SUCCESSORS) AS SET FORTH IN A CONTRIBUTION AGREEMENT DATED JUNE 23, 2021 UNDER WHICH SUCH SECURITIES WERE INITIALLY ISSUED. AS SUCH, HOLDERS OF THE SECURITIES REPRESENTED HEREBY SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME AND MAY FURTHER BE FORCED TO FORFEIT OR SURRENDER THE SECURITIES IN CERTAIN INSTANCES.

SECTION 4. THE CLOSING

4.1 Closing. The consummation of the Closing Contribution (the “Closing”) will take place as soon as practicable but in any event not later than the third Business Day following the date on which the last of the conditions set forth in Section 9 has been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and place as GAHR III OP and the Sponsors may agree in writing. The Closing shall take place (i) at the offices of DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300, Raleigh, North Carolina, 27612-2350, at 10:00 A.M., New York City time, or (ii) at such other place, time or date as GAHR III OP and the Sponsors may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date”.

4.2 Deliveries at Closing.

(a) At or prior to the Closing, the Sponsors, as applicable, will, or will cause their respective applicable Affiliates to, deliver to GAHR III OP:

(i) a certificate, signed by an executive officer on behalf of each Sponsor and dated as of the Closing, that the conditions set forth in Sections 9.2(a), 9.2(b) and 9.2(c) have been satisfied;

(ii) documents and instruments, reasonably satisfactory to GAHR III OP, evidencing the completion of the Sponsor to HoldCo Pre-Closing Contributions and of the HoldCo to NewCo Pre-Closing Contributions, other than with respect to any Consents relating to the Contributed Assets not obtained prior to the Closing, which Consents, for the avoidance of doubt, shall, following Closing, be addressed in the manner contemplated by Section 2.2;

(iii) an assignment of membership interests, duly executed by HoldCo, providing for the admission of GAHR III OP as the sole member of NewCo in place of HoldCo;

(iv) (A) the Pre-Merger OP Operating Partnership Agreement, duly executed by HoldCo as a new member thereof, and (B) the Post-Merger OP Operating Partnership Agreement, duly executed by HoldCo as a member thereof (but with the effectiveness of the Post-Merger OP Operating Partnership Agreement to be subject to the consummation of the OP Merger);

(v) the Registration Rights Agreement, duly executed by HoldCo;

(vi) an IRS Form W-9 completed by each Sponsor Contributor Entity (or, if relevant, its sole owner for U.S. federal income tax purposes) and HoldCo;

(vii) the REIT Stock Repurchase Agreements, duly executed by HoldCo;

(viii) the OP Unit Assignment Agreements and the OP Unit Repurchase Agreements, duly executed by HoldCo;

(ix) the Cash Redemption Right Waiver Letter, duly executed by all parties thereto;

(x) (A) the Required Agreements, duly executed by each AHI Principal, and (B) the Offer Letters, duly executed by the required number of Offer Employees pursuant to Section 9.2(f)(ii)(B) and in accordance with Section 8.15(a); and

(xi) such other typical and customary certificates, documents and instruments as GAHR III OP may reasonably request related to (x) the Sponsor to HoldCo Pre-Closing Contributions, (y) the HoldCo to NewCo Pre-Closing Contributions, and (z) the Closing Contribution, including all Transfer Documents.

(b) At or prior to the Closing, GAHR III OP will deliver to the Sponsors all of the following:

(i) a certificate, signed by an executive officer on behalf of GAHR III and dated as of the Closing, that the conditions set forth in Sections 9.3(a) and 9.3(b) have been satisfied;

(ii) a confirmation executed by the managing member of GAHR III OP of the issuance of the OP Partnership Units in accordance with Section 3.3;

(iii) (A) the Pre-Merger OP Operating Partnership Agreement, duly executed by GAHR III OP, and (B) the Post-Merger OP Operating Partnership Agreement, duly executed by GAHR III OP (but with the effectiveness of the Post-Merger OP Operating Partnership Agreement to be subject to the consummation of the Merger);

(iv) the Registration Rights Agreement, duly executed by GAHR III and GAHR III OP;

(v) a certified copy of the Charter Amendment filed with the State Department of Assessments and Taxation of the State of Maryland;

(vi) an IRS Form W-9 completed by GAHR III OP;

(vii) the REIT Stock Repurchase Agreements, duly executed by GAHR III and GAHR IV, as applicable;

(viii) the OP Unit Assignment Agreements and the OP Unit Repurchase Agreements, duly executed by GAHR III, GAHR III OP, GAHR IV and GAHR IV OP, as applicable; and

(ix) such other typical and customary certificates, documents and instruments as HoldCo may reasonably request related to the Closing Contribution.

4.3 Tax Treatment. For U.S. federal income Tax purposes (and for all relevant state income Tax purposes), the transactions contemplated by this Agreement are intended to be treated as follows: (a) the Sponsor to HoldCo Pre-Closing Contributions as a contribution pursuant Section 721 of the Code to HoldCo, (b) the HoldCo to NewCo Pre-Closing Contributions as a disregarded transfer, and (c) the Closing Contribution as a part contribution pursuant to Section 721 of the Code to the extent such contribution is in exchange for OP Partnership Units and a part sale of property to the extent of any consideration paid in cash. The parties agree that, to the extent the Closing Contribution is treated as a part sale of property in exchange for the Earnout Consideration, such sale shall be governed by the installment method pursuant to Section 453 of the Code, and as a result no gain shall be recognized prior to the first payments of the Earnout Consideration being made. Each party hereto agrees to report, and cause their Affiliates to report, the transactions contemplated by this Agreement consistently with the foregoing for all U.S. federal income Tax purposes (including on all applicable Tax Returns and in any audit with a Tax Authority to the extent permitted by applicable Law), except as otherwise required by a “final” determination under Section 1313(a) of the Code.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF AHI

Except as set forth in the disclosure letter delivered by AHI to GAHR III and GAHR III OP concurrently with the execution of this Agreement (the “AHI Disclosure Letter”), AHI represents and warrants to GAHR III and GAHR III OP as follows:

5.1 Organization and Qualification. Each of the AHI Contributors and AHI is a legal entity duly organized, validly existing, and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of organization and has all requisite partnership and limited liability company power and authority to conduct either its business or the Contributed Business as it is now being conducted by such entity, and to own, lease and operate the Contributed Business’ properties, rights and Assets. Each of the AHI Contributors and AHI is duly qualified as a foreign partnership or limited liability company or licensed to do business as a foreign entity in good standing, as the case may be, in each jurisdiction where such qualification is necessary for the conduct of the Contributed Business as currently conducted or where the nature or location of the properties, rights and Assets owned, leased or operated by it requires such qualification or licensing, except where the failure to be so qualified would not constitute or reasonably be expected to constitute, individually or in the aggregate, a Business Material Adverse Change. The Organizational Documents of each of the AHI Contributors, GAHR III Advisor, GAHR IV Advisor, HoldCo and NewCo, copies of which have been provided or made available to GAHR III OP, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

5.2 Authority; Approvals. Each of AHI and the AHI Contributors have, and AHI will cause each of its Affiliates party hereto and thereto to have, the necessary partnership or limited liability company power and authority to execute and deliver this Agreement and any Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which AHI and its Affiliates are party and the performance by such party of the transactions contemplated by this Agreement and the Ancillary Documents have been duly and validly authorized by all necessary partnership, company or other action on the part of AHI or an Affiliate thereof, and no other partnership, company or other proceedings on the part of AHI or an Affiliate thereof are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which such party is a party by such Sponsor or Affiliate. This Agreement has been, and upon their execution the Ancillary Documents to which AHI or an Affiliate thereof is a party will be, duly executed and delivered by such party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by each of the other parties thereto, constitute, and upon their execution such Ancillary Documents will constitute, valid and binding obligations of AHI or an Affiliate thereof, as applicable, enforceable against such party in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement or creditors’ rights generally and (ii) general equitable principles.

5.3 Title to the Contributed Assets.

(a) The AHI Contributors have good and valid title to the Contributed Assets free and clear of Encumbrances (except for Permitted Encumbrances and Encumbrances imposed under applicable federal and state securities Laws). Following the Sponsor to HoldCo Pre-Closing Contributions and the HoldCo to NewCo Pre-Closing Contributions, good and valid title to the Contributed Assets, free and clear of any and all Encumbrances (except for Permitted Encumbrances and Encumbrances imposed under applicable federal and state securities Laws) will pass to HoldCo and then to NewCo, respectively.

(b) Each of HoldCo and NewCo has been formed in connection with the transactions contemplated by this Agreement. Prior to the Sponsor to HoldCo Pre-Closing Contributions and the HoldCo to NewCo Pre-Closing Contributions, other than with respect to Liabilities incident to its formation and other rights and Liabilities under this Agreement and any Ancillary Documents, NewCo did not and does not have any Assets or Liabilities, and other than the execution and performance of this Agreement and the Ancillary Document(s) to which NewCo is a party, NewCo has not conducted and is not conducting any operations or business. Immediately prior to and at the Closing, NewCo and its Subsidiaries will not own equity in any other Person, other than NewCo’s equity ownership in GAHR III Advisor, GAHR IV Advisor, AHI Management Services, Inc., American Healthcare RE Fund GP, LP, AHI Advisor, LLC, AHI Holdings GP, LLC, AHI RE Fund GP, LP and AHI RE Fund UGP, LLC (each of which currently is, or will be as of the Closing, a direct wholly owned Subsidiary of NewCo).

(c) (i) The AHI Contributors and the Griffin Contributor are collectively the beneficial owners and owners of record of all of the issued and outstanding membership units of HoldCo, (ii) HoldCo is the beneficial owner and owner of record of all of the NewCo Interests, and (iii) immediately prior to the Closing, NewCo will be the beneficial owner and owner of record of all of the issued and outstanding membership interests in GAHR III Advisor and in GAHR IV Advisor, in each case free and clear of any Encumbrances (other than Permitted Encumbrances and Encumbrances imposed under applicable federal and state securities Laws). All of the NewCo Interests (and equity interests in NewCo’s Subsidiaries) have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. There are no Contracts to which the AHI Contributors, HoldCo or NewCo (or its Subsidiaries) is a party or bound with respect to the voting (including voting trusts or proxies) of NewCo Interests (or any equity interests in NewCo’s Subsidiaries). There are no outstanding or authorized subscriptions, options, warrants, call rights, conversion rights, exchange rights or similar rights, or Contracts that could require any of AHI, HoldCo, NewCo or any of their respective Subsidiaries to issue, sell or otherwise cause to be outstanding or to redeem any NewCo Interests (or any equity interests in NewCo’s Subsidiaries).

5.4 No Conflicts. Neither the execution, delivery and performance of this Agreement and the Ancillary Documents by AHI or any Affiliate thereof, nor the consummation of the transactions contemplated hereby or thereby by any AHI or any Affiliate thereof, shall: (a) violate or conflict with any provision of the Organizational Documents of AHI or any Affiliate thereof; (b) conflict with or violate any Law applicable to AHI or any Affiliate thereof or their respective properties, rights or Assets; (c) result in a breach or default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver, or result in the creation of any Encumbrance upon any Contributed Assets or under any Contract to which AHI or any Affiliate thereof or any of their respective properties, rights or Assets may be bound; or (d) violate, conflict with, result in the loss of any benefit under, or require redemption, repayment or repurchase or otherwise require the purchase or sale of any securities, result in the termination of or a right of termination, modification or cancellation any Contributed Assets or any Contract to which AHI or any Affiliate thereof or any of their respective properties, rights or Assets may be bound, except, in the case of clauses (c) or (d), as would not constitute or reasonably be expected to constitute, individually or in the aggregate, a Business Material Adverse Change.

5.5 Consents and Filings. No Consent of any Authority is required to be obtained or made by or with respect to AHI or any Affiliate thereof or the Contributed Business in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except for (i) required filings (if any) under the HSR Act, (ii) the filing with the SEC of any reports or other documents that may be required under the Securities Act or the Exchange Act, (iii) the filing with the appropriate state Authorities of any required “blue sky” filing; or (iv) to the extent that the failure to obtain any such Consent would not constitute or reasonably be expected to constitute, individually or in the aggregate, a Business Material Adverse Change.

5.6 Absence of Certain Changes. Since January 1, 2021 through the date hereof, the Contributed Business has operated in the Ordinary Course of Business. Since January 1, 2021 through the date hereof, there has not occurred any change, event, occurrence, circumstance, development or effect that has constituted or would reasonably be expected to constitute, individually or in the aggregate, a Business Material Adverse Change.

5.7 Proceedings. As of the date hereof, there are no Proceedings by or against AHI, any of the AHI Contributors or the Contributed Business pending or, to the Knowledge of AHI, threatened in writing, challenging the legality, validity or enforceability of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby. Except as would not constitute or reasonably be expected to constitute, individually or in the aggregate, a Business Material Adverse Change, as of the date hereof, there are no Proceedings pending or, to the Knowledge of AHI, threatened, against the Contributed Business or against AHI or any AHI Contributor with respect to the Contributed Business or the NewCo Interests. As of the date hereof, none of the Contributed Business, AHI or any Affiliate thereof is subject to any outstanding Order that would have constituted or reasonably be expected to constitute, individually or in the aggregate, a Business Material Adverse Change.

5.8 Compliance with Laws.

(a) Except as has not constituted and would not reasonably be expected to constitute, individually or in the aggregate, a Business Material Adverse Change, the Contributed Business (including AHI and each of the AHI Contributors) is in compliance with each Law applicable to it. Since January 1, 2019, neither AHI nor any Affiliate thereof has received any written notice of, or to Knowledge of AHI, oral notice of, any investigation with respect to, any violation of any Law applicable to the Contributed Business or the Contributed Assets, except for notices of violations, or knowledge of such investigations, that have not constituted and would not reasonably be expected to constitute, individually or in the aggregate, a Business Material Adverse Change.

(b) AHI and each of the AHI Contributors possess all material Permits necessary for the conduct of the Contributed Business. All such Permits are in full force and effect in all material respects and, since January 1, 2019, through the date hereof, no Authority has provided any notice that it intends to limit, suspend, revoke or adversely modify such Permits. There is no default under, or violation of, any such Permits, except for defaults or violations that have not constituted and would not reasonably be expected to constitute, individually or in the aggregate, a Business Material Adverse Change.

5.9 Tax Matters.

(a) Each of NewCo, GAHR III Advisor and GAHR IV Advisor has timely filed (or caused to be filed) all U.S. federal income and all other material Tax Returns required to be filed by it, and all U.S. federal income and all other material Tax Returns otherwise required to be filed with respect the Contributed Assets and the business contemplated to be contributed, directly and indirectly, pursuant to Section 3.1 hereof have been timely filed. All such Tax Returns were, when filed, and remain correct and complete in all material respects.

(b) All U.S. federal income Taxes and other material Taxes required to be paid with respect to the Contributed Assets and the business contemplated to be contributed, directly and indirectly, pursuant to Section 3.1 hereof, (including, in each case, any such Taxes required to be withheld), have been timely paid over to the appropriate Authority) or, in the case of Taxes not yet due and payable, accrued and reserved against and entered on the books of NewCo or its Subsidiaries, as applicable, to the extent required to be so accrued under GAAP.

(c) No assertion, claim or assessment has been made by an Authority in writing in a jurisdiction where NewCo or its Subsidiaries does not file Tax Returns that such entity, as relevant, is or may be subject to Taxation by that jurisdiction. There are no audits, investigations by any Authority or other proceedings ongoing or threatened in writing with respect to NewCo, GAHR III Advisor and GAHR IV Advisor. In each case with regard to any Taxes or Tax Returns of NewCo, GAHR III Advisor and GAHR IV Advisor: (i) no deficiency for Taxes has been claimed, proposed or assessed in writing or threatened in writing, by any Authority, which deficiency has not yet been settled; (ii) the statute of limitations has not been waived with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; and (iii) none of NewCo, GAHR III Advisor or GAHR IV Advisor has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law). None of NewCo, GAHR III Advisor and GAHR IV Advisor has requested, has received (or is subject to) a written ruling of an Authority or has otherwise entered into any written agreement with an Authority with respect to any Taxes.

(d) There are no Tax allocation or sharing agreements or similar arrangements with respect to, binding, or otherwise involving NewCo, GAHR III Advisor and GAHR IV Advisor, or otherwise with respect to the Contributed Assets, or the business contemplated to be contributed, directly and indirectly, pursuant to Section 3.1 hereof.

(e) None of NewCo, GAHR III Advisor or GAHR IV Advisor is, will be, or would be, as a result of the transactions contemplated herein required to include amounts in income, or exclude items of deduction (in either case for Tax purposes), for any Tax period as a result of (i) a change in method of Tax accounting or period; or (ii) Section 481 of the Code, or, in the case of each of the foregoing, any corresponding or similar provision of state, local, or non-U.S. Law.

(f) There are no Encumbrances on any of the Contributed Assets or the business contemplated to be contributed, directly and indirectly, pursuant to Section 3.1 hereof arising from or relating to any failure (or alleged failure) to pay any Tax.

(g) None of NewCo, GAHR III Advisor or GAHR IV Advisor has ever directly or indirectly participated in or could have any liability or obligation with respect to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

5.10 Employees.

(a) Section 5.10(a) of the AHI Disclosure Letter sets forth a complete and accurate list of all Business Employees, as of the date hereof, by name, title or position, employing entity immediately prior to the date hereof, work location, start date, current wages (salaries or hourly rates of pay), commission rates, bonus opportunities, status as exempt or non-exempt under the Fair Labor Standards Act, paid time off balances, visa status (if applicable), and leave of absence status and return to work date (if applicable). All Business Employees are “at will,” and no Business Employee is entitled to severance pay or other benefits following termination or resignation of his or her employment; and all independent contractors of NewCo can be terminated at any time, with or without advance notice, for any reason or no reason at all, and no independent contractors are entitled to any post-termination benefits. All material personnel policies and procedures applicable to Business Employees are in writing. True, complete and correct copies of all written personnel policies and procedures applicable to employees have been made available to GAHR III. Except as expressly contemplated in this Agreement or any other arrangement referred to herein or related thereto (including post-Closing de minimis support services (for no more than one (1) hour a week) from the AHI Principals to AHI in connection therewith), the Business Employees do not provide any services to the Retained Entities and are not intended to provide any services to the Retained Entities following the consummation of the transactions contemplated hereby.

(b) Section 5.10(b) of the AHI Disclosure Letter contains a true and complete list of each Contributed Benefit Plan. As of the Closing, the sponsoring employer of each Contributed Benefit Plan is NewCo as a result of a pre-Closing transfer of such Contributed Benefit Plans by AHI or its Affiliates to NewCo. HoldCo has provided or made available to GAHR III with respect to each Contributed Benefit Plan, in each case to the extent applicable, a true and complete copy of (i) the plan document and any currently effective amendments thereto,

(ii) any related trust, funding or administrative documents, (iii) the current summary plan description and any current summaries of material modifications, (iv) the most recent determination, advisory or opinion letter from the IRS, (v) the most recently filed annual report on Form 5500 and (vi) any material communication with any Authority. As of the Closing, no current Business Employee will participate in or will have any right to payment or benefits under any Benefit Plan maintained, administered or contributed to solely by HoldCo or any ERISA Affiliate of HoldCo or any other entity (excluding for these purposes NewCo). The representations and warranties in this Section 5.10 relating to Contributed Benefit Plans shall be deemed to be made also with respect to the period of time such plans were sponsored or maintained by AHI.

(c) Each Contributed Benefit Plan has been maintained in all material respects in compliance with its terms and applicable Laws. There are no pending, or to the Knowledge of AHI, threatened, material Proceedings of any kind in any court or Authority with respect to any Contributed Benefit Plan (other than routine claims for benefits). Except as would not reasonably be expected to result in material liability to NewCo or its Subsidiaries, none of NewCo or its Subsidiaries, AHI, or any trustee, administrator, fiduciary or sponsor of any Contributed Benefit Plan, has any obligation to indemnify has engaged in any prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no applicable exemption.

(d) None of NewCo, AHI, GAHR III Advisor and GAHR IV Advisor nor any of their respective ERISA Affiliates contributes (or is obligated to contribute), nor during the past six (6) years has had an obligation to contribute, to or has any actual or contingent liability with respect to any (A) a “defined benefit plan” as defined in Section 3(35) of ERISA, (B) a pension plan subject to Title IV of ERISA or the funding standards of Section 302 of ERISA or Section 412 of the Code, (C) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or (D) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No Liability under Title IV or Section 302 of ERISA has been incurred by any of NewCo, AHI, GAHR III Advisor and GAHR IV Advisor or any of their respective ERISA Affiliates, and no condition exists, to the Knowledge of AHI, that could reasonably expected to present a material risk to NewCo, GAHR III Advisor or GAHR IV Advisor or any of their respective ERISA Affiliates of incurring any such liability.

(e) Each Contributed Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or prototype opinion or advisory letter from the IRS, and, to the Knowledge of AHI, nothing has occurred since the date of any such letter that would reasonably be expected to adversely affect the tax-qualified status of any such Contributed Benefit Plan.

(f) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will (i) entitle any current or former employee, officer, director or independent contractor of NewCo to any payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other obligation under, any Contributed Benefit Plan or (iii) result in any payment under any Contributed Benefit Plan not being deductible pursuant to Section 280G of the Code (assuming, for purposes of this representation, that Section 280G of the Code would apply to the transactions contemplated by this Agreement).

(g) No Contributed Benefit Plan provides material benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than coverage mandated by applicable Law or (ii) death or retirement benefits under any Contributed Benefit Plan that is intended to be qualified under Section 401(a) of the Code or a plan that is sponsored by or to which contributions are mandated by any Authority.

(h) All material contributions required to be made with respect to any Contributed Benefit Plan by applicable Law or by the terms of such plan (including any premiums due or payable with respect to any insurance policy funding any such plan) have been timely paid in full, or to the extent not required to be made or paid on or before the date hereof, have been accrued in accordance with normal accounting practices.

(i) None of NewCo, AHI, GAHR III Advisor and GAHR IV Advisor is party to, or bound by, or negotiating any collective bargaining agreement, contract or other arrangement or understanding with a labor union, employee committee, works council or other labor organization covering any of the Business Employees. To the Knowledge of AHI, as of the date hereof, no union organizing or certification activities are being conducted or threatened with respect to any current Business Employees.

(j) As of the date hereof, there are no (i) current strikes, work stoppages, work slowdowns, lockouts or other labor disputes pending or, to the Knowledge of AHI, threatened against any of NewCo, AHI, GAHR III Advisor or GAHR IV Advisor, or (ii) unfair labor practice charges or complaints pending or, to the Knowledge of AHI, threatened by or on behalf of any Business Employee or group of Business Employees. As of the date hereof, there are no Proceedings pending, or, to the Knowledge of AHI, threatened, before any Authority with respect to or relating to the terms and conditions of employment of the Business Employees. Each of NewCo, GAHR III Advisor and GAHR IV Advisor is and for the past three (3) years has been in compliance in all material respects with all applicable Law respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not liable for any arrears of wages or penalties with respect to the Business Employees. Except with respect to an open payroll period, each of NewCo, GAHR III Advisor and GAHR IV Advisor has paid in full all compensation, including wages, commissions and bonuses, payable to all Business Employees and all individuals who have rendered services to any of NewCo, GAHR III Advisor and GAHR IV Advisor, in all instances for services performed on or prior to the Closing, and there are no outstanding agreements, understandings or commitments of any of NewCo, GAHR III Advisor or GAHR IV Advisor with respect to any compensation, commissions or bonuses. Except as would not reasonably be expected to result in material liability to any of NewCo, GAHR III Advisor and GAHR IV Advisor, in the past three (3) years, each of NewCo, GAHR III Advisor and GAHR IV Advisor has properly classified and treated all Business Employees who have been classified as exempt under the Fair Labor Standards Act or any similar applicable Laws (collectively, the “FLSA”) and has properly compensated all Business Employees for all time worked in accordance with the FLSA.

(k) Except as would not reasonably be expected to result in material liability to any of NewCo, GAHR III Advisor and GAHR IV Advisor, each individual (other than any Business Employee) who currently or in the past three (3) years has rendered services to any of NewCo, AHI, GAHR III Advisor and GAHR IV Advisor that has been classified by the employer entity as having the status of an independent contractor or other non-employee status has been properly so characterized for any purpose, including for purposes of participation in any Contributed Benefit Plan.

(l) Except as would not reasonably be expected to result in material liability to any of NewCo, GAHR III Advisor or GAHR IV Advisor, NewCo, AHI, GAHR III Advisor, and GAHR IV Advisor have properly completed all reporting and verification requirements in accordance with Law relating to immigration control for all of its employees, including the Form I-9, and have retained such Forms I-9 for the periods required under applicable Law. No Business Employee is or was (i) to the Knowledge of AHI, ineligible to work in the U.S. or (ii) misclassified under the applicable state or federal overtime Laws.

5.11 Financial Statements.

(a) Section 5.11 of the AHI Disclosure Letter contains complete and accurate copies of the audited consolidated balance sheets of AHI and its Subsidiaries (collectively, the “Consolidated Entities”) (including for such purposes the Retained Entities) as of December 31, 2019 and December 31, 2020 and the related consolidated statements of income, consolidated statements of equity and consolidated statements of cash flows for the fiscal years ended on December 31, 2019 and December 31, 2020, together with the unaudited consolidated balance sheets of the Consolidated Entities as of the quarter ended March 31, 2021 and the month ended May 31, 2021, as well as the related consolidated statements of income, consolidated statements of equity and consolidated statements of cash flows for such fiscal periods (collectively, and together with the notes thereto, the “Financial Statements”). The Financial Statements present fairly in all material respects the financial condition and the results of operations of the Consolidated Entities (including for such purposes, the Retained Entities) and of the Contributed Business as of such dates and for such periods and have been prepared in accordance with GAAP (as in effect on the date of the applicable Financial Statement) applied on a consistent basis during the periods involved.

(b) The Consolidated Entities have designed and maintain a system of internal control over financial accounting sufficient to provide reasonable assurances regarding the reliability of financial accounting for the Consolidated Entities. AHI disclosed to its auditors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect AHI’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Consolidated Entities’ internal control over financial accounting. AHI has made available to GAHR III a summary of any such disclosure made by management to its auditors since January 1, 2019.

(c) When delivered by AHI under Section 3.2 hereof, the Estimated Closing Statement will contain a complete and accurate calculation of the Working Capital, the Closing Date Cash, the Closing Date Unpaid Indebtedness, the Closing Date Unpaid Transaction Expenses and the Closing Date Value.

5.12 Undisclosed Liabilities. Except (a) as disclosed, set forth or reflected or reserved against on the Financial Statements, (b) for Liabilities permitted by or incurred pursuant to this Agreement or any Ancillary Documents, (c) for Liabilities incurred after January 1, 2021 in the Ordinary Course of Business, (d) for Liabilities set forth on Section 5.12 of the AHI Disclosure Letter or (e) for Retained Liabilities, the Contributed Business is not subject to, and the Assumed Liabilities do not include, any Liabilities, other than Liabilities that would not constitute or reasonably be expected to constitute, individually or in the aggregate, a Business Material Adverse Change. Notwithstanding the foregoing, the representations and warranties contained in this Section 5.12 do not apply to those portions of the representations and warranties made in Section 5.8, Section 5.10, Section 5.15 or Section 5.16 that are expressly qualified by the Knowledge of AHI.

5.13 Material Contracts.

(a) Section 5.13 of the AHI Disclosure Letter contains a complete list, as of the date hereof, of all Material Contracts to which AHI or any of the AHI Contributors is a party or by which any of them is bound relating to, resulting from or arising out of the operation or conduct of the Contributed Business (other than Contracts that exclusively relate to Retained Assets and Retained Liabilities) or by which the Contributed Business is otherwise bound. For purposes hereof, the term “Material Contracts” means all Contracts necessary to operate and conduct the Contributed Business in substantially the same manner as conducted by the Sponsors and their Affiliates immediately prior to the date hereof and immediately prior to the Closing, including, without limitation, the following:

(i) the Advisory Agreements;

(ii) any Contract for Fund Placement Fees or any other placement, distribution or sale of shares, units or other ownership interests of the Sponsored Investment Fund, GAHR III or any other fund, investment vehicle or investment product, including solicitation agreements and investor referral agreements, in each case, pursuant to which AHI, its Subsidiaries or the Sponsored Investment Fund may incur fees or has incurred fees;

(iii) any Contract requiring any Person to invest in the Sponsored Investment Fund;

(iv) any Contract that contains (A) a “clawback” or similar undertaking requiring the contribution, reimbursement or refund by AHI or any of its Affiliates of any prior distribution, return of capital or fees (whether performance based or otherwise) paid to any such Person or (B) a “most favored nation” provision;

(v) any Contract that contains “key person” provisions pertaining to employees of AHI or any of its Affiliates;

(vi) any Contract that limits in any material respect the freedom of any Person to compete in any line of business, to solicit or engage any Person for business or employment, to provide any service, or to sell any product or securities in any geographic area;

(vii) any joint venture or partnership agreement;

(viii) any Contract requiring indemnification to or by any of AHI, the AHI Contributors, NewCo, any of NewCo’s Subsidiaries or the Contributed Business; provided, however, this Section 5.13(a)(viii) shall not include non-disclosure or confidentiality agreements entered into in the Ordinary Course of Business;

(ix) any Contract granting any exclusive rights to any Person;

(x) any Contract relating to the licensing, assignment, or transfer of any Business Intellectual Property (other than licenses for commercially available off-the-shelf software involving annual payments of less than $25,000);

(xi) any Contract evidencing Indebtedness;

(xii) any Contract that grants any Person “most favored nation” or similar status, or any type of special fee-discount rights;

(xiii) any Contract relating to Business Intellectual Property;

(xiv) any Contract (1) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (2) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (3) providing any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(xv) all Real Property Leases as well any other Contract to purchase, license or use real property;

(xvi) any Contract that provides for a settlement, conciliation or similar arrangement in connection with any Proceeding or threatened Proceeding against any of AHI, the AHI Contributors, NewCo, any of NewCo’s Subsidiaries or the Contributed Business, which includes any non-monetary remedies or pursuant to which any of them is required to make any payments to other Persons in excess of $50,000 after the Closing;

(xvii) any Contract (A) relating to the employment of, or the performance of services by, a current director, employee or consultant in respect of the Contributed Business or NewCo that provides for payments related to severance, termination, change of control or (B) that would obligate NewCo to provide payments related to severance, termination, change of control to any former director, employee or consultant;

(xviii) any business combination or mergers and acquisitions Contract;

(xix) any Contract with any Authority; and

(xx) any Contract that was not entered in the Ordinary Course of Business.

(b) AHI has provided true and complete copies of all Material Contracts to GAHR III. Each such Material Contract is valid, binding and enforceable against each Sponsor (or Sponsor Contributor Entity, if applicable) that is a party thereto and, to the Knowledge of AHI, the other parties thereto, in accordance with its terms, and is in full force and effect, except where such failure to be so valid, binding, enforceable or in full force and effect would not constitute or reasonably be expected to constitute, individually or in the aggregate, a Business Material Adverse Change. AHI (or Affiliate thereof, if applicable) is not in default under or in violation or breach of any such Material Contract (other than under agreements that constitute Retained Assets or Retained Liabilities) or has received notice of any default, violation or breach, and to the Knowledge of AHI, none of the other parties thereto is in default, violation of breach of any such Material Contract, except in each case for such defaults, violations or breaches that would not constitute or reasonably be expected to constitute, individually or in the aggregate, a Business Material Adverse Change.

(c) If entered into prior to date hereof, the Sponsored Investment Fund IMA, Sponsored Investment Fund LPA and all Contracts entered into in connection therewith shall thereupon constitute Material Contracts hereunder.

5.14 Fees and Expenses of Brokers. Other than Keybanc Capital Markets, neither AHI nor any AHI Contributor or any of their respective officers or directors has employed any broker, finder or financial advisor, or incurred any Liability for any brokerage fee or commission, finder’s fee or financial advisory fee in connection with the transactions contemplated hereby. Any brokerage fees or commissions, finder’s fees or financial advisory fees or other Liabilities owing to Keybanc Capital Markets shall be treated as Retained Liabilities hereunder.

5.15 Intellectual Property.

(a) AHI owns, free and clear of all Encumbrances other than Permitted Encumbrances, or has the right to use pursuant to a license, sublicense, or other agreement, all of the Intellectual Property relating to, resulting from or arising out of the operation or conduct of the Contributed Business (collectively, “Business Intellectual Property”). Except with regard to rights to use the name “Griffin” (rights to which name constitute a Retained Asset hereunder), after the Closing, GAHR III and GAHR III OP shall be able to use the Business Intellectual Property in the same manner as used by the Contributed Business prior to the Closing. There is no (i) to the Knowledge of AHI, infringement, dilution, misappropriation or otherwise by Third Parties of any such Transferred Intellectual Property; or (ii) pending or, to the Knowledge of AHI, threatened action, suit, proceeding or claim by others challenging any rights of the Contributed Business in or to any such Business Intellectual Property, and no Sponsor is aware of any facts which would form a reasonable basis for any such claim. All of the Transferred Intellectual Property that is the subject of an application or registration is, to the Knowledge of AHI, valid, subsisting and enforceable.

(b) To the Knowledge of AHI, the conduct of the Contributed Business has not interfered with, infringed upon, diluted, misappropriated or otherwise violated any Intellectual Property of any Third Party. Neither AHI nor any AHI Contributor has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that AHI or an AHI Contributor must license or refrain from using any Intellectual Property of any Third Party).

(c) AHI and the AHI Contributors have taken commercially reasonable measures to protect the confidentiality of all trade secrets and other material confidential information and any confidential information owned by any Person to whom AHI or any AHI Contributor has a confidentiality obligation. No such trade secrets or confidential information have been disclosed to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or confidential information by such Person. No current or former employee, contractor or consultant of AHI or of the AHI Contributors (if applicable) has any right, title or interest, directly or indirectly, in whole or in part, in any Transferred Intellectual Property. The Contributed Business has obtained from all Persons who have created any material Intellectual Property valid and enforceable written assignments of any such Intellectual Property for the benefit of the Contributed Business. To the Knowledge of AHI, no Person is in violation of any such written confidentiality or assignment agreements.

(d) Section 5.15(d) of the AHI Disclosure Letter identifies (i) each patent and each other registration that has been issued to AHI or any AHI Contributor with respect to any of the Transferred Intellectual Property, (ii) each pending application for registration that a AHI or an AHI Contributor has made with respect to any of its Transferred Intellectual Property and (iii) each license, sublicense or other permission that AHI or an AHI Contributor has granted to any Third Party with respect to any of its Transferred Intellectual Property. AHI has delivered to GAHR III correct and complete copies of all such licenses, sublicenses and permissions (as amended) as of the date hereof.

5.16 Property.

(a) Section 5.16(a) of the AHI Disclosure Letter sets forth a list, as of the date hereof, of all leases and subleases (collectively, the “Real Property Leases”) for Real Property leased or subleased in respect of the Contributed Business for use in the operation of any portion of the Contributed Business (the “Leased Real Property”). Each of the Real Property Leases is enforceable and in full force and effect, valid and binding in accordance with their respective terms. There is not under any Real Property Lease any material existing default by AHI or an Affiliate party thereto or, to the Knowledge of AHI, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default, and AHI and its Affiliates quietly enjoy the use of the premises provided for in such lease.

(b) To the Knowledge of AHI, no party other than AHI or the AHI Contributors is entitled to use or occupy the premises demised under the Real Property Leases.

(c) Neither AHI nor any AHI Contributor owns any real property or interests in real property relating to the Contributed Business.

(d) Except as would not constitute or reasonably be expected to constitute, individually or in the aggregate, a Business Material Adverse Change, each building or fixture attached to any Leased Real Property and each item of tangible personal property thereon is in good working order and is adequate for the Contributed Business’s current use of such property, ordinary wear and tear excepted.

5.17 Information for Proxy Statement. None of the information supplied in writing or to be supplied in writing by or on behalf of any Sponsor or Affiliate thereof for inclusion in the Proxy Statement will, at the date it is delivered, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.18 Insurance. AHI, its Subsidiaries and the Contributed Business are insured with reputable insurers against such risks and in such amounts as their management reasonably has determined to be prudent in accordance with industry practices relating to the Contributed Business. Section 5.18 of the AHI Disclosure Letter sets forth a list of all insurance policies that are currently in effect for the benefit of the Contributed Business, together with their most recent annual premium amounts and expiration dates. None of AHI or any of its Subsidiaries has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such insurance policies, including as a result of the transactions contemplated hereby.

5.19 The Sponsored Investment Fund.

(a) True, complete and current copies of the Sponsored Investment Fund Offering Materials have been provided or made available to GAHR III by AHI. None of the information contained therein or otherwise used in the marketing of the Sponsored Investment Fund or offering of an interest therein, at the date it was delivered to any potential investor, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The marketing, solicitation and offering activities of the Sponsored Investment Fund have complied in all material respects with all Applicable Laws, and AHI and its Affiliates hold and have at all times held all required Permits in order to conduct those activities, including to conduct investor solicitation activities and to engage in Investment Management Services for investors in jurisdictions outside the United States.

(c) None of AHI or any Subsidiary thereof is required to be registered as an investment advisor under the Advisers Act in respect of the Sponsored Investment Fund and its related marketing activities as conducted prior to the Closing, or is otherwise required to be registered under any foreign or domestic Law regulating investment advisers.

5.20 Corruption Laws; Pay-to-Play.

(a) None of AHI nor any of its Affiliates, nor, to the Knowledge of AHI, any director, officer, agent, employee, consultant, other Affiliate, or other Person associated with or acting on behalf of the Contributed Business at any time, (i) has, in any material respect, violated, or is in violation of any provision of the Foreign Corrupt Practices Act, any Law, rule or regulation promulgated to implement the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, or any other Law, rule or regulation of similar purpose or (ii) has, in each case as would constitute a violation of applicable Law, in any material respect, taken or is currently taking corrupt actions in furtherance of an offer, payment, promise to pay or authorization of payment of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services and entertainment and travel expenses, to (A) any executive, official, employee or agent of a governmental department, agency or instrumentality, (B) a director, officer, employee or agent of a wholly or partially government-owned or -controlled company or business, (C) a political party or official thereof, or candidate for political office, (D) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) or (E) a third party, in each case in this clause (ii) in order to obtain, retain or direct business and while knowing or having a reasonable belief that all or some portion will be used for the purpose of (x) improperly influencing any act, decision or failure to act by anyone described in clauses (ii)(A)-(D) in his or her official capacity or (y) improperly inducing anyone described in clauses (ii)(A)-(D) to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity.

(b) Neither AHI nor, to the Knowledge of AHI, any director, officer, agent, employee, consultant, other Affiliate, or other Person associated with or acting on behalf of them relating to the Contributed Business (i) has paid or promised to pay, has given or promised to give, any remuneration or thing of value directly or indirectly to any board members, members, officers, employees or agents of a prospective investor that is a state, municipality, or other political entity, agency or subdivision (including any related pension fund) (the “Government Entity”), in connection with such Government Entity’s existing or potential investment in any fund or account including, but not limited to a finder’s fee, cash solicitation fee, or a fee for consulting, lobbying or otherwise; or (ii) has made or promised to make any political contribution to any such Government Entity’s official (or a candidate to such office) or anyone in the decision-making chain of command able to influence such Government Entity’s decisions in connection with potential investment in the Sponsored Investment Fund.

5.21 OFAC and Export Control.

(a) None of the owners of the Contributed Assets is, and (if the Sponsored Investment Fund LPA is entered into prior to the Closing) none of the investors in the Sponsored Investment Fund or any of their directors, officers, employees, agents or Affiliates (if applicable) acting on their behalf, was (at the time such investor’s capital commitment was accepted by the Sponsored Investment Fund), related in any way to, the governments of, or any Persons within, any country or jurisdiction under a U.S. embargo enforced by the Office of Foreign Assets Control (OFAC), or any Persons who are named on (i) the United States Department of the Treasury, OFAC – (A) Specially Designated Nationals List, (B) the United States Sectoral Sanctions Identifications List, (C) the Foreign Sanctions Evaders List, (D) the Palestinian

Legislative Council List, (E) the List of Foreign Financial Institutions Subject to Part 561, or (F) the Non-SDN Iranian Sanctions Act List (US); (ii) the European External Action Service—Consolidated List of Persons Groups and Entities Subject to EU Financial Sanctions; (iii) Her Majesty’s Treasury, United Kingdom – (A) Consolidated List of Targets or (B) Ukraine: list of persons subject to restrictive measures in view of Russia’s actions destabilising the situation in Ukraine; (iv) Canada’s Office of the Superintendent of Financial Institutions—Consolidated List (Anti-Terrorism Financing) both individuals and entities; (v) Interpol—Security Council Special Notice – (or, alternatively, specific lists available for each of the various individuals and entities subject to sanctions imposed by the United Nations Security Council); (vi) the Swiss State Secretariat for Economic Affairs SECO—Overall list of sanctioned individuals, entities and organizations; or (vii) the Australian Department of Foreign Affairs and Trade – Consolidated List; or on any other similar list maintained by any of the authorities referenced above pursuant to any authorizing statute, executive order, or regulation.

(b) None of the owners of the Contributed Assets (including none of the investors in the Sponsored Investment Fund or any of their directors, officers, employees, agents or Affiliates (if applicable) acting on their behalf, if the Sponsored Investment Fund LPA is entered into prior to the Closing): (i) is (or has ever been) a non-U.S. shell bank or have made payments from, or receive payments to, a non-U.S. shell bank; (ii) is (or has ever been) a senior non-U.S. political figure or an immediate family member or close associate of such figure, or an entity owned or controlled by such a figure; or (iii) is (or has ever been) prohibited from investing in the Sponsored Investment Fund pursuant to U.S. anti-money laundering, anti-terrorist, economic sanctions and asset control Laws.

5.22 Personal Information. AHI and its Affiliates are in material compliance with all applicable Laws regarding the collection, use and protection of personally identifiable information relating to the Contributed Business (“Personal Information”), and to the Knowledge of AHI, no Person has gained unauthorized access to or made any unauthorized use of any such Personal Information maintained by the Sponsors or their Affiliates. The Sponsors and their Affiliates have reasonable security measures in place to protect Personal Information stored in their computer systems from unlawful use by any third party or any other use by a third party that would violate applicable Laws. The execution, delivery and performance of the Agreement and the Ancillary Documents and the consummation of the transactions contemplated thereby do not violate Laws applicable to the collection or use of Personal Information that was collected or obtained by AHI or its Affiliates. No material Proceeding is pending or, to the Knowledge of AHI, threatened against AHI or an Affiliate thereof relating to the collection or use of Personal Information.

5.23 Sufficiency of Assets and Personnel.

(a) Upon the Closing, GAHR III and its Affiliates (including NewCo following the Closing) will own or have a valid leasehold interest, as applicable, in all of the Contributed Assets necessary to operate and conduct the Contributed Business in substantially the same manner as conducted by the Sponsors and their Affiliates immediately prior to the date hereof and immediately prior to the Closing.

(b) As of and at the Closing, and subject to each employee’s or consultant’s continuation of employment or consulting arrangements with NewCo following the Closing, GAHR III and its Affiliates (including NewCo following the Closing) will employ, engage or contract with all employees and consultants who are necessary to operate and conduct the Contributed Business in substantially the same manner as conducted by the Sponsors and their Affiliates immediately prior to the date hereof and immediately prior to the Closing.

(c) Neither Griffin Capital nor the Griffin Contributor owns any of the Contributed Assets (except for the Griffin Interest), and they will not own (or have any other interest in) any of the Contributed Assets (or the Griffin Interest) following the Closing. Griffin Capital provides (only) those services to the Contributed Business that are set forth on Section 5.23(c) of the AHI Disclosure Letter. All such services will be terminated as of the Closing Date, unless otherwise agreed to by Griffin Capital and GAHR III (or GAHR IV following the REIT Merger).

5.24 Affiliated Party Contracts5.25 . There are no Contracts between NewCo or any or its Subsidiaries, on the one hand, and any Sponsor or Affiliate of a Sponsor (other than NewCo and its Subsidiaries), on the other hand, other than the contribution agreement between HoldCo and NewCo (and a related assignment of membership interests as well as a related bill of sale and assignment and assumption agreement) pursuant to which HoldCo and NewCo will effect the HoldCo to NewCo Pre-Closing Contributions (true and complete forms of which HoldCo provided to GAHR III prior to the date hereof).

5.25 No Other Representations or Warranties. The representations and warranties set forth in this Section 5 are the only representations and warranties made by AHI with respect to the matters relating to the transactions contemplated by this Agreement. Except as specifically set forth in this Agreement, neither AHI, the AHI Contributors nor any of their respective Affiliates, nor any of their respective members, partners, stockholders, directors, officers, employees or agents will have or be subject to any Liability or indemnification obligation to GAHR III or GAHR III OP resulting from the distribution to GAHR III, GAHR III OP or their Representatives of, or GAHR III or GAHR III OP’s use of, any information relating to the Sponsors or any of their Affiliates, including any descriptive memoranda, summary business descriptions, financial forecasts, projections or models, or any information, documents or material made available to GAHR III or its Affiliates or Representatives, whether orally or in writing, in management presentations, functional “break-out” discussions, responses to questions submitted on behalf of GAHR III or GAHR III OP or in any other form in expectation of the transactions contemplated by this Agreement.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF GRIFFIN CAPITAL

Except as set forth in the AHI Disclosure Letter, Griffin Capital represents and warrants to GAHR III and GAHR III OP as follows:

6.1 Organization and Qualification. The Griffin Contributor is a legal entity duly organized, validly existing, and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of organization and has all requisite partnership and limited liability company power and authority to conduct its business as it is now being conducted, and to own, lease and operate its properties, rights and Assets. Each of Griffin Capital and the Griffin Contributor is duly qualified as a foreign limited liability company or licensed to do business as a foreign entity in good standing, as the case may be, in each jurisdiction where such qualification is necessary for the conduct of its business as currently conducted or where the nature or location of the properties, rights and Assets owned, leased or operated by it requires such qualification or licensing, except where the failure to be so qualified would not constitute or reasonably be expected to constitute, individually or in the aggregate, a Business Material Adverse Change. The Organizational Documents of the Griffin Contributor, HoldCo and NewCo, copies of which have been provided or made available to GAHR III OP, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

6.2 Authority; Approvals. Each of Griffin Capital, the Griffin Contributor, HoldCo and NewCo has the necessary partnership or limited liability company power and authority to execute and deliver this Agreement and any Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Griffin Capital, the Griffin Contributor, HoldCo or NewCo are party and the performance by such party of the transactions contemplated by this Agreement and the Ancillary Documents have been duly and validly authorized by all necessary partnership, company or other action on the part of Griffin Capital, the Griffin Contributor, HoldCo or NewCo, and no other partnership, company or other proceedings on the part of Griffin Capital, the Griffin Contributor, HoldCo or NewCo are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which such party is a party by Griffin Capital, the Griffin Contributor, HoldCo or NewCo. This Agreement has been, and upon their execution the Ancillary Documents to which Griffin Capital, the Griffin Contributor, HoldCo or NewCo is a party will be, duly executed and delivered by such party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by each of the other parties thereto, constitute, and upon their execution such Ancillary Documents will constitute, valid and binding obligations of Griffin Capital, the Griffin Contributor, HoldCo or NewCo, as applicable, enforceable against such party in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement or creditors’ rights generally and (ii) general equitable principles.

6.3 Title to the Griffin Interest.

(a) The Griffin Contributor has good and valid title to the Griffin Interest free and clear of Encumbrances, except the Permitted Encumbrances and Encumbrances imposed under applicable federal and state securities Laws. Following the Sponsor to HoldCo Pre-Closing Contributions and the HoldCo to NewCo Pre-Closing Contributions, good and valid title to the Griffin Interest, free and clear of any and all Encumbrances (except for the Permitted Encumbrances and Encumbrances imposed under applicable federal and state securities Laws) will pass to HoldCo and then to NewCo.

(b) Each of HoldCo and NewCo has been formed in connection with the transactions contemplated by this Agreement. Prior to the Sponsor to HoldCo Pre-Closing Contributions and the HoldCo to NewCo Pre-Closing Contributions, other than with respect to Liabilities incident to its formation and other rights and Liabilities under this Agreement and any Ancillary Documents, NewCo did not and does not have any Assets or Liabilities, and other than the execution and performance of this Agreement and the Ancillary Document(s) to which NewCo is a party, NewCo has not conducted and is not conducting any operations or business. Immediately prior to and at the Closing, NewCo and its Subsidiaries will not own equity in any other Person, other than NewCo’s equity ownership in GAHR III Advisor, GAHR IV Advisor, AHI Management Services, Inc., American Healthcare RE Fund GP, LP, AHI Advisor, LLC, AHI Holdings GP, LLC, AHI RE Fund GP, LP and AHI RE Fund UGP, LLC (each of which currently is, or will be as of the Closing, a direct wholly owned Subsidiary of NewCo).

(c) (i) The Griffin Contributor and the AHI Contributors are collectively the beneficial owners and owners of record of all of the issued and outstanding membership units of HoldCo, (ii) HoldCo is the beneficial owner and owner of record of all of the NewCo Interests, and (iii) immediately prior to the Closing, NewCo will be the beneficial owner and owner of record of all of the Griffin Interest, in each case free and clear of any Encumbrances, other than Permitted Encumbrances and Encumbrances imposed under applicable federal and state securities Laws. All of the NewCo Interests (and equity interests in NewCo’s Subsidiaries) have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. There are no Contracts to which the Griffin Contributor, HoldCo or NewCo (or its Subsidiaries) is a party or bound with respect to the voting (including voting trusts or proxies) of NewCo Interests (or any equity interests in NewCo’s Subsidiaries). There are no outstanding or authorized subscriptions, options, warrants, call rights, conversion rights, exchange rights or similar rights, or Contracts that could require any of the Griffin Contributor, HoldCo, NewCo or any of their respective Subsidiaries to issue, sell or otherwise cause to be outstanding or to redeem any NewCo Interests (or any equity interests in NewCo’s Subsidiaries).

6.4 No Conflicts. Neither the execution, delivery and performance of this Agreement and the Ancillary Documents by Griffin Capital and the Griffin Contributor, nor the consummation of the transactions contemplated hereby or thereby by Griffin Capital and the Griffin Contributor, shall: (a) violate or conflict with any provision of the Organizational Documents of Griffin Capital or the Griffin Contributor; (b) conflict with or violate any Law applicable to Griffin Capital or the Griffin Contributor or their respective properties, rights or Assets; (c) result in a breach or default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver, or result in the creation of any Encumbrance upon the Griffin Interest or under any Contract to which Griffin Capital or the Griffin Contributor or any of their respective properties, rights or Assets may be bound; or (d) violate, conflict with, result in the loss of any benefit under, or require redemption, repayment or repurchase or otherwise require the purchase or sale of any securities, result in the termination of or a right of termination, modification or cancellation of any Contributed Assets owned by it or any Contract to which Griffin Capital or the Griffin Contributor or any of their respective properties, rights or Assets may be bound, except, in the case of clauses (c) or (d), as would not constitute or reasonably be expected to constitute, individually or in the aggregate, a Business Material Adverse Change.

6.5 Consents and Filings. No Consent of any Authority is required to be obtained or made by or with respect to Griffin Capital or the Griffin Contributor or the Griffin Interest in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except for (i) required filings (if any) under the HSR Act, (ii) the filing with the SEC of any reports or other documents that may be required under the Securities Act or the Exchange Act, (iii) the filing with the appropriate state Authorities of any required “blue sky” filing; or (iv) to the extent that the failure to obtain any such Consent would not constitute or reasonably be expected to constitute, individually or in the aggregate, a Business Material Adverse Change.

6.6 Proceedings. As of the date hereof, there are no Proceedings by or against Griffin Capital or the Griffin Contributor pending or, to the Knowledge of Griffin Capital, threatened in writing, challenging the legality, validity or enforceability of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby. Except as would not constitute or reasonably be expected to constitute, individually or in the aggregate, a Business Material Adverse Change, as of the date hereof, there are no Proceedings pending or, to the Knowledge of Griffin Capital, threatened, against Griffin Capital or the Griffin Contributor with respect to the Griffin Interest or the NewCo Interests. As of the date hereof, neither Griffin Capital nor the Griffin Contributor is subject to any outstanding Order that would have constituted or reasonably be expected to constitute, individually or in the aggregate, a Business Material Adverse Change.

6.7 Tax Matters.

(a) NewCo has timely filed (or caused to be filed) all U.S. federal income and all other material Tax Returns required to be filed by it, and all U.S. federal income and all other material Tax Returns otherwise required to be filed with respect the Contributed Assets and the business contemplated to be contributed, directly and indirectly, pursuant to Section 3.1 hereof have been timely filed. All such Tax Returns were, when filed, and remain correct and complete in all material respects.

(b) All U.S. federal income Taxes and other material Taxes required to be paid with respect to the Griffin Interest (including any such Taxes required to be withheld) have been timely paid over to the appropriate Authority) or, in the case of Taxes not yet due and payable, accrued and reserved against and entered on the books of NewCo or its Subsidiaries, as applicable, to the extent required to be so accrued under GAAP.

(c) No assertion, claim or assessment has been made by an Authority in writing in a jurisdiction where NewCo or its Subsidiaries does not file Tax Returns that such entity, as relevant, is or may be subject to Taxation by that jurisdiction. There are no audits, investigations by any Authority or other proceedings ongoing or threatened in writing with respect to NewCo. In each case with regard to any Taxes or Tax Returns of NewCo: (i) no deficiency for Taxes has been claimed, proposed or assessed in writing or threatened in writing, by any Authority, which deficiency has not yet been settled; (ii) the statute of limitations has not been waived with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; and (iii) NewCo has not entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law). NewCo has not requested, has not received (or is not subject to) a written ruling of an Authority or has not otherwise entered into any written agreement with an Authority with respect to any Taxes.

(d) There are no Tax allocation or sharing agreements or similar arrangements with respect to, binding, or otherwise involving NewCo or otherwise with respect to the Griffin Interest, or the business contemplated to be contributed, directly and indirectly, pursuant to Section 3.1 hereof.

(e) NewCo is not, will not be, or would not be, as a result of the transactions contemplated herein required to include amounts in income, or exclude items of deduction (in either case for Tax purposes), for any Tax period as a result of (i) a change in method of Tax accounting or period; or (ii) Section 481 of the Code, or, in the case of each of the foregoing, any corresponding or similar provision of state, local, or non-U.S. Law.

(f) There are no Encumbrances on the Griffin Interest or the business contemplated to be contributed, directly and indirectly, pursuant to Section 3.1 hereof arising from or relating to any failure (or alleged failure) to pay any Tax.

(g) NewCo has not ever directly or indirectly participated in or could have any liability or obligation with respect to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

6.8 Material Contracts.

(a) Section 5.13 of the AHI Disclosure Letter contains a complete list, as of the date hereof, of all Material Contracts to which any of Griffin Capital or the Griffin Contributor is a party or by which any of them is bound relating to, resulting from or arising out of the operation or conduct of the Contributed Business (other than Contracts that exclusively relate to Retained Assets and Retained Liabilities).

(b) Griffin Capital has provided true and complete copies of all Material Contracts to GAHR III. Each such Material Contract is valid, binding and enforceable against Griffin Capital or the Griffin Contributor, and to the Knowledge of Griffin Capital, the other parties thereto, in accordance with its terms, and is in full force and effect, except where such failure to be so valid, binding, enforceable or in full force and effect would not constitute or reasonably be expected to constitute, individually or in the aggregate, a Business Material Adverse Change. Neither Griffin Capital nor the Griffin Contributor is in default under or in violation or breach of any such Material Contract (other than under agreements that constitute Retained Assets or Retained Liabilities) or has not received notice of any default, violation or breach, except for such defaults, violations or breaches that would not constitute or reasonably be expected to constitute, individually or in the aggregate, a Business Material Adverse Change.

6.9 Fees and Expenses of Brokers. Other than Keybanc Capital Markets, neither Griffin Capital nor the Griffin Contributor or any of their respective officers or directors has employed any broker, finder or financial advisor, or incurred any Liability for any brokerage fee or commission, finder’s fee or financial advisory fee in connection with the transactions contemplated hereby. Any brokerage fees or commissions, finder’s fees or financial advisory fees or other Liabilities owing to Keybanc Capital Markets shall be treated as Retained Liabilities hereunder.

6.10 Information for Proxy Statement. None of the information supplied in writing or to be supplied in writing by or on behalf of Griffin Capital or the Griffin Contributor for inclusion in the Proxy Statement will, at the date it is delivered, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.11 No Other Representations or Warranties. The representations and warranties set forth in this Section 6 are the only representations and warranties made by Griffin Capital with respect to the matters relating to the transactions contemplated by this Agreement. Except as specifically set forth in this Agreement, neither Griffin Capital, the Griffin Contributor nor any of their respective Affiliates, nor any of their respective members, partners, stockholders, directors, officers, employees or agents will have or be subject to any Liability or indemnification obligation to GAHR III or GAHR III OP resulting from the distribution to GAHR III, GAHR III OP or their Representatives of, or GAHR III or GAHR III OP’s use of, any information relating to the Sponsors or any of their Affiliates, including any descriptive memoranda, summary business descriptions, financial forecasts, projections or models, or any information, documents or material made available to GAHR III or its Affiliates or Representatives, whether orally or in writing, in management presentations, functional “break-out” discussions, responses to questions submitted on behalf of GAHR III or GAHR III OP or in any other form in expectation of the transactions contemplated by this Agreement.

6.12 Contributed Assets. Neither Griffin Capital nor the Griffin Contributor owns any of the Contributed Assets (except for the Griffin Interest), and they will not own (or have any other interest in) any of the Contributed Assets (or the Griffin Interest) following the Closing. Griffin Capital provides (only) those services to the Contributed Business that are set forth on Section 5.23(c) of the AHI Disclosure Letter. All such services will be terminated as of the Closing Date, unless otherwise agreed to by Griffin Capital and GAHR III (or GAHR IV following the REIT Merger).

SECTION 7. REPRESENTATIONS AND WARRANTIES OF GAHR III AND GAHR III OP

Except as disclosed in any report, schedule or document filed with or furnished to the SEC by GAHR III and made available on the SEC’s EDGAR system as of the date of this Agreement (excluding any information contained in any risk factor disclosure or in any cautionary language relating to forward-looking statements included in any such report, schedule or document or other statements that are similarly non-specific and predictive or forward-looking in nature), each of GAHR III and GAHR III OP represents and warrants to the Sponsors as follows:

7.1 Organization and Qualification. GAHR III is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. GAHR III OP is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of GAHR III and GAHR III OP has all requisite corporate, partnership or other power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties, rights and Assets. Each of GAHR III and GAHR III OP is duly qualified as a foreign corporation or limited partnership or licensed to do business as a foreign entity in good standing in each jurisdiction where such qualification is necessary for the conduct of its business as currently conducted or where the nature or location of the properties, rights and Assets owned, leased or operated by it requires such qualification or licensing, except where the failure to be so qualified would not constitute or reasonably be expected to constitute, individually or in the aggregate, a GAHR III Material Adverse Change. The Organizational Documents of GAHR III and GAHR III OP, copies of which have been provided or made available to the Sponsors, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

7.2 Authority; Board and Special Committee Approvals.

(a) Each of GAHR III and GAHR III OP has the necessary corporate or partnership power and authority to execute and deliver this Agreement and any Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, but subject to, in the case of the GAHR III Charter Amendment, the approval by the affirmative vote of a majority of all the votes entitled to be cast on such matter (the “Requisite GAHR III Stockholder Approval”) in accordance with the Organizational Documents of GAHR III and applicable Laws.

(b) Each of the Special Committee and the GAHR III Board has duly determined that this Agreement and the transactions contemplated hereby, including the issuance of the OP Partnership Units and the Charter Amendment, are in the best interests of GAHR III, and the Special Committee has recommended that the GAHR III Board adopt and approve this Agreement and the transactions contemplated hereby. The GAHR III Board has adopted and approved this Agreement and the transactions contemplated hereby and resolved to recommend that GAHR III stockholders vote in favor of the GAHR III Charter Amendment (the “Recommendation”).

(c) The execution and delivery of this Agreement and the Ancillary Documents to which GAHR III or GAHR III OP is a party and the performance by GAHR III and GAHR III OP of the transactions contemplated by this Agreement and such Ancillary Documents have been duly and validly authorized by all necessary corporate, partnership or other action on the part of GAHR III and GAHR III OP, and no other corporate, partnership or other proceedings on the part of GAHR III or GAHR III OP are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which GAHR III or GAHR III OP is a party, other than the Requisite GAHR III Stockholder Approval. This Agreement has been, and upon their execution the Ancillary Documents to which GAHR III or GAHR III OP is a party will be, duly executed and delivered by GAHR III and GAHR III OP and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by each other party thereto, constitute, and upon their execution such Ancillary Documents will constitute, valid and binding obligations of GAHR III and GAHR III OP, as applicable, and enforceable against GAHR III and GAHR III OP in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement or creditors’ rights generally and (ii) general equitable principles.

7.3 No Conflicts. Neither the execution, delivery and performance of this Agreement and the Ancillary Documents by GAHR III or GAHR III OP, nor the consummation of the transactions contemplated hereby or thereby, shall (a) conflict with or violate any provision of the Organizational Documents of GAHR III or GAHR III OP or (b) conflict with or violate any Law applicable to GAHR III or GAHR III OP or their respective properties, rights or Assets, but in the case of clause (b), as would not constitute or reasonably be expected to constitute, individually or in the aggregate, a GAHR III Material Adverse Change.

7.4 Consents and Filings. No Consent or Permit of any Authority is required to be obtained or made by or with respect to GAHR III or GAHR III OP in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except for (i) required filings (if any) under the HSR Act, (ii) the filing or furnishing with the SEC of any reports or other documents that may be required under the Securities Act or the Exchange Act, (iii) the filing with the appropriate state Authorities of any required “blue sky” filing; or (iv) to the extent that the failure to obtain any such Consent would not constitute or reasonably be expected to constitute, individually or in the aggregate, a GAHR III Material Adverse Change.

7.5 Capitalization.

(a) The authorized capital of GAHR III consists solely of 1,000,000,000 shares of GAHR III Common Stock, $0.01 par value per share (“GAHR III Common Stock”), and 200,000,000 shares of Preferred Stock, $0.01 par value per share (“GAHR III Preferred Stock”). At the close of business on June 22, 2021, (i) 193,889,872 shares of GAHR III Common Stock were duly authorized, validly issued and outstanding and were fully paid and non-assessable, and (ii) no shares of GAHR III Preferred Stock were outstanding. Except for this Agreement and any Ancillary Documents, there are no other options, warrants, calls, rights or other contracts to which GAHR III is a party or by which it may be bound, requiring it to issue or sell shares of its capital stock or any securities or other rights convertible into, or exchangeable for, any shares of its capital stock.

(b) At the close of business on June 22, 2021, (i) 193,890,094 OP Partnership Units were issued and outstanding, of which GAHR III (as general partner) holds 193,889,872 of such OP Partnership Units and GAHR III Advisor (as limited partner) holds 222 of such OP Partnership Units. None of the outstanding OP Partnership Units has been issued in violation of any preemptive or similar rights under applicable Law or OP’s Organizational Documents. Except for this Agreement and any Ancillary Documents, there are no options, warrants, calls, rights or other contracts to which GAHR III or OP is a party or by which either of them may be bound, requiring either of them to issue or sell any interests in OP or any securities or other rights convertible into, or exchangeable for, any interests in OP.

(c) The OP Partnership Units to be issued and conveyed by GAHR III OP as part of the Total Consideration pursuant to this Agreement will, upon such issuance, be duly authorized, validly issued, fully paid and non-assessable. Upon the Closing Contribution and the conveyance by GAHR III OP of such OP Partnership Units, in each case in the manner contemplated under this Agreement, HoldCo will acquire the beneficial and legal title to such OP Partnership Units, free and clear of all Encumbrances except for the Encumbrances created pursuant to the Pre-Merger OP Operating Agreement and Post-Merger OP Operating Agreement, as applicable, and for restrictions on transfer imposed under federal and state securities Laws and the Organizational Documents of GAHR III OP.

7.6 Information for Proxy Statement. Subject to the following sentence, the Proxy Statement (or any supplement or amendment thereto) will not at the time that it is filed with the SEC contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, GAHR III makes no representation or warranty with respect to any information supplied in writing by or on behalf of the Sponsors or their Affiliates that is contained in the Proxy Statement (or any supplement or amendment thereto). The Proxy Statement will, at the time that it is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act.

7.7 Opinion of Financial Advisor. The Special Committee has received the opinion of Robert A. Stanger & Company, Inc., dated as of the date hereof, to the effect that, as of such date and based upon and subject to the matters set forth therein, the Total Consideration to be paid pursuant to this Agreement is fair, from a financial point of view, to GAHR III. A copy of such opinion has been made available to the Sponsors, solely for informational purposes, but upon which they may not rely.

7.8 Tax Status.

(a) REIT Qualification. For each taxable year commencing with its taxable year ended December 31, 2018, through its taxable year ended December 31, 2020, GAHR III has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust within the meaning of Code Section 856 and has satisfied all requirements to qualify as such a real estate investment trust for such years. GAHR III’s current organization and current and proposed method of operation are intended to enable it to continue to meet the requirements for qualification and taxation as such a real estate investment trust for its 2021 taxable year and all subsequent taxable years, and GAHR III has not taken any action (or omitted to take any action) that would cause GAHR III to fail to qualify as such a real estate investment trust for the taxable year ending December 31, 2021.

(b) Tax Status of GAHR III OP. GAHR III OP is, and has been at all times during its existence, classified as a partnership for U.S. federal income tax purposes and not as an association or publicly-traded partnership taxable as a corporation.

7.9 Investment Company Act. Neither GAHR III nor any of its Subsidiaries is, or at the Closing will be, required to be registered as an investment company under the Investment Company Act.

7.10 Fees and Expenses of Brokers. Other than Robert A. Stanger & Company, Inc., neither GAHR III nor any of its Subsidiaries has employed any broker, finder or financial advisor, or incurred any Liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby.

7.11 No Other Representations or Warranties. The representations and warranties set forth in this Section 7 are the only representations and warranties made by GAHR III and GAHR III OP with respect to the matters relating to the transactions contemplated by this Agreement. Except as specifically set forth in this Agreement, neither GAHR III, GAHR III OP or any of their Affiliates, nor any of their respective members, partners, stockholders, directors, officers, employees or agents will have or be subject to any Liability or indemnification obligation to any Sponsor or any other Person resulting from the transactions contemplated in this Agreement or the distribution to the Sponsors or any other Person of, or any Sponsor’s or any other Person’s use of, any information relating to GAHR III, GAHR III OP or any of their Affiliates, including any descriptive memoranda, summary business descriptions, financial forecasts, projections or models, or any information, documents or material made available to any Sponsor or its respective Affiliates or Representatives, whether orally or in writing, in management presentations, functional “break-out” discussions, responses to questions submitted on behalf of any Sponsor or in any other form in expectation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, no representation or warranty of GAHR III and GAHR III OP contained in this Agreement shall be deemed to have been breached or to be inaccurate if a Sponsor had Knowledge of such breach or inaccuracy as of or prior to the date of this Agreement, including through GAHR III Advisor’s external advisory relationship or through such Sponsor’s sponsorship relationship with GAHR III.

SECTION 8. OTHER COVENANTS AND AGREEMENTS

8.1 Public Announcement. Each of the parties hereto shall consult with each other and give each other and the Special Committee a reasonable opportunity to review and comment on, any press release or other public statement with respect to this Agreement or any of the Ancillary Documents or transactions contemplated hereby or thereby and shall not issue any such press release or make any such public statement prior to obtaining the consent of the other parties (provided that the consent of the Sponsor Representative shall be deemed consent on behalf of all of the Sponsors), except as may be required by applicable Law. Notwithstanding this Section 8.1, (a) no Party shall be required to consult with or obtain the consent of the other parties prior to making statements that are consistent with any previous press releases, public disclosures or public statements made by the Sponsors or by GAHR III in compliance with this Section 8.1, and (b) GAHR III and GAHR III OP shall, consult with (but need not obtain the consent of) the Sponsors prior to issuing any press releases, public disclosures or public statements regarding the REIT Merger. The obligations in this Section 8.1 are in addition to, and not in lieu of, those in the Confidentiality Agreement.

8.2 Conduct of the Contributed Business. Except (I) as expressly contemplated by this Agreement or any Ancillary Documents or (II) where required by applicable Law, from the date of this Agreement until the Closing (or earlier termination of this Agreement), unless GAHR III shall otherwise consent in writing (which consent may not be unreasonably withheld, conditioned or delayed), each Sponsor shall, and shall cause its respective Sponsor Contributor Entities to, use commercially reasonable efforts to (i) conduct the Contributed Business in all material respects in the Ordinary Course of Business, (ii) preserve intact its business organization, (iii) maintain its relationships with clients, suppliers, vendors, service providers and other third parties and Authorities and (iv) keep available the services of its directors, officers and employees. In addition to, and without limiting the generality of, the foregoing, from the date of this Agreement to the Closing (or earlier termination of this Agreement), except (A) as expressly contemplated by this Agreement or any Ancillary Documents, (B) where required by applicable Law or (C) as relating exclusively to the Retained Assets or the Retained Liabilities, each Sponsor agrees that it shall not, and shall cause each of its respective Sponsor Contributor Entities not to, without the prior written consent of GAHR III (which shall not be unreasonably withheld or delayed), do any of the following:

(a) amend the Organizational Documents of NewCo or its Subsidiaries;

(b) issue any equity interest in NewCo or its Subsidiaries (other than to HoldCo as contemplated by this Agreement), or grant any rights with respect thereto;

(c) enter into any Contract with respect to, or consummate, any acquisition, in any manner including by merging or consolidating or effecting any business combination, of any other Person or business, any division thereof, any portion of the Assets thereof, or any equity interests therein, in each case in respect of the Contributed Business, NewCo or its Subsidiaries;

(d) sell, pledge, dispose of, transfer, lease, license or encumber any property or Assets;

(e) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any equity interest of NewCo or its Subsidiaries;

(f) make any loans, advances or capital contributions to, or investments in, any other Person, or incur any Indebtedness in respect of the Contributed Business or of NewCo or its Subsidiaries;

(g) except if fully covered by insurance, institute, settle or agree to settle any litigation, investigation, Proceeding, or other claim pending or threatened before any arbitrator, court or other Authority in any manner unless the remedy sought involves the payment of monetary damages only in an amount less than $100,000, in each case in respect of the Contributed Business, NewCo or its Subsidiaries;

(h) assign or license any Business Intellectual Property;

(i) (i) increase the salary, base wage rate or other compensation (other than year-end bonuses or other discretionary year-end compensation), of any Business Employees, except to the extent that any such increases are in the Ordinary Course of Business or otherwise required by Contract or Law; (ii) accelerate the time of payment or vesting of any compensation or benefits due to any Business Employees, unless otherwise required by Contract or Law; (iii) adopt, enter into, materially amend or terminate any Contributed Benefit Plan (or any arrangement that would be a Contributed Benefit Plan if in effect on the date hereof), (iv) hire or make an offer of employment to any individual to become a Business Employee, other than in the Ordinary Course of Business, or (v) terminate the employment of any Business Employee, other than (1) in the Ordinary Course of Business or (2) for cause;

(j) modify or amend in any respect, or waive any right under or terminate any Material Contract, in a manner that would adversely and materially impact the economic benefits derived by the Contributed Business under such Material Contract absent such modification, amendment or waiver, or enter into any Contract that would have been a Material Contract if in effect on the date hereof; provided, however, that renewals of any existing Material Contract on substantially the same terms therein shall be excluded from this Section 8.2(j);

(k) without the prior written consent of the Independent Directors, (x) enter into the Sponsored Investment Fund LPA or the Sponsored Investment Fund IMA (or any ancillary Contracts relating thereto) or (y) accept an investment from any potential investor(s) in the Sponsored Investment Fund or modify or waive any provisions of the Sponsor Investment Fund LPA or Sponsored Investment Fund IMA, if such agreements are entered into prior to the Closing; or

(l) make any change in accounting policies or procedures relating to the Contributed Business, except as required by GAAP;

(m) make, authorize or approve any extension in the period for payment of the account payables, or accelerate the payment of the account receivables of NewCo, its Subsidiaries or the Contributed Business, or otherwise make any change in accounting policies or procedures relating to the Contributed Business, including with respect to revenue recognition of deferred income;

(n) allow the lapse or termination of, or adverse changes to, policies of insurance covering its respective insurable assets and business that are related to the Contributed Assets and the Contributed Business (absent full replacement or renewal of such coverage);

(o) create any Encumbrances, other than Permitted Encumbrances, on the Contributed Assets, including granting any licenses under the Transferred Intellectual Property to any Third Parties;

(p) (i) make, change or revoke any material Tax election, (ii) change any Tax accounting period or any material method of Tax accounting, (iii) amend any material Tax Return or file any claim for a material Tax refund, (iv) enter into any “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar provision of state, local or foreign Law), or (v) settle or compromise any material Tax claim or Tax Proceeding or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability; in each case in respect of the Contributed Business, NewCo or its Subsidiaries;

(q) take any action or omit to take any action that would cause GAHR III OP to be treated as anything other than a partnership for U.S. federal income tax purposes; or

(r) agree or commit to do any of the foregoing.

8.3 Conduct of Business of GAHR III. Except (I) as expressly contemplated by this Agreement, any Ancillary Documents or the Merger Agreement or (II) for any actions taken by GAHR III at the direction or recommendation of GAHR III Advisor in its capacity as advisor pursuant to the GAHR III Advisory Agreement, from the date of this Agreement until the Closing (or earlier termination of this Agreement), unless the Sponsors shall otherwise consent in writing (which consent may not be unreasonably withheld, conditioned or delayed), GAHR III shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in all material respects in the Ordinary Course of Business, (ii) preserve intact its business organization and (iii) maintain its relationships with clients, suppliers, vendors, service providers and other third parties and Authorities. In addition to, and without limiting the generality of, the foregoing, from the date of this Agreement to the Closing (or earlier termination of this Agreement), except (A) as expressly contemplated by this Agreement, any Ancillary Documents or the Merger Agreement or (B) for any actions taken by GAHR III at the direction or recommendation of GAHR III Advisor in its capacity as advisor pursuant to the GAHR III Advisory Agreement, GAHR III agrees that it shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of the Sponsors (which shall not be unreasonably withheld or delayed), do any of the following:

(a) amend the Organizational Documents of GAHR III or GAHR III OP (whether by merger, consolidation or otherwise);

(b) adopt or publicly propose a plan of complete or partial liquidation, restructuring, recapitalization or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, restructuring, recapitalization or other reorganization;

(c) take any action or omit to take any action that would adversely affect its qualification as a real estate investment trust within the meaning of Section 856 of the Code; or

(d) agree or commit to do any of the foregoing.

8.4 No Changes to GAHR III Advisory Agreement. Except as otherwise set forth in this Section 8.4, nothing herein shall, prior to the Closing, be deemed to amend or modify the terms of the GAHR III Advisory Agreement or restrict GAHR III Advisor from performing its services to GAHR III as set forth therein. Prior to the Closing, GAHR III shall continue to pay GAHR III Advisor all fees and reimbursements (as and when due) that GAHR III is required to pay to GAHR III Advisor under the GAHR III Advisory Agreement.

8.5 Charter Amendment; Amendment to Certificate of Formation.

(a) On the Closing Date, GAHR III shall file or cause to be filed the Charter Amendment with the State Department of Assessments and Taxation of the State of Maryland.

(b) On the Closing Date, GAHR III OP shall file or cause to be filed the Certificate of Amendment of the Certificate of Formation of GAHR III OP with the Secretary of State of the State of Delaware, to change GAHR III OP’s name to “American Healthcare REIT Holdings, LP”.

8.6 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Transfer Taxes imposed on the transfer of the Contributed Assets pursuant to this Agreement or the entering into of this Agreement shall be borne wholly by the Sponsors or the Sponsor Contributor Entities, as applicable. GAHR III will prepare and file all Tax Returns with respect to such Transfer Taxes.

8.7 Retention of and Access to Records. From and after the Closing Date, GAHR III will retain the Transferred Books and Records for at least six (6) years or for such longer period as may be required by Law or any applicable court order. During normal business hours and upon reasonable prior notice, each of GAHR III and the Sponsors will provide the other and the other’s Affiliates and Representatives (including, with respect to the Sponsors, the Sponsor Representative) with the right to examine and make copies of the Transferred Books and Records and any retained books and records, respectively, for any reasonable purpose relating to their respective businesses, including in connection with the preparation or examination of Tax Returns, response to Tax audits, making of any regulatory filings, preparation or examination of financial statements and the conduct or defense of any litigation or dispute resolution. No Party shall be obligated to provide another party with access to any books or records (including personnel files) pursuant to this Section 8.7 where such access would violate any Law.

8.8 Preparation of the Proxy Statement; GAHR III Stockholders Meeting.

(a) As promptly as reasonably practicable following the execution of this Agreement, GAHR III shall prepare and file a proxy statement in preliminary form and related materials with respect to Requisite GAHR III Stockholder Approval (together with all amendments and supplements thereto, the “Proxy Statement”). Subject to Section 8.9, GAHR III shall include the Recommendation in the Proxy Statement and use reasonable best efforts to solicit the Requisite GAHR III Stockholder Approval. The parties shall cooperate with each other in the preparation of the Proxy Statement, and GAHR III shall promptly advise the Sponsors after it receives oral or written notice thereof, of the time when the Proxy Statement has been cleared or any supplement or amendment has been filed, or any oral or written request by the SEC for an amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and shall promptly provide the Sponsors with copies of any written communication from the SEC or any state securities commission.

(b) GAHR III shall establish a record date for and cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Requisite GAHR III Stockholder Approval. Subject to applicable Law and Section 8.9, GAHR III shall use its reasonable efforts to solicit from its stockholders proxies in favor of the Requisite GAHR III Stockholder Approval.

8.9 Change of Recommendation. Neither the GAHR III Board nor any committee thereof shall (a) withhold, withdraw, modify or qualify (in each case in a manner adverse to the Sponsors), the Recommendation or (b) fail to include the Recommendation in the Proxy Statement (any such action being referred to as a “Change of Recommendation”), unless (i) the GAHR III Board or the Special Committee determines in good faith, after consultation with its financial advisor, and receipt of an opinion of outside legal counsel, that failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law, (ii) the GAHR III Board shall have provided prior written notice to the Sponsors, at least three Business Days in advance of such Change of Recommendation, that the GAHR III Board or the Special Committee intends to effect a Change of Recommendation, which notice shall specify, in reasonable detail the basis for the Change of Recommendation, (iii) after providing such notice, and prior to the Special Committee and the GAHR III Board effecting such Change of

Recommendation, GAHR III shall, and shall cause its Representatives to, negotiate with the Sponsors in good faith (to the extent the Sponsors desire to negotiate) during such three Business Day period to make any adjustments to the terms and conditions of this Agreement as would permit the Special Committee and the GAHR III Board not to effect a Change of Recommendation, and (iv) the Special Committee shall have considered in good faith any changes to this Agreement that may be offered in writing by the Sponsors before 5:00 P.M. Pacific time on the third Business Day of such three Business Day period in a manner that would form a binding contract if accepted by GAHR III, and shall have determined, after consultation with its financial advisor and outside legal counsel, that failure of the GAHR III Board or the Special Committee to effect a Change of Recommendation would continue to be inconsistent with the directors’ fiduciary duties under applicable Law, even if such changes were to be given effect; provided that in the event of any material change in the circumstances giving rise to the Change of Recommendation, GAHR III shall be required to deliver a new written notice to the Sponsors and to comply with the requirements of this Section 8.9 with respect to such new written notice, except that in such case the three Business Day period referenced to above shall be two Business Days.

8.10 Reasonable Best Efforts; Expenses.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each of the parties hereto shall use its reasonable best efforts to comply as promptly as practicable with any other Laws of any Authority that are applicable to any of the transactions contemplated hereby or by the Ancillary Documents to which it is a party and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, any Authority or any other Person in connection with such transactions is necessary. Without limiting the foregoing, as soon as reasonably practicable and in any event within 15 Business Days (or such longer period as the parties may mutually agree) following the execution and delivery of this Agreement, GAHR III and HoldCo will each file (or cause to be filed) an appropriate Notification and Report Form and related material with the United States Federal Trade Commission and the Antitrust Division of the Department of Justice under the HSR Act, if such a filing is required. The parties will each use its reasonable best efforts, and will cooperate with each other, to cause the waiting period under the HSR Act (if applicable) to expire or terminate.

(b) Each of the parties hereto shall use its reasonable best efforts to obtain or give, as promptly as practicable, any other consent, approval or notice required to be obtained from or given to any Third Party in order to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

(c) The parties each shall furnish to the others such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing, registration or declaration which is necessary under any Laws. The parties shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Authority (or other Person regarding any of the transactions contemplated by this Agreement or the Ancillary Documents) in respect of any such filing, registration or declaration, and shall use their respective reasonable best efforts to comply promptly with any such inquiry or request (and, unless precluded by Law, provide copies of any such communications that are in writing).

(d) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable following the date hereof, including by defending against any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Authority that is not yet final and non-appealable, vacated or reversed.

(e) GAHR III shall have the responsibility for, and pay, the costs of all filing fees associated with the filings and notifications with, and consents by, Authorities in connection with the transactions contemplated by this Agreement, including for any HSR Act filings or similar filings.

8.11 Directors’ and Officers’ Insurance and Indemnification.

(a) For a period of six (6) years after the Closing Date, except as otherwise required by Law, GAHR III, and any successor in interest thereof, shall cause the Organizational Documents of NewCo to contain provisions relating to exculpation, indemnification and advancement of expenses for officers and directors of NewCo that are no less favorable to such Persons than those provisions contained in the Organizational Documents of NewCo as in effect on the date hereof (true and complete copies of which Organizational Documents have been previously provided to GAHR III). In addition, for a period of six (6) years after the Closing Date, GAHR III, and any successor in interest thereof, shall not, and shall not permit NewCo to, amend, repeal or modify any provision in NewCo’s Organizational Documents relating to the exculpation, indemnification or advancement of expenses for officers and directors of NewCo unless required to do so by Law; provided, however, that notwithstanding the foregoing, nothing in this Section 8.11 shall restrict the ability of NewCo following the Closing to consolidate with or merge into any Person, to transfer or convey all or substantially all of its properties and assets or to otherwise liquidate so long as proper provision shall be made so that the successors or assigns of NewCo, as the case may be, shall succeed to its then exculpation, indemnification and expense-advancement obligations in its Organizational Documents.

(b) On or prior to the Closing Date, AHI shall purchase a “tail” insurance policy with respect to its then existing directors’ and officers’ liability insurance coverage for directors and officers of AHI and the Sponsor Contributor Entities that shall provide such directors and officers with coverage for six (6) years following the Closing Date (including with respect to acts or omissions occurring in connection with the transactions contemplated hereby). At the Closing, GAHR III shall reimburse AHI for the cost of any such purchased policy (but net of any short rate or pro rata premium credit for prepaid post-Closing periods), in an amount not to exceed $70,000.

(c) For a period of six (6) years after the Closing Date, GAHR III (and any successor in interest to it) shall indemnify and hold harmless the Sponsors, the Sponsor Contributor Entities and their respective Affiliates, officers, directors, partners and employees (collectively, the “Covered Persons”) to the same extent (including with respect to any advancement of expenses) as provided in the Advisory Agreements (as in effect immediately prior to the date hereof) for any acts or omissions thereunder occurring on or prior to the Closing Date.

(d) In the event that GAHR III or GAHR III OP or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of GAHR III or GAHR III OP, as the case may be, shall succeed to the obligations set forth in this Section 8.11.

(e) The provisions of this Section 8.11 are intended for the benefit of, and will be enforceable by, each current and former officer, director or similar functionary of NewCo (including any Covered Person) and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.

8.12 Tax Return Filings. If applicable, HoldCo (on behalf of the Sponsors and the Sponsor Contributor Entities) shall timely file or cause to be timely filed when due all Tax Returns required to be filed by or with respect to the Contributed Assets for all periods ending on or prior to the Closing Date that are due on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. GAHR III OP shall timely file or cause to be timely filed when due all Tax Returns required to be filed by or with respect to the Contributed Assets for all periods beginning on or prior to the Closing Date that are due on or after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law and on a basis consistent with this Agreement. Each party shall cooperate, to the extent reasonably requested by any other party, in connection with the preparation and filing of Tax Returns and any audit, action, or other proceeding involving Taxes. Cooperation shall include the retention and the provision of records and other information reasonably relevant to the preparation of a Tax Return or the conduct of a Proceeding.

8.13 Section 704(c) Method; Cooperation. GAHR III and the Sponsors agree that GAHR III OP will use the “traditional method without curative allocations” as defined in Treasury Regulation Section 1.704-3(b) with respect to the assets contributed or deemed contributed by HoldCo to GAHR III OP. After the Closing Date, the Sponsors shall (and shall cause their respective Affiliates to) and GAHR III shall (and shall cause its Affiliates to) assist the other party in preparing any Tax Returns preparing for and conducting any audits of, or disputes with Tax Authorities regarding, any Tax Returns of the Sponsor Contributor Entities or any of its Subsidiaries, make available to the other party and to any Tax Authority as reasonably requested all information, records, and documents relating to Taxes.

8.14 Section 16 Filings. In connection with the Closing, GAHR III shall assist each holder of record receiving OP Partnership Units as a result of the transactions contemplated in this Agreement or any Ancillary Documents in the preparation and filing of any forms or schedules required to be filed under Section 16 of the Exchange Act as may be applicable, it being understood that the ultimate and exclusive responsibility and liability for such filing shall be with the applicable Section 16 reporting person named therein.

8.15 Offer Letters; Employment Matters.

(a) Prior to the Closing Date, NewCo shall deliver to each of the individuals set forth on Schedule 8.15-A (each, an “Offer Employee”) a written offer letter, substantially in the form attached hereto as Exhibit E (“Offer Letter” and collectively, the “Offer Letters”) and containing compensation terms that are consistent with those set forth on Schedule 8.15-B, which Offer Letter and compensation terms shall become effective as of the Closing. Each Offer Employee shall countersign his or her Offer Letter. For the avoidance of doubt, nothing in this Agreement, expressed or implied, confers upon any Offer Employee any rights or remedies, including any right to employment or continued employment for any specified period.

(b) Prior to the Closing Date, the Sponsors and NewCo shall take all necessary actions to cause all Business Employees to become employees of NewCo and to transfer all Contributed Benefit Plans to NewCo in a manner that allows for the seamless continuity of employment (with no restart of the wage base for employment tax purposes) and Contributed Benefit Plan coverage without disruption. AHI agrees to release all Business Employees from any agreements (including restrictive covenant agreements) that would in any way prohibit or restrict such Business Employee’s ability to work or perform activities for GAHR III, GAHR IV, GAHR III OP, NewCo and/or their respective Affiliates, subject to, and conditioned up, the Closing. For the avoidance of doubt, nothing in this Agreement, expressed or implied, confers upon any Business Employee any rights or remedies, including any right to employment or continued employment for any specified period. GAHR III shall, or shall cause NewCo, and/or their respective Affiliates to, provide each Business Employee with (i) an annual base salary or wage rate and target incentive compensation opportunity that, in each case, is no less favorable than what was provided to such Business Employee immediately prior to the Closing and (ii) other compensation and employee benefits that are substantially similar in the aggregate to the other compensation and employee benefits provided to such Business Employee immediately prior to the Closing. For all purposes of the 401(k), health-and-welfare benefits and paid-time off policies maintained by GAHR III (or GAHR IV following the REIT Merger), NewCo or any of its Affiliates providing benefits to any Business Employee following the Closing Date (collectively, the “GAHR Plans”), including for vesting, eligibility to participate, vacation accrual and levels of benefits (but not benefit calculations or accruals under any defined benefit plan or frozen benefit plan or vesting under any equity incentive plan) under any GAHR Plan, GAHR III (or GAHR IV following the REIT Merger) will credit each Business Employee with his or her years of service with NewCo (including service with GAHR III Advisor and/or GAHR IV Advisor) before the Closing, to the same extent as such service was recognized before the Closing under any comparable Contributed Benefit Plan in which such Business Employee participated or was eligible to participate immediately prior to the Closing; provided that the foregoing will not apply to the extent that its application would result in any duplication of benefits with respect to the same period of service.

(c) AHI will terminate the American Healthcare Investors, LLC 2019 Employee Incentive Compensation Plan such that there is no further liability thereunder on or after the Closing.

(d) Each of the AHI Principals will enter into their respective Required Agreements at or prior to the Closing (to be effective at the Closing).

(e) No provision of this Agreement shall be construed as prohibiting or limiting the ability of GAHR III (or GAHR IV following the REIT Merger) or its Affiliates to amend, modify or terminate any compensation or benefit plans, programs, policies, arrangements, agreements or understandings of GAHR III (or GAHR IV following the REIT Merger) or terminate the employment of any Business Employee at any time.

(f) At or prior to the Closing, the GAHR III Board (or a duly authorized committee thereof) shall approve the Retention Equity Pool, with the issuance of equity awards thereunder being determined in the sole discretion of the GAHR III Board (or a duly authorized committee thereof) and granted within 30 days following the Closing. All such grants shall be assumed by any successor in interest of GAHR III.

(g) None of Business Employees are third-party beneficiaries of, or entitled to enforce, this Section 8.15.

8.16 Assumption of Obligations in the REIT Merger. If the REIT Merger is consummated, GAHR III will cause GAHR IV or its Subsidiaries to assume all of GAHR III’s and GAHR III OP’s obligations hereunder, including GAHR III’s obligations under Section 3.4 hereof.

8.17 Right to Nominate Directors. Until the earliest to occur of (a) the AHI Principals ceasing to hold at least fifty percent (50%) of the OP Partnership Units of GAHR III OP issued to them at the Closing (including for such purpose any OP Partnership Units held (i) in a trust or tax-planning vehicle for the exclusive benefit of any of the AHI Principals or any of their immediate family members, (ii) in a charitable foundation or other charitable vehicle managed or controlled by any AHI Principal, and (iii) by The Jeff & April Hanson Family Foundation, (b) any two or more AHI Principals ceasing to be employed by GAHR III or its Subsidiaries (or their respective successors in interest) as executive officers (provided that a termination of their employment without Cause or their resignation for Good Reason shall not constitute a cessation of employment under this Section 8.17), and (c) the listing of the common stock of GAHR III (or of GAHR IV following the REIT Merger) on a national securities exchange, each of the board of directors and nominating committee of the board of directors of GAHR III (or of GAHR IV following the REIT Merger) will nominate at least three individuals (who are selected by the AHI Principals but approved by the board of directors of GAHR III or GAHR IV, as applicable, with such approval not to be unreasonably withheld) to the board of directors of GAHR III or GAHR IV, as applicable.

8.18 Payment of Closing Date Unpaid Transaction Expenses and Closing Date Unpaid Indebtedness. Subject to any post-Closing adjustments as provided for in Section 3.2 hereof, prior to or at the Closing, the Sponsors shall pay, including if necessary from the Closing Date Cash, all Closing Date Unpaid Transaction Expenses and all Closing Date Unpaid Indebtedness owed by NewCo, its Subsidiaries or the Contributed Business as of the Closing Date, and there should be no amounts owed or due thereunder by GAHR III, GAHR IV or their Subsidiaries as of or following the Closing.

8.19 Redemption of OP Partnership Units. GAHR III shall cause GAHR III OP to redeem for cash (pursuant to the applicable OP Unit Repurchase Agreement) all of HoldCo’s then equity and interests in GAHR III OP immediately following the Closing. In addition, GAHR III shall cause GAHR IV to in turn cause GAHR III OP (as the surviving Person in the OP Merger) to redeem for cash (pursuant to the applicable OP Unit Repurchase Agreement) all of HoldCo’s then equity and interests in GAHR III OP immediately following the consummation of the OP Merger.

SECTION 9. CONDITIONS

9.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(a) Any applicable waiting period (and any extension thereof) under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

(b) No Law shall have been enacted, entered, or promulgated by an Authority that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement. No Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

(c) The Requisite GAHR III Stockholder Approval shall have been obtained.

(d) All of the closing conditions in the Merger Agreement shall have been satisfied or waived in accordance therewith, and the Merger Agreement shall not have terminated.

9.2 Conditions to Obligations of GAHR III and GAHR III OP. The obligations of GAHR III and GAHR III OP to effect the Closing shall be subject to the satisfaction by the Sponsors or waiver by GAHR III and GAHR III OP, at or prior to the Closing, of the following additional conditions:

(a) The representations and warranties of the Sponsors set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties are expressly limited to an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality or Business Material Adverse Change or similar qualifiers set forth therein), individually or in the aggregate, has not constituted, and would not reasonably be expected to constitute, a Business Material Adverse Change; provided that the Fundamental Representations set forth in Section 5 and Section 6 hereof and the representations and warranties in Section 5.23 (Sufficiency of Assets and Personnel) shall be true and correct (without giving effect to any materiality or Business Material Adverse Change or similar qualifiers set forth therein) in all material respects as of the Closing Date as though made on and as of the Closing Date.

(b) Each of the Sponsors shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing.

(c) Since the date of this Agreement, there has not occurred any change, event, occurrence, circumstance, development or effect that has constituted or would reasonably be expected to constitute, individually or in the aggregate, a Business Material Adverse Change.

(d) The Sponsor to HoldCo Pre-Closing Contributions and the HoldCo to NewCo Pre-Closing Contributions shall have been completed in all respects as set forth herein.

(e) GAHR III shall have received all of the agreements and documents listed in clauses (i) through (x) of Section 4.2(a), which agreements and documents shall have been duly executed and delivered by the applicable counterparty thereto as applicable, and which agreements and documents shall be in full force and effect as of the Closing Date, and with none of the counterparties thereto having repudiated such agreements or documents to which it is a party.

(f) (i) Each of the Required Agreements has been entered into and remains in full force and effect as of the Closing Date, and none of the individuals party to a Required Agreement shall have repudiated his respective Required Agreement (or stated his intent to do the same upon his entry into it), or have conducted himself in a manner that would constitute Cause had such conduct been engaged in immediately following Closing; and (ii) (A) none of the AHI Principals and (B) no more than two of the AHI employees on Schedule 9.2(f) hereto shall have notified the Sponsors, their Affiliates or GAHR III or its Subsidiaries that they do not intend to continue in the employ of GAHR III or its Subsidiaries (or their successors) following the Closing.

(g) If the Sponsored Fund LPA has been entered into prior to the Closing, then the limited partners of the Sponsored Investment Fund shall have consented or agreed (which consent or agreement may be contained in their subscription document for the Sponsored Investment Fund) to the change of control of the Sponsored Investment Fund’s investment manager as a result of the transactions contemplated hereby.

(h) The Sponsors shall have (on behalf of GAHR III Advisor) satisfied GAHR III Advisor’s obligations under Section 2 of the Expense Reimbursement Side Letter if then due and owing.

9.3 Conditions to Obligations of the Sponsors. The obligations of the Sponsors to effect the Closing shall be subject to the satisfaction by GAHR III and GAHR III OP or waiver by the Sponsors, at or prior to the Closing, of the following additional conditions:

(a) The representations and warranties of GAHR III and GAHR III OP set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties are expressly limited to an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality or GAHR III Material Adverse Change or similar qualifiers set forth therein), individually or in the aggregate, has not constituted, and would not reasonably be expected to constitute, a GAHR III Material Adverse Change; provided that the Fundamental Representations set forth in Section 7 hereof shall be true and correct (without giving effect to any materiality or GAHR III Material Adverse Change or similar qualifiers set forth therein) in all material respects as of the Closing Date as though made on as of the Closing Date.

(b) Each of GAHR III and GAHR III OP shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing.

(c) Since the date of this Agreement, there has not occurred any change, event, occurrence, circumstance, development or effect that has constituted, individually or in the aggregate, a GAHR III Material Adverse Change.

(d) GAHR III shall not have, without the prior written consent of the Sponsors, agreed to reduce the Merger Exchange Ratio (unless the consideration in the REIT Merger then includes cash, equity or debt consideration fully compensating for such reduction), it being understood for the avoidance of doubt that in the event that GAHR III does so reduce the Merger Exchange Ratio (or agrees to any other modification or waiver under the Merger Agreement) then the Sponsors’ sole remedies therefor are their ability to refuse to effect the Closing as permitted by this Section 9.3(d) and to terminate this Agreement pursuant to Section 10.1(c) hereof, and the Sponsors shall have no other remedy or recourse as against GAHR III or GAHR III OP relating to the Merger Exchange Ratio, the REIT Merger or the Merger Agreement.

(e) The Sponsors shall have received all of the agreements and documents listed in clauses (i) through (viii) of Section 4.2(b), which agreements and documents shall have been duly executed and delivered by GAHR III and/or GAHR III as applicable, and which agreements and documents shall be in full force and effect as of the Closing Date, and with none of GAHR III and GAHR III OP having repudiated such agreements or documents to which it is a party.

SECTION 10. TERMINATION; EFFECT OF TERMINATION

10.1 Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to the Closing,

(a) by mutual consent of the Sponsor Representative and GAHR III;

(b) by either the Sponsor Representative or by GAHR III if:

(i) there shall be any Law enacted, entered or promulgated by an Authority after the date hereof that makes the consummation of the Closing illegal or otherwise prohibited or any Order of any Authority having competent jurisdiction enjoining the parties from consummating the Closing shall have been entered and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party who fails to use commercially reasonable efforts to resist, resolve or lift, as applicable, such Law or Order;

(ii) the Closing has not occurred by March 23, 2022, or such later date as the parties may otherwise agree in writing; provided, however, the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to any party whose action or failure to act has been the cause of or resulted in the Closing not occurring on or prior to such date;

(iii) if there shall have been a breach by the other party of any of the representations, warranties, covenants or obligations contained herein, which breach would result in the failure to satisfy any condition set forth in Section 9.2(a) or Section 9.2(b) (in the case of a breach by the Sponsors), or Section 9.3(a) or Section 9.3(b) (in the case of a breach by GAHR III or GAHR III OP), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 calendar days after written notice thereof shall have been received by the Party alleged to be in breach; or

(iv) prior to receipt of the Requisite GAHR III Stockholder Approval, the GAHR III Board shall have effected a Change of Recommendation.

(c) by the Sponsor Representative if GAHR III shall have, without the prior written consent of the Sponsors, agreed to reduce the Merger Exchange Ratio (unless the consideration in the REIT Merger then includes cash, equity or debt consideration fully compensating for such reduction).

10.2 Effect of Termination. No termination of this Agreement pursuant to Section 10.1 shall be effective until written notice thereof is given to the non-terminating party or parties specifying the provision hereto pursuant to which such termination is made. If validly terminated pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no further obligations on the part of any party hereto, except as set forth in this Section 10.2 (Effect of Termination) and Section 12 (Miscellaneous Provisions), which shall remain in full force and effect; provided, however, that nothing in this Section 10.2 shall relieve any party from liability for fraud or any willful breach occurring prior to termination of this Agreement.

SECTION 11. SURVIVAL AND INDEMNIFICATION

11.1 Survival. All representations and warranties contained in this Agreement will survive the Closing until May 1, 2023; provided that the representations and warranties set forth in (and any claim arising from an inaccuracy or breach of), Section 5.1 (Organization and Qualification), Section 5.2 (Authority; Approvals), Section 5.3 (Title to Contributed Assets), Section 5.4(a) (No Conflicts), Section 5.9 (Tax Matters), Section 5.14 (Fees and Expenses of Brokers), Section 5.17 (Information for Proxy Statement), Section 6.1 (Organization and Qualification), Section 6.2 (Authority; Approvals), Section 6.3 (Title to the Griffin Interest);

Section 6.4(a) (No Conflicts), Section 6.7 (Tax Matters); Section 6.9 (Fees and Expenses of Brokers), Section 6.10 (Information for Proxy Statement), Section 7.1 (Organization and Qualification), Section 7.2 (Authority; Board and Special Committee Approvals), Section 7.3(a) (No Conflicts), Section 7.6 (Information for Proxy Statement), Section 7.8 (Tax Status) and Section 7.10 (Fees and Expenses of Brokers) (collectively, the “Fundamental Representations”) will survive the Closing until the expiration of the applicable statute of limitations. The right of any party to assert a claim for indemnification relating to the breach of any covenant or agreement contained in this Agreement to the extent required to be entirely performed or complied with prior to the Closing Date will survive the Closing until May 1, 2023. The right of any party to assert a claim for indemnification relating to any breach of a covenant or agreement contained in this Agreement required to be performed or complied with in whole or in part on or after the Closing Date will survive the Closing until the expiration of the applicable statute of limitations. Any indemnification obligations of GAHR III with respect to the Contributed Assets and Assumed Liabilities and of the Sponsors with respect to Retained Assets and Retained Liabilities shall survive the Closing indefinitely. All claims for indemnification under this Agreement must be asserted pursuant to a written claim notice given prior to the expiration of the applicable survival period set forth in this Section 11.1; provided that any representation, warranty, covenant or agreement that is the subject of a claim for indemnification which is asserted pursuant to a written claim notice given after the Closing Date within the survival periods specified in this Section 11.1 will survive until, but only for purposes of, the resolution of such claim.

11.2 Indemnification of the Sponsor Indemnified Persons. Subject to the applicable provisions of Section 11.4, from and after the Closing, GAHR III will indemnify the Sponsors, the Additional Indemnitors and each of their respective Affiliates (together with their respective officers, partners, directors, employees, and agents (collectively, the “Sponsor Indemnified Persons”)) for, and hold them harmless from and against, any and all Losses that they or any of them may suffer or incur, directly or indirectly, regardless of when suffered or incurred and whether or not involving a claim by a Third Party, which arise from or relate to:

(a) any breach of a representation or warranty provided by GAHR III in this Agreement (disregarding any qualifications therein referring to “material”, “materiality” or “GAHR III Material Adverse Change” both for purposes of determining whether there has been such a breach as well as for purposes of calculating the amount of any Losses with respect to any such breach; provided, however, that no such qualifications shall be disregarded for the representations and warranties in Section 7.6 (Information for Proxy Statement) hereof);

(b) any breach of a covenant, agreement or undertaking of GAHR III or GAHR III OP in this Agreement; and

(c) any Taxes arising from the use of the Contributed Assets, the assumption of the Assumed Liabilities and the operation of the Contributed Business after the Closing Date.

11.3 Indemnification of GAHR III Indemnified Persons. Subject to the applicable provisions of Section 11.4, from and after the Closing, each of the Sponsors and the Additional Indemnitors (the “Sponsor Indemnifying Parties”) will indemnify GAHR III and each of GAHR III’s Affiliates (together with their respective officers, partners, directors, employees and agents (including their successors) (collectively, the “GAHR III Indemnified Persons”)) for, and hold them harmless from and against, any and all Losses that they or any of them may suffer or incur, directly or indirectly, regardless of when suffered or incurred and whether or not involving a claim by a Third Party, which arise from or relate to:

(a) any breach of a representation or warranty provided by any Sponsor (i.e., irrespective of the Sponsor making such representation and warranty) in this Agreement (disregarding any qualifications therein referring to “material”, “materiality” or “Business Material Adverse Change” both for purposes of determining whether there has been such a breach as well as for purposes of calculating the amount of any Losses with respect to any such breach; provided, however, that no such qualifications shall be disregarded for the representations and warranties in Section 5.17 (Information for Proxy Statement) and Section 6.10 (Information for Proxy Statement) hereof);

(b) any breach of a covenant, agreement or undertaking of any Sponsor Indemnifying Party (i.e., irrespective of the Sponsor Indemnifying Party obligated under such covenant, agreement or undertaking) in this Agreement (but excluding AHI’s, the AHI Principals’ and Flaherty Trust’s obligations in Section 3.4(b) hereof, which are not subject to the indemnity in this Section 11.3(b), as set forth in Section 11.8 hereof);

(c) the Retained Assets and Retained Liabilities;

(d) any misrepresentations or inaccuracies in the Estimated Closing Statement or any component thereof; and

(e) any Taxes arising from the use of the Contributed Assets, the assumption of the Assumed Liabilities, the operation of the Contributed Business on or prior to the Closing Date and the structuring of the Earnout Consideration pursuant to Section 3.4(k) hereof (but in respect of such structuring, for which only AHI, the AHI Principals and Flaherty Trust shall be so liable in accordance with their respective Applicable Earnout Percentage).

11.4 Limitations on Indemnification; Offset.

(a) Subject to Section 11.4(c): (i) the Sponsor Indemnified Persons may not recover any Losses under Section 11.2(a) until the total amount of all Losses with respect to those matters collectively exceed $1,347,000 (the “Basket”), in which case, subject to any other applicable limitations contained in this Section 11.4, the Sponsor Indemnified Persons will be entitled to recover all Losses, including the Basket; (ii) the Sponsor Indemnified Persons may not recover any Losses under Section 11.2(a) in excess of $13,470,000 (the “Cap”); and (iii) the payments by each Sponsor Indemnifying Party pursuant to this Section 11 in respect of any particular Loss shall not exceed the value of (x) such Sponsor Indemnifying Party’s Applicable Closing Date Proceeds Percentage multiplied by (y) the amount of such Loss.

(b) Subject to Section 11.4(c): (i) the GAHR III Indemnified Persons may not recover any Losses under Section 11.3(a) until the total of all Losses with respect to those matters collectively exceed the Basket, in which case, subject to any other applicable limitations contained in this Section 11.4, the GAHR III Indemnified Persons will be entitled to recover all Losses, including the Basket; and (ii) the GAHR III Indemnified Persons may not recover any Losses under Section 11.3(a) in excess of the Cap.

(c) Notwithstanding the provisions of Section 11.4(a) or Section 11.4(b), neither the Basket nor the Cap will apply with respect to claims that arise from or relate to fraud or intentional or willful misrepresentation or misconduct of any indemnifying party or breach by any indemnifying party of any Fundamental Representation; provided that in the event of fraud or intentional or willful misrepresentation or misconduct of an indemnifying party, the Cap shall only be so “lifted” for the indemnifying party that committed such fraud or intentional or willful misrepresentation or misconduct; and provided further that the aggregate indemnity payments by a Sponsor Indemnifying Party hereunder shall not exceed the value of the Total Consideration received by or distributed to such Sponsor Indemnifying Party.

(d) Losses relating to any claim will be recoverable whenever they are incurred provided notice of the claim is given within the applicable survival period set forth in Section 11.1.

(e) Losses recoverable by a GAHR III Indemnified Person or a Sponsor Indemnified Person, as the case may be, shall be (i) reduced by (x) any amounts recovered by a GAHR III Indemnified Person or a Sponsor Indemnified Person, as the case may be, pursuant to any indemnification by, or indemnification agreement with, any Third Party and (y) Third Party insurance proceeds or other sources of cash reimbursement received, and (ii) increased by the amount of any costs and expenses reasonably incurred in connection with the collection thereof, whether or not successful, and all insurance detriments (such as premium adjustments or increases) relating thereto, and shall not include any amounts already taken into account in the determination of a Final Adjustment Amount that has already been paid in full under Section 3.2(f) hereof (it being understood and agreed that the intent of this provision is to avoid duplicative recovery of the same amount of any Loss hereunder). The GAHR III Indemnified Persons and the Sponsor Indemnified Persons, as applicable, shall use commercially reasonable efforts to seek recovery from any available Third Party insurance sources to minimize any Losses for which indemnification is provided under this Section 11. If any such amounts are received by a GAHR III Indemnified Person or a Sponsor Indemnified Person, as the case may be, after being fully indemnified for the relevant Losses hereunder, such amounts will be returned by such GAHR III Indemnified Person or Sponsor Indemnified Person to the relevant indemnifying Person, as the case may be.

(f) In no event shall GAHR III or GAHR III OP, on the other hand, or any Sponsor Indemnifying Party, on the other hand, as applicable, be liable to any Sponsor Indemnified Person or GAHR III Indemnified Person, as applicable, for any punitive damages, except for any such to extent awarded by an Authority to a Third Party in connection with a Third Party Claim.

(g) Nothing in this Section 11 will adversely affect, or result in a reduction of, the rights of (or obligations to) the beneficiaries of Section 8.11, or adversely affect or modify the provisions therein.

11.5 Indemnification Claims.

(a) If a Sponsor Indemnified Person becomes aware of a claim (a “Claim”) for indemnification under Section 11.2 (other than a Third Party Claim which will be provided for in Section 11.6), HoldCo will promptly notify GAHR III of the Claim, specifying in reasonable detail, to the extent then known, the nature of the Losses suffered and the facts giving rise to the Claim. Notwithstanding the foregoing, any failure to so notify GAHR III will not relieve GAHR III from its indemnification obligations or other Liabilities hereunder except to the extent (and only to the extent) that GAHR III demonstrates that the defense of the matter is materially and actually prejudiced thereby.

(b) If a GAHR III Indemnified Person becomes aware of a Claim for indemnification under Section 11.3 (other than a Third Party Claim which will be provided for in Section 11.6), it will promptly notify HoldCo of the Claim, specifying in reasonable detail, to the extent then known, the nature of the Losses suffered and the facts giving rise to the Claim. Notwithstanding the foregoing, any failure to so notify HoldCo will not relieve HoldCo from its indemnification obligations or other Liabilities hereunder except to the extent (and only to the extent) that HoldCo demonstrates that the defense of the matter is materially and actually prejudiced thereby.

11.6 Third Party Claims; Procedures.

(a) If any indemnified party receives notice of the assertion of any claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment, by a Third Party in respect of which indemnity may be sought hereunder (a “Third Party Claim”), and the indemnified party intends to seek indemnity hereunder, then the indemnified party shall promptly provide the indemnifying party with written notice of the Third Party Claim (provided that any delay in providing such notice shall not relieve the indemnifying party of any indemnification responsibility under this Section 11 except to the extent (and only to the extent) that the indemnifying party demonstrates that such delay materially and actually prejudices the indemnifying party. Any such notice shall, with respect to any such Third Party Claim, specify in reasonable detail, to the extent then known, the nature of the Losses suffered and the facts giving rise to the claim.

(b) The indemnifying party shall have 30 days after receipt of such notice (or sooner if the nature of the Third Party Claim so requires) to elect to control the defense, compromise or settlement of the Third Party Claim with its own counsel at the indemnifying party’s expense; provided that in order to invoke such control right, (i) the indemnified party must not be reasonably expected to be liable for Losses materially in excess of amounts reasonably expected to be received from the indemnifying party and (ii) such proceeding must involve only monetary damages and must not seek an injunction or equitable relief against the indemnified party; provided further, that no indemnifying party shall consent to the entry of any judgment or admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim, without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the applicable indemnified party unless (i) the terms of such settlement contain a complete and unconditional release of such indemnified party with respect to such Third Party Claim and (ii) such settlement is solely on monetary terms and does not result in any financial or other obligation of the indemnified party (other than standard provisions related to confidentiality and any immaterial or administrative terms).

(c) The indemnified party shall be entitled to participate in (but not control) the defense by the indemnifying party of any Third Party Claim with the indemnified party’s own counsel at its own expense; provided, however, that the indemnifying party shall pay such expenses if such indemnified party shall have been advised by its counsel that there may be one or more legal defenses available to the indemnified party which are not available to such indemnifying party, or if available to such indemnifying party the assertion of which would be adverse to or in conflict with the interests of the indemnified party.

(d) In the event that the indemnifying party does not undertake the defense, compromise or settlement of a Third Party Claim (or could not elect to do so because the claim relates to or arises in connection with any criminal or quasi-criminal matter or the claim seeks or is likely to seek an injunction or other equitable relief against the indemnified party) within the time frame specified in Section 11.6(b), the indemnified party shall have the right to control the defense or settlement of such Third Party Claim (but in so electing to control shall not have waived any rights to indemnification therefor hereunder) with counsel of its choosing at the expense of the indemnifying party. If the indemnified party assumes the defense of a Third Party Claim, the indemnified party shall not consent to the entry of any judgment, admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except if (x) the indemnified party is reasonably expected to be liable for Losses materially in excess of amounts reasonably expected to be received from the indemnifying party or (y) such settlement or compromise is in respect of a proceeding that seeks an injunction or equitable relief against the indemnified party. The indemnifying party shall be entitled (at the indemnifying party’s expense) to participate (but not control) in the defense of any Third Party Claim with its own counsel in the case that it has not elected to undertake the defense thereof pursuant to Section 11.6(b).

(e) In their defense, compromise or settlement of any Third Party Claim, the parties shall reasonably cooperate with each other. Such cooperation shall include the retention and the provision of reasonable access to the books, records and assets which evidence or support such Third Party Claim or the act, omission or occurrence giving rise to such Third Party Claim and the right, upon prior notice, to interview any employee, agent or other representative related thereto.

(f) With regard to Claims (including Third Party Claims) for which indemnification is payable hereunder, such indemnification will be paid by the indemnifying party within five Business Days following the earliest to occur of (as applicable): (i) the resolution of the amount of Losses in connection with a Claim hereunder by an indemnifying party and the applicable indemnified parties, (ii) the entry of a judgment against the indemnified party and the expiration of any applicable appeal period or, if earlier, 10 days prior to the date that the judgment creditor has the right to execute the judgment; (iii) the entry of a non-appealable judgment or final appellate decision against the indemnified party; (iv) with respect to a Third Party Claim, a settlement of the Third Party Claim; or (v) with respect to indemnities for any Liability for Taxes, a “determination” within the meaning of Section 1313(a) of the Code or an analogous provision of state, local or foreign Law.

11.7 Form of Payment. Subject to the limitations herein (including Section 11.4 hereof):

(a) If any Sponsor Indemnifying Party has any obligation to indemnify any GAHR III Indemnified Person for Losses, then GAHR III may, at its election and without any further action of any Sponsor Indemnifying Party, satisfy all or a portion of such Losses by (i) causing the transfer (back to GAHR III or GAHR III OP) or cancelation of OP Partnership Units (or securities of GAHR III issued upon redemption thereof under the Pre-Merger OP Operating Agreement or of GAHR IV upon redemption thereof under Post-Merger OP Operating Agreement, as applicable) having a value based on the then most recent net asset value per share of GAHR III (or of GAHR IV following the REIT Merger (or, if the common stock of GAHR III or GAHR IV, as applicable, is then listed on a national securities exchange, based on the average daily closing price per share thereof for the 30 trading days preceding the date of such transfer or cancelation) equal to such Losses, and/or (ii) offsetting such Losses against any Earnout Consideration then or later due to a Sponsor Indemnifying Party.

(b) If GAHR III and/or GAHR III OP has any obligation to indemnify any Sponsor, then GAHR III shall satisfy all of such Losses by a payment in cash.

11.8 Exclusive Remedy; Exception for Certain Obligations in Section 3.4(b). After the Closing (but subject to the following sentence), the rights and remedies set forth in this Section 11 shall be the sole and exclusive rights and remedies of the GAHR III Indemnified Persons and the Sponsor Indemnified Persons under or in connection with this Agreement, except that nothing in this Agreement will limit any right to injunctive or other equitable relief or for any claim arising out of or relating to the fraud or willful misconduct of any of them or for claims exclusively as between the Sponsors. Notwithstanding the foregoing sentence, this Section 11 shall not govern (but similarly shall not limit) the rights and remedies of (a) the GAHR III Indemnified Persons, AHI, the AHI Principals and Flaherty Trust for any breach by any of them under Section 3.4(b) hereof or (b) AHI, the AHI Principals and Flaherty Trust for claims exclusively as between or among them in connection with Section 3.4(b) hereof.

11.9 Tax Treatment of Payment. The parties hereto shall treat any payments that the GAHR III Indemnified Persons or the Sponsor Indemnified Persons receive pursuant to this Section 11 as an adjustment to the Total Consideration for U.S. federal income Tax purposes.

SECTION 12. MISCELLANEOUS PROVISIONS

12.1 Interpretation and Usage.

(a) In this Agreement, unless there is a clear contrary intention: (i) when a reference is made to an article, a section, an exhibit or a schedule, that reference is to an article, a section, an exhibit or a schedule of or to this Agreement; (ii) the singular includes the plural and vice versa; (iii) reference to any agreement, document or instrument means that agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (iv) reference to any Law means that Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that section or provision from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of that section or provision; (v) “hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this Agreement as a whole and not to any particular article, section or other provision of this Agreement; (vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (vii) references to agreements, documents or instruments will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; (viii) the terms “writing,” “written” and words of similar import will be deemed to include communications and documents in e-mail, fax or any other similar electronic or documentary form (except that notices given under this Agreement must comply with the requirements of Section 12.8); (ix) the terms “provided” or “made available” to GAHR III or GAHR III OP mean that the Sponsors physically delivered to DLA Piper LLP (US) (“DLA”), as counsel to the Special Committee, the relevant document or information or that they granted DLA access to the applicable document or information on the AHI’s Citrix ShareFile site established in connection with the transactions contemplated hereby (the “Data Room”), in each case at least one Business Day prior to the date hereof (unless a provision of this Agreement expressly specifies an earlier date, in which case such earlier date will apply); (x) the phrase “transactions contemplated hereby,” (A) when used in reference to GAHR III or GAHR III OP shall not include the entry into, or consummation of the transactions contemplated by, the Merger Agreement, but (B) when used in reference to the Sponsors or their Affiliates, shall include the entry into, and consummation of the transactions contemplated by, the Merger Agreement; (xi) the phrase “each Sponsor will cause its respective Sponsor Contributor Entities” means that AHI will cause the AHI Contributors, and Griffin Capital will cause the Griffin Contributor, to undertake the required action(s); and (xii) the phrase “successor in interest,” when used in reference to GAHR III herein or in any Ancillary Document, shall include GAHR IV.

(b) All accounting terms used in this Agreement will be interpreted and all accounting determinations will be made in accordance with GAAP consistently applied with past practice. The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience of the parties only and will not constitute a part hereof. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(c) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the benefit of only the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may not be intended as a statement of fact but may instead represent an allocation among the parties of the risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Third Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or any other date.

12.2 Amendment and Modification. Subject to applicable Law, this Agreement may be amended or modified from time to time with respect to any of the terms contained herein if such amendment or modification is set forth in a writing duly authorized and executed by GAHR III, GAHR III OP, Griffin Capital and the Sponsor Representative; provided, however, in the event of an amendment or modification of any portion of Section 3.4 (or any amendment or modification of the defined terms therein, including the definitions of “Applicable Earnout Percentage” and “Current Fee Participation Amount”), such amendment or modification need only be set forth in a writing duly authorized and executed by GAHR III, GAHR III OP and the Sponsor Representative (but not Griffin Capital). For the avoidance of doubt, the Sponsor Representative is not authorized to take any actions pursuant to this Section 12.2 on behalf of Griffin Capital.

12.3 Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may only be waived in a writing signed by each of GAHR III, GAHR III OP and the Sponsor Representative, but any waiver or failure to insist upon strict compliance with the obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent or waiver by or on behalf of a party, the consent or waiver must be given in writing in the same manner as for waivers of compliance.

12.4 Actions of GAHR III; Authority of the Sponsor Representative.

(a) All amendments, modifications, consents, waivers, elections and determinations of GAHR III or GAHR III OP under or with regard to this Agreement and the Ancillary Documents shall be made only with the prior approval of the Special Committee of GAHR III or its designees (or, if the Special Committee has determined to dissolve itself, a majority of the then Independent Directors).

(b) Subject to Section 12.2 hereof, GAHR III and GAHR III OP may conclusively rely (without further inquiry) on any amendments, modifications, consents, waivers, elections and determinations of the Sponsor Representative hereunder as an amendment, modification, consent, waiver, election or determination accepted by all of the Sponsors and the Additional Indemnitors. Without limiting the foregoing right of GAHR III and GAHR III OP to so conclusively rely, the Sponsors and the Additional Indemnitors represent and warrant to GAHR III and GAHR IV that pursuant to a separate agreement among the Sponsors and the Additional Indemnitors (the “Sponsor Representative Agreement”), each of the Sponsors and Additional Indemnitors has appointed the Sponsor Representative as its initial representative, agent and attorney-in-fact to act for the Sponsor Indemnifying Parties in connection with this Agreement and the Ancillary Documents by taking any and all actions and making any decisions or consents required or permitted to be taken or made by the Sponsors and the other Sponsor Indemnifying Parties under this Agreement and the Ancillary Documents (which actions, decisions and consents the Sponsor Representative may undertake, make and grant in its good faith sole discretion), except as otherwise set forth in this Agreement, the Sponsor Representative Agreement and the Ancillary Documents, including the exercise of the power to: (i) give and receive notices and communications to or from GAHR III and GAHR III OP relating to this Agreement or any of the transactions and other matters contemplated hereby; (ii) grant consents contemplated within, agree to amendments and modifications hereto (as set forth in Section 12.2 herein), and grant waivers under, this Agreement; (iii) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to (A) indemnification claims by any GAHR III Indemnified Person pursuant to Section 11 hereof or (B) any dispute between any GAHR III Indemnified Person and any Sponsor Indemnifying Party, in each case relating to this Agreement or any Ancillary Document; and (iv) take all actions necessary or appropriate in the good faith judgment of the Sponsor Representative for the accomplishment of the foregoing; provided, however, that the Sponsor Representative shall not make any determinations as to whether any indemnifiable Losses hereunder are attributable to the fraud or intentional or willful misrepresentation or misconduct of a Sponsor Indemnifying Party without the consent of that Sponsor Indemnifying Party. Any decisions made by the Sponsor Representative will be made in the same manner as to all of the Sponsors and the other Sponsor Indemnifying Parties, e.g., the Sponsor Representative may not compromise an indemnification claim with respect to one Sponsor Indemnifying Party without also similarly compromising such claim for all other Sponsor Indemnifying Parties.

(c) If the Sponsor Representative intends at any time to resign, then that Sponsor Representative shall provide written notice of such intent to GAHR III, and such resignation shall only be effective upon the earlier of (i) twenty (20) calendar days following delivery of such written notice and (ii) that Sponsor Representative’s certification to GAHR III that a successor Sponsor Representative has been duly appointed effective immediately. If the Sponsors and the Additional Indemnitors at any time intend to appoint a successor Sponsor Representative, they must notify GAHR III thereof and that proposed successor Sponsor Representative must be reasonably acceptable to GAHR III. If for any reason there is at any time no Sponsor Representative that has been duly appointed or approved, then all references herein to the Sponsor Representative shall be deemed to refer to AHI.

12.5 Expenses. Except as otherwise expressly stated in this Agreement, each of the parties will bear its own costs and expenses (including legal fees, accounting, investment banking and other fees, costs and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

12.6 No Third-Party Beneficiaries. Nothing in this Agreement will entitle any Person (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind; provided that, following the Closing, (i) the provisions of Section 8.11 will inure to the benefit of the directors and officers referred to therein, and (ii) the provisions of Section 11 will inure to the benefit of the Sponsor Indemnified Persons and the GAHR III Indemnified Persons. In addition, for the avoidance of doubt, none of the Sponsors or any of their Affiliates is a third-party beneficiary of the Merger Agreement, is entitled to enforce any of the provisions therein, is entitled to any consent rights over any amendments or waivers thereunder or is entitled to seek any claim, cause of action, remedy or right of any kind thereunder (whether in tort, contract or otherwise), it being understood that the sole remedies of the Sponsors and their Affiliates relating to the Merger Agreement are their ability to refuse to effect the Closing as permitted by Section 9.3(d) hereof and to terminate this Agreement pursuant to Section 10.1(b)(v) hereof.

12.7 No Circumvention. The parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause any Affiliate to take any actions (including the failure to take a reasonable action), such that the resulting effect is to undermine materially the effectiveness of any of the provisions of this Agreement.

12.8 Notices. All notices, requests, demands and other communications required or permitted hereunder must be made in writing and will be deemed to have been duly given and effective: (a) when delivered by hand to the address set forth below (with confirmation of receipt); (b) on the earlier of the third Business Day after certified mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; (c) on the date of transmission, if sent by email; or (d) on the date of requested delivery if sent by a recognized overnight courier:

If to the Sponsors, the Additional Indemnitors or to the Sponsor Representative, to each of:	American Healthcare Investors, LLC 18191 Von Karman Avenue, Suite 300 Irvine, CA 92612 Attention: Mathieu B. Streiff Email: mstreiff@ahinvestors.com

Griffin Capital Company, LLC 1520 East Grand Avenue Griffin Capital Plaza El Segundo, CA 90245 Attention: Kevin A. Shields Email: shields@griffincapital.com

Platform Healthcare Investor T-II, LLC c/o Colony Capital, Inc. 750 Park of Commerce Drive, Suite 210 Boca Raton, FL 33487 Attention: Ronald M. Sanders Email: clny-legal@clny.com

With a copy to each of:	Morrison & Foerster LLP 3500 Lenox Road, Suite 1500 Atlanta, GA 30326-1000 Attention: Heath D. Linsky Email: hlinsky@mofo.com

Mary P. Higgins General Counsel 790 Estate Drive, Suite 180 Deerfield, IL 60015 Email: mhiggins@griffincapital.com

Nelson Mullins Riley & Scarborough LLP
201 17th Street NW, Suite 1700
Atlanta, GA 30363
Attention: Erin Reeves McGinnis
Email: erin.reevesmcginnis@nelsonmullins.com

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Jay Bernstein; Jason Myers
Email: jay.bernstein@cliffordchance.com jason.myers@cliffordchance.com or to such other person or address as any of them may furnish to the other parties in writing in accordance with this Section 12.8.

If to GAHR III or	The Special Committee of the Board of Directors of
GAHR III OP, to:	Griffin-American Healthcare REIT III, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, CA 92612
	Attention:	Harold H. Greene, Chair
Cora Lo, Corporate Secretary
Email: hgreeneGAHRIII@ahinvestors.com
With a copy to:	Email: clo@ahinvestors.com

DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, NC 27612
	Attention:	Robert H. Bergdolt
Stephen Ballas
Email: robert.bergdolt@us.dlapiper.com stephen.ballas@us.dlapiper.com or to such other person or address as GAHR III or GAHR III OP may furnish to the other parties in writing in accordance with this Section 12.8.

12.9 Assignment. Subject to the following sentence, this Agreement and each party’s respective rights and obligations hereunder, including rights to the Earnout Consideration, may not be directly or indirectly assigned (including by economic participation) at any time without the prior written consent of GAHR III and the Sponsor Representative, and any assignment or purported assignment in violation of this Section 12.9 will be void and of no legal force or effect. Notwithstanding the foregoing, no such consent shall be required (i) in connection with the assignment by GAHR III and/or GAHR III OP of their rights and obligations under this Agreement to GAHR IV or its Subsidiaries or (ii) in connection with AHI’s granting economic participations in the Earnout Consideration to its Affiliates or NewCo employees prior to the Closing but only if such Affiliates or employees acknowledge that they have no rights or recourse as against GAHR III (or its successors or Subsidiaries, including NewCo following the Closing) in connection therewith.

12.10 Governing Law and Venue.

(a) This Agreement shall be governed by and construed in accordance with (i) the laws of the State of Maryland with respect to matters, issues and questions relating to the internal actions and affairs of GAHR III (including the powers, rights, duties and obligations of the directors, officers and stockholders) and (ii) the laws of the State of Delaware with respect to all other matters, issues and questions (in tort, contract or otherwise), without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Each party hereto stipulates that any dispute or disagreement between or among any of the parties hereto as to the interpretation of any provision of, or the performance of obligations under or relating to (whether arising in tort, contract or otherwise), this Agreement shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any federal court located within the State of Delaware), and each party hereto consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of its present or future domiciles, or by any other reason, for any such dispute or disagreement. The parties hereto acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries.

12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. At the request of any party, the parties will confirm a facsimile of pdf transmission by signing a duplicate original document.

12.12 Specific Performance. Each party acknowledges and agrees that the other parties would be irreparably damaged and would not have adequate remedies at law in the event that the covenants set forth in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that each party hereto will be entitled to an injunction to specifically enforce the terms of this Agreement, without obligation to post any bond, solely in the courts specified in Section 12.10 (Governing Law and Venue), in addition to any other remedy to which such party may be entitled hereunder, at law or in equity.

12.13 Entire Agreement. This Agreement (together with the Confidentiality Agreement), including the annexes, exhibits and schedules hereto, embodies the entire agreement and understanding among the parties and their Representatives in respect of the subject matter contained herein and supersedes all prior agreements and the understandings (oral or written) between the parties with respect to the subject matter of this Agreement. No discussions regarding, or exchange of drafts, comments, letters of intent or term sheets in connection with, the transactions contemplated herein will constitute an agreement among the parties hereto. Any agreement among the parties will exist only when the parties have fully executed and delivered this Agreement.

12.14 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

12.15 WAIVER OF JURY TRIAL. THE PARTIES WAIVE ANY RIGHT TO A JURY TRIAL OF ANY CONTROVERSY OR CLAIM (IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE MAKING, PERFORMANCE OR INTERPRETATION THEREOF, INCLUDING FRAUDULENT INDUCEMENT THEREOF.

(Signature Pages Follow.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GAHR III:

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.

By:	/s/ Hal Greene
Name: Harold H. Greene
Title: Chair of the Special Committee of the Board of Directors

GAHR III OP:

GRIFFIN-AMERICAN HEALTHCARE REIT III HOLDINGS, LP

By: Griffin-American Healthcare REIT III, Inc., its general partner

By:	/s/ Hal Greene
Name: Harold H. Greene
Title: Chair of the Special Committee of the Board of Directors

THE SPONSORS:

AMERICAN HEALTHCARE INVESTORS, LLC

By:	/s/ Mathieu B. Streiff
Name: Mathieu B. Streiff
Title: Managing Director

GRIFFIN CAPITAL COMPANY, LLC

By:	/s/ Kevin Shields
Name: Kevin Shields
Title: Chief Executive Officer

Solely for Sections 3.4(b) and 11 hereof:

FLAHERTY TRUST:

FLAHERTY TRUST, dated September 25, 1997, as amended

By:	/s/ James F. Flaherty III
Name: James F. Flaherty III
Title: Trustee

Solely for Sections 3.4(b) and 11 hereof:

THE AHI PRINCIPALS:

Jeffrey T. Hanson

/s/ Jeffrey T. Hanson
(Signature)

Danny Prosky

/s/ Danny Prosky
(Signature)

Mathieu B. Streiff

/s/ Mathieu B. Streiff
(Signature)

Solely for Section 11 hereof:

COLONY:

PLATFORM HEALTHCARE INVESTOR T-II, LLC

By:	/s/ Donna Hansen
Name: Donna Hansen
Title: Vice President

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